                                 SCHEDULE 14A
                                (RULE 14a-101)
                    INFORMATION REQUIRED IN PROXY STATEMENT
                           SCHEDULE 14A INFORMATION

  Proxy Statement Pursuant to Section 14(A) of the Securities Exchange Act of
                                     1934
                              (Amendment No.    )

Filed by the registrant [X]

Filed by a party other than the registrant [_]

Check the appropriate box:

                                       [_]Soliciting material pursuant
[X]Preliminary proxy statement            toRule 14a-11(c) or Rule 14a-12


[_]Definitive proxy statement          [_]Confidential, for use of the
                                          Commission only (as permitted by
                                          Rule 14a- 6(e)(2))

[_]Definitive additional materials

                       Integrated Circuit Systems, Inc.
-------------------------------------------------------------------------------
               (Name of Registrant as Specified in Its Charter)
-------------------------------------------------------------------------------
     (Name of Person Filing Proxy Statement, if other than the Registrant)

Payment of filing fee (check the appropriate box):

[_]No fee required.

[X]Fee computed on table below per Exchange Act Rule 14a-6(i)(1) and 0-11 ("Rule 0-11").

  (1) Title of each class of securities to which transaction applies:

    Common stock, no par value, of Integrated Circuit Systems, Inc.
    ------------------------------------------------------------------------

  (2) Aggregate number of securities to which transaction applies:

    11,883,100 shares of common stock and 2,052,367 options to purchase shares of common stock.
    ------------------------------------------------------------------------

  (3) Per unit price or other underlying value of transaction computed pursuant to Rule 0-11:

    $21.25 per share of common stock plus an aggregate of $12,500,532 in consideration of outstanding options.
    ------------------------------------------------------------------------

  (4) Proposed maximum aggregate value of transaction: $265,016,407
    ------------------------------------------------------------------------

  (5) Total fee paid: $53,003
    ------------------------------------------------------------------------

[_]Fee paid previously with preliminary materials.

-------------------------------------------------------------------------------

[_]Check box if any part of the fee is offset as provided by Exchange Act Rule
   0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

  (1) Amount Previously Paid:
    ------------------------------------------------------------------------

  (2) Form, Schedule or Registration No.:
    ------------------------------------------------------------------------

  (3) Filing Party:
    ------------------------------------------------------------------------

  (4) Date Filed:
    ------------------------------------------------------------------------

                   PRELIMINARY COPY, DATED FEBRUARY 16, 1999

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                        2435 Boulevard of The Generals
                        Norristown, Pennsylvania 19403
                                (610) 630-5300

   Dear Shareholder:

   You are cordially invited to attend the Special Meeting of the Shareholders
of Integrated Circuit Systems, Inc. to be held on    , 1999, beginning at
10:00 a.m. (local time), at the offices of the Company, 2435 Boulevard of the Generals, Norristown, Pennsylvania.

   At this important meeting, you will be asked to consider and vote upon a proposed merger between the Company and ICS Merger Corp., a corporation newly-formed by Bain Capital, Inc. and Bear, Stearns & Co. Inc. In the proposed merger, (i) the Company will be recapitalized and investment funds associated with Bain Capital and Bear, Stearns, together with certain members of the Company's management, will own substantially all of the outstanding common stock of the Company and (ii) the existing shareholders of the Company (other than certain members of management) will be entitled to receive $21.25 in cash for each share of their common stock.

   Consummation of the merger is subject to a number of conditions, including the Company obtaining the necessary financing under existing commitments to complete the merger. Accordingly, even if the shareholders approve the merger, there can be no assurance that the merger will be consummated.

   The merger agreement with ICS Merger Corp. has been unanimously approved by your Board of Directors, acting on the unanimous recommendation of an independent Special Committee of the Board of Directors. The Board of Directors and Special Committee received the opinion of their investment banker, Pennsylvania Merchant Group, dated January 19, 1999, to the effect that the consideration to be received by the Company's unaffiliated shareholders in the merger, as of such date, was fair to such shareholders from a financial point of view. The Board of Directors has concluded that the proposed merger is in the best interests of the Company's shareholders and, therefore, THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT YOU VOTE TO APPROVE AND ADOPT THE MERGER AGREEMENT.

   The attached Notice of Special Meeting and Proxy Statement explain the proposed merger and provide specific information concerning the Special Meeting. Please read these materials carefully.

   Whether or not you plan to attend the Special Meeting, we urge you to complete, sign and promptly return the enclosed proxy card to assure that your shares will be voted at the meeting. This will not prevent you from voting your shares in person if you subsequently choose to attend. As soon as practicable after the effectiveness of the merger, you will receive instructions for surrendering your share certificates in exchange for $21.25 in cash and a letter of transmittal to be used for this purpose. You should not submit your share certificates for exchange until you have received such instructions and the letter of transmittal.

   The merger is an important step for the Company and its shareholders. THE MERGER CANNOT BE COMPLETED UNLESS THE COMPANY'S SHAREHOLDERS APPROVE AND ADOPT THE MERGER AGREEMENT.

   On behalf of the Board of Directors, I thank you for your support and urge you to vote IN FAVOR OF the merger.

                                                      Very truly yours,

                                                      /s/ Rudolf S. Gassner
                                                      Rudolf S. Gassner
                                                      Chairman of the Board

                   PRELIMINARY COPY, DATED FEBRUARY 16, 1999

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                        2435 Boulevard of The Generals
                        Norristown, Pennsylvania 19403
                                (610) 630-5300
                               ----------------

                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS

                            TO BE HELD       , 1999
                               ----------------

   To the Shareholders of
    Integrated Circuit Systems, Inc.:

   NOTICE IS HEREBY GIVEN that a Special Meeting of Shareholders of Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company") will be held at the offices of the Company, 2435 Boulevard of the Generals, Norristown,
Pennsylvania, on       , 1999 at 10:00 a.m., local time, for the following
purposes:

  1. To consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated January 20, 1999, as amended, between the Company and ICS Merger Corp. ("Merger Corp."), a corporation newly-formed by Bain Capital, Inc., and Bear, Stearns & Co. Inc., pursuant to which (i) Merger Corp. will be merged into the Company and (ii) each share of common stock of the Company (other than certain shares held by members of management and shares held by shareholders who perfect their appraisal rights) will be converted automatically into the right to receive $21.25 per share in cash; and

  2. To transact such other business as may properly come before the Special Meeting or any adjournments or postponements thereof and any matters incident to the conduct of the Special Meeting.

   Holders of shares of the Company's common stock have the right to dissent from the merger and to demand appraisal of, and payment for, their shares of common stock by following the procedures set forth in Subchapter D of Chapter 15 of the Business Corporation Law of Pennsylvania, a copy of which is attached hereto as Appendix C and summarized under "Appraisal Rights of Dissenting Shareholders" in the accompanying Proxy Statement.

   The Board of Directors has fixed the close of business on       , 1999 as
the record date for the determination of shareholders entitled to receive notice of, and vote at, the Special Meeting and any adjournment or postponement thereof.

   A form of proxy and a Proxy Statement containing more detailed information with respect to the matters to be considered at the Special Meeting accompany and form a part of this notice.

   All shareholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU EXPECT TO ATTEND IN PERSON, PLEASE PROMPTLY SIGN, DATE AND MAIL THE ENCLOSED PROXY IN THE RETURN ENVELOPE. If you decide to attend the meeting and wish to vote in person, you may revoke your proxy by written notice to the Secretary of the Company at that time.

                                       By order of the Board of Directors,

                                       /s/ Hock E. Tan
                                       Hock E. Tan
                                       Secretary

                   PRELIMINARY COPY, DATED FEBRUARY 16, 1999

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                        2435 Boulevard of The Generals
                        Norristown, Pennsylvania 19403
                                (610) 630-5300
                               ----------------

                                PROXY STATEMENT
                                      FOR
                        SPECIAL MEETING OF SHAREHOLDERS

                             TO BE HELD    , 1999
                               ----------------

   This Proxy Statement is furnished to shareholders of Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), in connection with the solicitation of proxies by the Board of Directors of the Company for use
at the Special Meeting of Shareholders to be held on       , 1999, and at any
and all adjournments or postponements thereof. Proxies in the form enclosed will be voted at the Special Meeting, if properly executed, returned to the Company prior to the meeting and not revoked. This Proxy Statement and the enclosed proxy card are first being mailed to shareholders of the Company on
or about       , 1999.

   At the Special Meeting, holders of the Company's common stock will be asked to consider and vote upon a proposal to approve and adopt an Agreement and Plan of Merger, dated January 20, 1999, as amended by Amendment No. 1 to the Agreement and Plan of Merger, dated February 16, 1999 (as the same may be further amended, the "Merger Agreement"), between the Company and ICS Merger Corp. ("Merger Corp."), a corporation newly-formed by Bain Capital, Inc. ("Bain Capital") and Bear, Stearns & Co. Inc. ("Bear Stearns") pursuant to which (i) Merger Corp. will be merged into the Company (the "Merger") and (ii) each share of common stock of the Company (other than certain shares held by certain members of the Company's management (the "Management Group") and shares held by shareholders who perfect their appraisal rights) will be converted automatically into the right to receive $21.25 per share in cash. A copy of the Merger Agreement is attached as Appendix A to this Proxy Statement.

   The consummation of the Merger is subject to a number of conditions, including the Company obtaining the necessary financing under existing commitments to complete the Merger. Accordingly, even if shareholders approve and adopt the Merger Agreement, there can be no assurance that the Merger will be consummated.

   The accompanying proxy, unless the shareholder otherwise specifies in the proxy, will be voted (i) for adoption and approval of the Merger Agreement and
(ii) at the discretion of the proxy holders on any other matter that may properly come before the meeting or any adjournment or postponement thereof. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. If any other matter or business is brought before the Special Meeting, the proxy holders may vote the proxies in their discretion. The directors do not know of any such other matter or business.

   NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATION OTHER THAN THOSE CONTAINED IN THIS PROXY STATEMENT, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED. THIS PROXY STATEMENT DOES NOT CONSTITUTE A SOLICITATION OF A PROXY IN ANY JURISDICTION FROM ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH PROXY SOLICITATION IN SUCH JURISDICTION. THE DELIVERY OF THIS PROXY STATEMENT SHALL NOT, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO ITS DATE.

                FORWARD-LOOKING STATEMENTS MAY PROVE INACCURATE

   This Proxy Statement (including information incorporated herein by reference) contains forward-looking statements that are subject to risks and uncertainties. Such forward-looking statements may be identified by, among other things, the use of forward-looking terminology such as "believes," "expects," "forecasts," "estimates," "plans," "continues," "may," "will," "should," "anticipates" or "intends," or the negative thereof or other variations thereon or comparable terminology, or by discussions of strategy or intentions. These forward-looking statements, such as statements regarding anticipated future new product introductions, revenues, operating income, capital expenditures, acquisitions, management and production activities, and other statements regarding matters that are not historical facts, involve predictions. The Company's actual results, performance or achievements could differ materially from the results expressed in, or implied by, these forward-looking statements. Potential risks and uncertainties that could affect the Company's results, performance or achievements include, but are not limited to, the Company's dependence on the continuous introduction of new products based on the latest technology, the intensely competitive semiconductor and personal computer component industries, the importance of frequency timing generator products to the Company's total revenue, the Company's dependence on the personal computer industry and third party suppliers and assemblers of silicon wafers, risks associated with international business activities, acquisitions and integration of acquired companies or product lines, the Company's dependence on proprietary information and technology and on key personnel, fluctuating quarterly results, product liability exposure, the potential unavailability of insurance and general economic conditions, including economic conditions related to the semiconductor and personal computer industries. Given these risks and uncertainties, shareholders are cautioned not to place undue reliance on any such forward-looking statements. Furthermore, the Company disclaims any obligation or intent to update any such factors or forward-looking statements to reflect future events or developments. For a more complete discussion of risks and uncertainties faced by the Company, refer to the Company's Annual Report on Form 10-K for the fiscal year ended June 27, 1998 under the caption "Business--Risk Factors."

   All future written and oral forward-looking statements by the Company or persons acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to above. Except for their ongoing obligations to disclose material information as required by the federal securities laws, the Company has no obligation or intention to release publicly any revisions to any forward-looking statements to reflect events or circumstances in the future or to reflect the occurrence of unanticipated events.

   THIS TRANSACTION HAS NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION (THE "COMMISSION") NOR HAS THE COMMISSION PASSED UPON THE FAIRNESS OR MERITS OF SUCH TRANSACTION NOR UPON THE ACCURACY OR ADEQUACY OF THE INFORMATION CONTAINED IN THIS DOCUMENT. ANY REPRESENTATION TO THE CONTRARY IS UNLAWFUL.

               The date of this Proxy Statement is       , 1999.

                               TABLE OF CONTENTS

                                                                           Page
                                                                           ----
QUESTIONS AND ANSWERS ABOUT THE MERGER....................................   1
SUMMARY OF PROXY STATEMENT................................................   3
 Parties to the Merger....................................................   3
 The Special Meeting......................................................   3
 The Merger...............................................................   4
 Recommendation of the Special Committee and the Company's Board of
  Directors...............................................................   5
 Opinion of Financial Advisor.............................................   5
 Conflicts of Interest....................................................   6
 Federal Income Tax Consequences..........................................   6
 Accounting Treatment.....................................................   7
 Rights of Dissenting Shareholders........................................   7
 Financing of the Merger..................................................   7
 The Merger Agreement.....................................................   7
 Market Prices for Common Stock and Dividends.............................  10
 Recent Developments......................................................  10
 Summary Financial Information............................................  12
 Certain Projections of Future Operating Results..........................  13
SPECIAL FACTORS...........................................................  14
 Background of the Merger.................................................  14
 Recommendations of the Special Committee and the Board of Directors......  17
 Reasons of the Company for the Merger; Fairness of the Merger............  17
 Equity Investors' Reasons for the Merger.................................  19
 Opinion of Financial Advisor.............................................  20
 Conflicts of Interest....................................................  24
 Recent Developments......................................................  26
THE SPECIAL MEETING.......................................................  28
 General..................................................................  28
 Record Date; Quorum......................................................  28
 Vote Required............................................................  28
 Proxies..................................................................  28
 Solicitation of Proxies..................................................  29
 Other Matters to be Considered...........................................  29
THE MERGER................................................................  30
 Effective Time and Consequences of the Merger............................  30
 Financing................................................................  30
 Federal Income Tax Consequences..........................................  32
 Accounting Treatment.....................................................  32
 Rights of Dissenting Shareholders........................................  33
 Delisting and Deregistration of Common Stock.............................  33
 Certain Regulatory Matters...............................................  33
THE MERGER AGREEMENT......................................................  34
 Overview.................................................................  34
 Exchange of Certificates Representing the Common Stock...................  34
 Treatment of Outstanding Options.........................................  35
 Representations and Warranties...........................................  35
 Conduct of Business Pending the Merger...................................  35
 No Solicitation..........................................................  36
 Indemnification..........................................................  36

                                                                           Page
                                                                           ----
 Directors' and Officers' Insurance.......................................  36
 Conditions to the Merger.................................................  37
 Termination of Merger Agreement..........................................  37
 Amendment of the Merger Agreement; Waiver of Conditions..................  38
 Fees and Expenses........................................................  38

APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS...............................  39
CERTAIN INFORMATION CONCERNING MERGER CORP. AND ITS AFFILIATES............  40
BENEFICIAL OWNERSHIP OF COMMON STOCK......................................  43
SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING.............................  44
INDEPENDENT PUBLIC ACCOUNTANTS............................................  44
DOCUMENTS INCORPORATED BY REFERENCE.......................................  44
AVAILABLE INFORMATION.....................................................  45
APPENDIX A--Agreement and Plan of Merger.................................. A-1
APPENDIX B--Opinion of Pennsylvania Merchant Group........................ B-1
APPENDIX C--Dissenters Rights Provisions of the Pennsylvania Business
 Corporation Law Subchapter D -Dissenters Rights Section 1571 et seq.,
 Section 1906 and Section 1930............................................ C-1

                     QUESTIONS AND ANSWERS ABOUT THE MERGER
Q: With whom is the Company merging?

A: ICS Merger Corp., a corporation newly-formed by Bain Capital, Inc. and Bear,
   Stearns & Co. Inc., will merge into the Company. In the proposed Merger, the Company will be recapitalized and investment funds associated with Bain Capital and Bear Stearns, together with certain members of the Company's management, will own substantially all of the outstanding common stock of the Company.

Q: What will I receive in the Merger?

A: Shareholders of the Company (other than certain members of the Company's management and shareholders who perfect their appraisal rights) will be entitled to receive $21.25 in cash, without interest, for each share of their common stock of the Company.

Q: Why is the Board of Directors recommending that I vote to approve and adopt the Merger Agreement?

A: In the opinion of the Special Committee and the Board of Directors, the terms and provisions of the Merger Agreement and the Merger are fair to and in the best interests of the Company and its shareholders. To review the background of and reasons for the Merger, see pages 14 to 19.

Q: How many votes are required to approve and adopt the Merger Agreement?

A: A majority of the votes cast by all holders of outstanding shares of common stock of the Company as of the record date is required to approve and adopt the Merger Agreement and the transactions contemplated thereby, including the Merger.

Q: If I am a shareholder, what do I need to do now?

A: After you read and consider carefully the information contained in this Proxy Statement, please fill out, sign and date your proxy card and mail your signed proxy card in the enclosed return envelope as soon as possible so that your shares may be represented at the Special Meeting.

Q: What rights do I have if I oppose the Merger?

A: Shareholders who oppose the Merger may dissent from the Merger and seek to receive the fair value of their shares but only if they comply with the procedures of Pennsylvania law explained on page 39.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: Your broker will vote your shares only if you provide instructions on how to vote. You should fill out, sign, date and return the proxy card and otherwise follow the directions provided by your broker regarding how to instruct your broker to vote your shares.

Q: Can I change my vote or revoke my proxy after I have mailed my signed proxy card?

A: You can change your vote at any time before your proxy is voted at the Special Meeting. You can do this in one of three ways. First, you can send a written notice stating that you would like to revoke your proxy. Second, you can complete and submit a new proxy card. If you choose either of these methods, you must timely submit your notice of revocation or your new proxy card to the Company. Third, you can attend the Special Meeting and vote in person. Simply attending a meeting, however, will not revoke your proxy. If you have instructed a broker to vote your shares, you must follow directions received from your broker to change your vote.

Q: Should I send in my share certificates now?

A: No. Shortly after the Merger, you will receive a letter of transmittal with instructions informing you how to send in your stock certificates to the Company's paying agent.

Q: When do you expect the Merger to be completed?

A: We are working towards completing the Merger as soon as possible. For the
   Merger to occur, it must be approved by the Company's shareholders. If the shareholders approve the Merger, we expect to complete the Merger on or
   about       , 1999.

Q: What are the tax considerations of the Merger?

A: The receipt of cash by a shareholder in exchange for the Company's common stock in the Merger or the exercise of dissenters rights will, in each case, constitute a taxable transaction for federal income tax purposes and may also be a taxable transaction under state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $21.25 per share and such shareholder's adjusted tax basis in the shares exchanged. To review the tax considerations of the Merger in greater detail, see page 32.

                    Who Can Help Answer My Other Questions?

 If you have more questions about the Merger, you should contact the Company's solicitation agent:

                           Innisfree M&A Incorporated

                           Toll Free--1-888-750-5834
                               501 Madison Avenue
                                   20th Floor
                               New York, NY 10022

                           SUMMARY OF PROXY STATEMENT

   This summary highlights selected information from this Proxy Statement and may not contain all of the information that is important to you. To understand the Merger fully, you should read carefully this entire Proxy Statement (including the information incorporated herein by reference) and the appendices. All references to a "fiscal" year of the Company refer to the Company's fiscal year ending on the Saturday closest to June 30 of such year.

Parties to the Merger

   The Company. The Company is an industry leader in the design, development and marketing of mixed signal (analog and digital) integrated circuits ("ICs") called frequency timing generators ("FTGs"). FTGs provide the various timing signals or "clocks" necessary to synchronize high performance electronic equipment. Initially, the Company's FTGs were utilized in video graphic applications in personal computers, but uses have since expanded to include motherboards and PC peripheral devices such as hard drives, audio cards and laser printers as well as other non-PC applications. The Company also sells customized mixed-signal ICs to meet the specific requirements of customer applications when off-the-shelf solutions are technically inadequate. These customized ICs are typically sold pursuant to development and product contracts which generally provide for partial reimbursement of research costs and a minimum purchase commitment by the customer. The Company also markets transceiver chipsets for data communications applications.

   The Company's principal executive offices are located at 2435 Boulevard of the Generals, Norristown, Pennsylvania, 19403, and its telephone number is
(610) 630-5300.

   ICS Merger Corp. Merger Corp. is a corporation newly-formed by Bain Capital and Bear Stearns for the sole purpose of effecting the Merger. Merger Corp.'s principal executive offices are located at Two Copley Place, Boston, Massachusetts 02116, and its telephone number is c/o Bain Capital, Inc., (617) 572-3000.

   Bain Capital. Bain Capital is one of the most experienced and successful private equity investors in the United States. Since its founding in 1984, Bain Capital has invested in more than 120 companies and currently manages more than $4 billion of capital. Bain Capital's investment strategy is to acquire businesses in partnership with exceptional management teams and improve the long-term value of those businesses. Bain Capital's principal executive offices are located at Two Copley Place, Boston, Massachusetts 02116, and its telephone number is (617) 572-3000.

   Bear Stearns Merchant Banking. Bear Stearns Merchant Banking was formed in April 1997 to capitalize on the extensive global franchise of Bear Stearns by investing in private equity transactions. Bear Stearns Merchant Banking has committed approximately $135 million of equity in eleven separate transactions, with individual commitments of up to $60 million. Bear Stearns Merchant Banking is a division of Bear Stearns and its principal executive offices are located at 245 Park Avenue, New York, New York 10167, and its telephone number is (212) 272-2000.

   For additional information on the directors and executive officers of Merger Corp., Bain Capital and Bear Stearns, see "Certain Information Concerning Merger Corp. and its Affiliates."

The Special Meeting

   Place and Purpose. The Special Meeting of the shareholders of the Company will be held at the offices of the Company, 2435 Boulevard of the Generals,
Norristown, Pennsylvania, on       , 1999 at

10:00 A.M., local time. At the Special Meeting, the Company's shareholders will be asked to consider and vote upon the approval and adoption of the Merger Agreement attached hereto as Appendix A.

   Record Date; Quorum. Only shareholders of record of the Company at the close
of business on       , 1999 (the "Record Date") will be entitled to notice of,
and to vote at, the Special Meeting. On the Record Date, there were [12,166,450] shares of the Company's common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting. In the event that there are insufficient votes to approve and adopt the Merger Agreement, the Company expects that the Special Meeting will be postponed or adjourned in order to permit further solicitation of proxies by the Company. If the Special Meeting is adjourned for one or more periods aggregating at least 15 days because of the absence of a quorum, then those shareholders entitled to vote who are present at the adjourned Special Meeting in person or by proxy shall nevertheless constitute a quorum for the purpose of acting upon a proposal to approve and adopt the Merger Agreement. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting.

   Vote Required. The affirmative vote of a majority of the votes cast at the Special Meeting by all holders of record as of the Record Date is necessary to approve and adopt the Merger Agreement. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Abstentions and broker non-votes will not count for or against the Merger at the Special Meeting.

   The Merger Agreement provides that certain shares held by members of the Management Group will be converted into shares of the surviving corporation in the Merger while all other outstanding shares will be converted into the right to receive $21.25 in cash, without interest. Under Section 1906 of the Business Corporation Law of Pennsylvania ("PBCL"), such disparate treatment is permitted if approved by a majority of votes cast by all shareholders entitled to vote on the Merger Agreement. Approval by shareholders of the Merger Agreement will also constitute approval of such treatment.

   Security Ownership of Management. As of the Record Date, directors and executive officers of the Company owned an aggregate of [421,282] shares of common stock (approximately 3.0% of the outstanding common stock). The directors and executive officers of the Company have indicated that they intend to vote their shares of common stock in favor of the approval and adoption of the Merger Agreement. See "Beneficial Ownership of Common Stock."

The Merger

   Effective Time of the Merger. It is currently contemplated that the Merger will be consummated as soon as practicable after the Special Meeting and satisfaction of all closing conditions under the Merger Agreement (including receipt of financing under existing commitments). The Merger will be effective upon the filing of Articles of Merger with the Department of State of the Commonwealth of Pennsylvania (the "Effective Time").

   Consequences of the Merger. Pursuant to the Merger, Merger Corp. will be merged into the Company, and the Company will be the surviving corporation (the "Surviving Corporation"). Upon completion of the Merger, each share of the Company's common stock (except for certain shares held by members of the Management Group and shares held by shareholders who perfect their appraisal rights) will be converted into the right to receive $21.25 in cash, without interest (the "Merger Consideration"). Certain of the shares of the Company's common stock held by members of the Management Group will be converted into shares of the

Surviving Corporation in the Merger (the "Converted Shares"). Shares of the Company's common stock held by shareholders who perfect their appraisal rights under the PBCL ("Dissenting Shares" and, together with the Converted Shares, the "Unconverted Shares") will not be converted into Merger Consideration upon completion of the Merger.

   As a result of the Merger, the entire equity interest in the Company will be owned by investment funds associated with Bain Capital and Bear Stearns (the "Equity Investors"), the Management Group and certain other investors (collectively, the "Investors"). The shareholders of the Company (other than members of the Management Group) will no longer have any interest in, and will not be shareholders of the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $21.25 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, the Investors will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Company's common stock under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), will be terminated. After such registration is terminated, the Company will no longer be required to file periodic reports with the Commission.

Recommendation of the Special Committee and the Company's Board of Directors

   Because of the potential conflicts of interests of one member of the Board of Directors of the Company who is a member of the Management Group, the Board established a special committee (the "Special Committee") to act on behalf of the unaffiliated shareholders of the Company for the purpose of negotiating the price and other terms of the transactions with the Equity Investors and evaluating the fairness of the Merger, the Merger Agreement and the transactions contemplated thereby. The Special Committee is composed solely of directors unaffiliated with any members of the Management Group.

   The Special Committee and the Company's Board of Directors have each determined that the terms of the Merger Agreement, which were established through arm's-length negotiations with the Equity Investors, and the transactions contemplated thereby, including the Merger, are fair to, and in the best interests of, the Company and its shareholders. ACCORDINGLY, THE SPECIAL COMMITTEE AND THE COMPANY'S BOARD OF DIRECTORS HAVE UNANIMOUSLY APPROVED THE MERGER AGREEMENT AND UNANIMOUSLY RECOMMEND THAT THE COMPANY'S SHAREHOLDERS VOTE FOR APPROVAL AND ADOPTION OF THE MERGER AGREEMENT.

Opinion of Financial Advisor

   Pennsylvania Merchant Group ("PMG") has delivered its written opinion to the Special Committee and the Company's Board of Directors that, as of January 19, 1999 and [approximate mailing date of the definitive Proxy Statement], 1999, the Merger Consideration was fair, from a financial point of view, to the Company's unaffiliated shareholders. PMG will be paid a fee upon consummation of the Merger. See "Special Factors--Opinion of Financial Advisor."

   PMG is a full service securities brokerage and investment banking firm. PMG is a registered broker-dealer and investment advisor with the Commission and a member firm of the NASD Regulations, Inc. PMG's principal office is located in the Philadelphia area.

   A copy of PMG's most recent opinion, setting forth the assumptions made, procedures followed, matters considered, limitations on and scope of the review by PMG, is attached as Appendix B to this Proxy Statement. The Company's shareholders are encouraged to read such opinion in its entirety. See "Special Factors--Opinion of Financial Advisor."

Conflicts of Interest

   In considering the recommendations of the Special Committee and the Company's Board of Directors, the Company's shareholders should be aware that certain members of the Management Group and of the Company's Board of Directors have interests in the Merger that are in addition to the interests of the Company shareholders generally and which may create potential conflicts of interest. See "Special Factors--Conflicts of Interest."

   Equity Investment. Pursuant to the Merger Agreement, certain shares of common stock of the Company held by members of the Management Group will be converted into shares of common stock of the Surviving Corporation. In addition, certain of the existing stock options held by members of the Management Group will be converted into options to purchase shares of common stock of the Surviving Corporation in such a manner as to preserve the equity value of such options (i.e., the difference between $21.25 and the exercise prices of such options) (the "Converted Options") and certain members of the Management Group will be granted additional options with an exercise price equal to or greater than fair market value at the Effective Time to purchase shares of the Surviving Corporation's common stock (the "New Options"). The Management Group is expected to consist of approximately 13 members of management of the Company, including Henry I. Boreen, Vice Chairman of the Board, Mr. Hock E. Tan, Chief Operating Officer and Chief Financial Officer and Lewis C. Eggebrecht, Vice President and Chief Scientist. It is currently expected that the Management Group will invest an aggregate of approximately $10.0 million in the Surviving Corporation, consisting primarily of the fair value of the Converted Shares and the Converted Options.

   Following the Merger, it is expected that the Management Group will own, in the aggregate, Converted Shares representing approximately 9.5% of the Surviving Corporation's outstanding common stock on a fully-diluted basis, Converted Options representing approximately 7.4% of the Surviving Corporation's common stock on a fully-diluted basis and New Options representing approximately 7.3% of the Surviving Corporation's common stock on a fully-diluted basis. The opportunity to obtain an equity interest in the Surviving Corporation may have presented the members of the Management Group with actual or potential conflicts of interest in connection with the Merger.

   Employment and Consulting Agreements. In connection with the Merger, Mr. Hock E. Tan is expected to enter into a three-year employment contract with the Surviving Corporation pursuant to which he will serve as Chief Executive Officer of the Surviving Corporation and Mr. Henry I. Boreen is expected to enter into a three-year consulting contract with the Surviving Corporation. The terms of these agreements are not yet finalized.

   Treatment of Stock Options. Certain directors and executive officers of the Company hold options to purchase the Company's common stock. Under the terms of the Merger Agreement, each holder of outstanding options (other than the Converted Options), whether or not such options are exercisable, will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $21.25 and exercise price of such option and (ii) the number of shares of the Company's common stock subject to such options. The directors and executive officers of the Company who own options will receive this option consideration as a result of the Merger for all of their options other than the Converted Options.

   Indemnification. The Merger Agreement also provides for certain indemnification and insurance arrangements for the officers and directors of the Company. See "The Merger Agreement--Indemnification."

   Stock Ownership. An affiliate of Bain Capital owns 74,600 shares of common stock of the Company, which was purchased by such affiliate for investment purposes at a weighted average price per share equal to $12.74. These shares will be converted into the Merger Consideration upon completion of the Merger.

Federal Income Tax Consequences

   The receipt of cash by a shareholder in exchange for his or her shares of the Company's common stock pursuant to the Merger or the exercise of dissenters rights will, in each case, constitute a taxable transaction to such shareholder for federal income tax purposes and may also be a taxable transaction under applicable state, local and foreign tax laws. In general, a shareholder will recognize gain or loss equal to the difference between $21.25 per share and such shareholder's adjusted tax basis in the shares exchanged.

   All shareholders should read carefully the discussion in "The Merger-- Federal Income Tax Consequences" and other sections of this Proxy Statement. They are urged to consult their own tax advisors as to the specific consequences to them of the Merger under federal, state, local and any other applicable tax laws.

Accounting Treatment

   The Company expects that the Merger will be accounted for as a recapitalization for accounting purposes because it will not constitute a change of control under generally accepted accounting principles. Under the recapitalization method of accounting, the historical cost basis of the Company's assets and liabilities will be carried forward to the Surviving Corporation with the aggregate cost of repurchasing the common stock accounted for as a charge to shareholders' equity. The cost of repurchasing and canceling the outstanding options will be accounted for as compensation expense by the Surviving Corporation.

Rights of Dissenting Shareholders

   Pursuant to the Merger Agreement and the PBCL, a shareholder of record of the Company will have dissenters rights in connection with the Merger under Sections 1571 through 1580 of Subchapter 15D Section 1906 and Section 1930 of the PBCL and may object to the Merger Agreement and demand in writing that the Company pay the fair value of their common stock. Sections 1571 through 1580 of Subchapter 15D, Section 1906 and Section 1930 of the PBCL are included in this Proxy Statement as Appendix C.

   If any holders of common stock properly exercise dissenters rights of appraisal in connection with the Merger under Subchapter 15D of the PBCL, any shares held by such holders will not be converted into the right to receive $21.25 per share, but instead will be converted into the right to receive the "fair value" of such shares pursuant to Subchapter D of Chapter 15 of the PBCL. See "Appraisal Rights of Dissenting Shareholders."

Financing of the Merger

   The total amount of funds necessary to fund the Merger and related transactions is expected to be approximately [$293.4] million. These funds are expected to come from the following sources: (i) an equity investment made by the Equity Investors and certain other investors of approximately $40.0 million, (ii) an equity investment on the part of the Management Group of approximately $10.0 million, consisting primarily of the Converted Shares (valued at $21.25 per share) and the Converted Options (valued at the equity value of such options), (iii) cash of the Company on-hand at the Effective Time of approximately $60.0 million and (iv) borrowings by the Company totaling approximately $183.4 million under a senior secured credit facility and a mezzanine loan facility.

   The Equity Investors have received a financing commitment letter from Credit Suisse First Boston ("CSFB") to provide the senior secured credit facility and a financing commitment letter from CSFB and The Bear Stearns Companies Inc. to provide the mezzanine loan facility. See "The Merger--Financing."

The Merger Agreement

   Conditions of the Merger. Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived. The most significant conditions to consummating the Merger include:

  . obtaining the affirmative vote of a majority of votes cast by holders of the Company's common stock;

  .  obtaining all required consents and approvals;

  . the Company receiving the debt financing contemplated by the financing commitment letter that has been delivered to the Company's Board of Directors or from other financing sources that are reasonably satisfactory to Bain Capital and Bear Stearns;

  . the representations and warranties of the parties being true and correct in all material respects as of the Effective Time of the Merger except for certain changes that are specifically permitted; and

  . the absence of any pending legal action by any governmental entity, or by any person other than a governmental entity which has a reasonable likelihood of success, seeking to restrain or prohibit the completion of the Merger.

   Even if the shareholders approve and adopt the Merger Agreement, there can be no assurance that the Merger will be consummated. See "The Merger Agreement--Conditions to the Merger."

   No Solicitation. The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly

  . initiate, solicit, or encourage or take any other action to facilitate any inquiry or proposal that constitutes, or could reasonably be expected to lead to, any Acquisition Proposal (as defined below) or

  . enter into, maintain or continue negotiations with any person to obtain an Acquisition Proposal or agree to or endorse any Acquisition Proposal.

   Neither of these restrictions apply to persons to whom the Company provided, within three months of the date of the Merger Agreement, non-public written information in order to facilitate an Acquisition Proposal. The Company has agreed to notify Merger Corp. of the relevant details relating to any Acquisition Proposal inquiries and proposals that it receives and to provide Merger Corp. with a reasonable opportunity to increase the Merger Consideration in response to such Acquisition Proposal.

   The Board of Directors of the Company, however, is not prohibited from responding to any unsolicited written, bona fide Acquisition Proposal if

  . the Board of Directors, after consultation with PMG, determines in good faith that such Acquisition Proposal is more favorable to the Company and its shareholders from a financial point of view than the Merger (including any adjustment proposed by Merger Corp. in response to such Acquisition Proposal) and

  . the Board of Directors, after consultation with its independent legal counsel, determines in good faith that such action is necessary for the Board of Directors to comply with its fiduciary duties to shareholders under applicable law (an Acquisition Proposal satisfying such criteria is called a "Higher Offer").

   Prior to accepting any Higher Offer, the Company must notify Merger Corp. that it is taking such action and receive from such person or entity an executed confidentiality agreement in reasonably customary form.

   The Merger Agreement defines the term "Acquisition Proposal" as any proposal that constitutes or may reasonably be expected to lead to: an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any material portion of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its subsidiaries. See "The Merger Agreement--No Solicitation."

   Termination. The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after approval by the Company's shareholders, by:

  .  the mutual written consent of Merger Corp. and the Company;

  . either Merger Corp. or the Company if the Merger has not been consummated by June 30, 1999, unless the terminating party has materially breached the Merger Agreement;

  . either Merger Corp. or the Company if the consummation of the Merger would violate any nonappealable final order of court or other competent authority;

  . Merger Corp. if the Company's Board of Directors (a) fails to recommend to the shareholders of the Company that they approve the Merger Agreement and the Merger, (b) withdraws or modifies its approval or recommendation of the Merger Agreement or Merger, (c) approves or recommends an Acquisition Proposal, (d) resolves to effect any of the foregoing or (e) otherwise takes steps to materially impede approval of the Merger Agreement and Merger by the shareholders;

  . the Company or Merger Corp. if the shareholders of the Company have not duly approved the Merger and the Merger Agreement; or

  . the Company if any person has made a bona fide proposal relating to an Acquisition Proposal or has commenced a tender or exchange offer for the common stock, and the Board of Directors or the Special Committee to the Board of Directors determines in good faith after consultation with its financial advisors, that such transaction constitutes a Higher Offer and after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of the Board's fiduciary duties to the Company's shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders). See "The Merger Agreement--Termination of Merger Agreement."

   Termination Fee and Expenses. If the Merger Agreement is terminated for any reason other than the following, then the Company will reimburse Merger Corp. for its out-of-pocket expenses and fees up to $3.0 million:

  . the failure of the Company or Merger Corp. to satisfy certain conditions of the Merger Agreement,

  . primarily as a result of material adverse changes in the economy or industry or

  . solely on the account of the failure of Merger Corp. to obtain financing for the Merger.

   If the Merger Agreement is terminated:

  . by the Company or Merger Corp. because the shareholders of the Company fail to approve the Merger Agreement;

  . by the Company if an Acquisition Proposal constitutes a Higher Offer and failure of the Company to approve the Acquisition Proposal and terminate the Merger Agreement could reasonably be expected to result in a breach of the Board's fiduciary duties to the Company's shareholders;

  . by Merger Corp. because the Merger was not consummated on or before June 30, 1999 and the Company materially breached the Merger Agreement; or

  . by Merger Corp. because the Board of Directors failed to recommend or modified its recommendation that the shareholders approve the Merger Agreement; and

within 12 months after the date of such termination the Company enters into a Business Combination, the Company will pay to Merger Corp. the sum of $6.0 million within three days following the consummation of such Business Combination. See "The Merger Agreement--Fees and Expenses."

   The term "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the shareholders of the Company prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company and its subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than Merger Corp. or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulation thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the common stock of the Company whether by tender or exchange offer or otherwise.

Market Prices for Common Stock and Dividends

   The Company's common stock is traded on the Nasdaq National Market under the symbol "ICST." The following table sets forth the high and low sales prices for the periods indicated:

                                                                 High     Low
                                                                ------- -------
Fiscal Year Ended June 28, 1997:
 First Quarter................................................. $12.625 $ 6.875
 Second Quarter................................................  14.125  10.250
 Third Quarter.................................................  17.500  13.000
 Fourth Quarter................................................  22.725  12.625
Fiscal Year Ended June 27, 1998:
 First Quarter................................................. $39.813 $20.875
 Second Quarter................................................  42.750  20.125
 Third Quarter.................................................  35.188  19.688
 Fourth Quarter................................................  21.375  12.375
Fiscal Year Ending July 3, 1999:
 First Quarter................................................. $17.500 $ 6.500
 Second Quarter................................................  17.000   9.000
 Third Quarter (through February 11, 1999).....................  20.000  15.875

   On January 19, 1999, the last trading day prior to the announcement of the execution of the Merger Agreement, the closing price per share of the Company's common stock as reported by Nasdaq was $18.50. On February 11, 1999, the last trading day prior to printing of this Proxy Statement, the closing price per share of the Company's common stock as reported by Nasdaq was $18.375.

   The Company has not paid cash dividends on its common stock and intends to continue a policy of retaining any earnings for reinvestment in its business. The Company's credit agreement with its senior lender permits the payment of dividends only if such payment would not reduce shareholder's equity, as determined under generally accepted accounting principles.

   During fiscal 1997, fiscal 1998 and the first six months of fiscal 1999, the Company repurchased 791,500, 487,200 and 229,000 shares of its common stock at an aggregate cost of $10.5 million, $13.0 million and $3.0 million, respectively.

   At the Record Date, there were approximately      beneficial holders of the
Company's common stock of which     were holders of record.

   Shareholders should obtain current market price quotations for the Company's common stock in connection with voting their shares of common stock.

Recent Developments

   On January 15, 1999, the Company entered into a definitive agreement to sell the intellectual property and engineering hardware and software related to its data communications product line to 3Com Corporation

("3Com") for approximately $16.0 million in cash. This transaction is subject to the satisfaction of customary conditions and is expected to be completed by the end of February 1999. Under this agreement, the Company will have certain licensing and technical support rights, and will continue to sell and support its existing and prospective networking transceiver product family to current and new customers.

   On January 18, 1999, the Company entered into an agreement of sale with BET Investments III, L.P. to sell the land and property of the Company's Valley Forge location. The purchase price for the property is $5.3 million. On January 29, 1999, the Company signed a lease with BET Investments IV, L.P. to lease back the Valley Forge building for a term of eight years, which will go into effect upon closing of the sale of the property by the Company. The Company leased back the entire building of approximately 61,000 square feet, with monthly rent beginning at approximately $51,000 for the first year and progressively increasing each year to approximately $63,000 in the eighth year. The Company also has a renewal option of three more years subsequent to the initial eight year term. Neither BET Investments III, L.P. nor BET Investments IV, L.P. is affiliated with the Company or any of the Investors.

   On January 27, 1999, two shareholders of the Company filed a complaint on behalf of a purported class of shareholders of the Company in the Court of Common Pleas of Montgomery County, Pennsylvania against the Company and Mr. Henry I. Boreen in his capacity as former interim Chief Executive Officer of the Company alleging the Merger Consideration is inadequate and seeking to enjoin the Merger. The Company believes that the complaint is without merit and intends to vigorously defend the action.

   The Company's Annual Meeting of Shareholders for fiscal 1998 was held on February 1, 1999. At the meeting, the following nominees of the Company were reelected to the Board: Henry I. Boreen, Edward M. Esber, Jr., Rudolf S. Gassner and John L. Pickitt.

                         Summary Financial Information

  The following tables set forth selected financial information for the Company for each of the five fiscal years in the period ended June 27, 1998 and for the six months ended December 27, 1997 and December 26, 1998. Such information should be read in conjunction with the historical financial statements of the Company and the notes thereto which are incorporated herein by reference. Selected financial information for the Company as of and for the six months ended December 27, 1997 and December 26, 1998 has been derived from the unaudited historical financial statements of the Company and, in the opinion of the Company's management, includes all adjustments (consisting only of normal recurring adjustments) that are considered necessary for a fair presentation of the operating results for such interim periods. Results for the interim periods are not necessarily indicative of results for the full year.

                        Integrated Circuit Systems, Inc.
                     (In thousands, except per share data)

                                      Fiscal Years Ended,                        Six Months Ended,
                          -------------------------------------------------- -------------------------
                          June 30, June 30,  June 29,  June 28,     June 27, December 27, December 26,
                            1994     1995      1996      1997         1998       1997         1998
                          -------- --------  --------  --------     -------- ------------ ------------
Consolidated Statement
 of Operations Data:
Revenue.................  $93,824  $97,745   $91,330   $104,359     $160,634   $ 81,630     $ 68,015
Cost of sales...........   45,798   45,649    54,848     59,137       88,859     44,510       35,593
Gross margin............   48,026   52,096    36,482     45,222       71,775     37,120       32,422
Research and development
 expenses...............   10,647   10,995    10,547     13,521       19,797      9,557       10,194
Selling, general and
 administrative
 expenses...............   19,269   20,450    18,478     15,118       19,444     10,168       10,372
Operating income........   18,110   13,223     4,025      4,851       32,300     17,279       11,739
Income (loss) from
 continuing operations..   12,218    8,483     4,636     (7,510)      21,375     11,063        8,661
Loss from discontinued
 operations.............       --   (3,560)     (721)      (909)          --         --           --
Net income (loss).......   12,218    4,923     3,915     (8,419)      21,375     11,063        8,661
Basic income (loss) per
 common share
 (continuing
 operations)............     1.14     0.78      0.41      (0.65)        1.73       0.90         0.71
Basic income (loss) per
 common share
 (discontinued
 operations)............       --    (0.33)    (0.06)     (0.08)          --         --           --
                          -------  -------   -------   --------     --------   --------     --------
Basic income (loss) per
 common share...........     1.14     0.45      0.35      (0.73)        1.73       0.90         0.71
                          =======  =======   =======   ========     ========   ========     ========
Basic shares used in
 computing income (loss)
 per common share.......   10,712   10,936    11,278     11,474       12,343     12,358       12,258
                          =======  =======   =======   ========     ========   ========     ========
Diluted income (loss)
 per common and common
 equivalent share
 (continuing
 operations)............     1.11     0.77      0.40      (0.65)        1.63       0.83         0.70
Diluted loss per common
 and common equivalent
 share (discontinued
 operations)............       --    (0.32)    (0.06)     (0.08)          --         --           --
                          -------  -------   -------   --------     --------   --------     --------
Diluted income (loss)
 per common and common
 equivalent share.......     1.11     0.45      0.34      (0.73)        1.63       0.83         0.70
                          =======  =======   =======   ========     ========   ========     ========
Diluted shares used in
 computing income (loss)
 per common and common
 equivalent share.......   11,030   11,045    11,592     11,474       13,141     13,337       12,378
                          =======  =======   =======   ========     ========   ========     ========
Selected Balance Sheet
 Data
 (at period end):
Working capital.........  $35,227  $45,470   $48,023   $ 48,260     $ 65,113   $ 54,223     $ 57,613
Total assets............   73,452   77,691    87,571     90,622      108,009    109,039      110,123
Long-term debt, less
 current portion........    3,775    3,480     1,631      1,503        1,380      1,442        1,318
Shareholders' equity....   55,726   62,484    69,165     70,147       89,768     81,833       95,463
Ratio of earnings to
 fixed charges..........    37.49    18.49     15.92      (6.68)(a)   535.69     495.05       205.58

--------
(a) Earnings were insufficient to cover fixed charges by $484.

                                                  Year Ended   Six Months Ended
                                                 June 27, 1998 December 26, 1998
                                                 ------------- -----------------
Selected per Share Data (at period end):
Book value......................................   $   6.85         $  7.28
Cash dividends..................................         --              --
Common shares outstanding.......................     13,099          13,107

Certain Projections of Future Operating Results

  In connection with the review of the Company by the Equity Investors and in the course of the negotiations between the Company and the Equity Investors as described in "Special Factors--Background of the Merger," the Company provided the Equity Investors with certain non-public business and financial information. The non-public information provided by the Company included certain projections of the Company's future operating performance. The Company's projections (the "Company Projections") do not give effect to the Merger or the financing of the Merger.

  The Company does not as a matter of course publicly disclose projections as to future revenues or earnings. The Company Projections were not prepared with a view to public disclosure and are included in the Proxy Statement only because such information was made available to the Equity Investors in connection with their due diligence investigation of the Company. Accordingly, it is expected that there will be differences between actual and projected results, and actual results may be materially different than those set forth below. The Company Projections were not: (i) prepared with a view to compliance with the published guidelines of the Commission regarding projections, (ii) prepared in accordance with the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of financial projections or (iii) reviewed by an independent public accounting firm. The material assumptions underlying the Company Projections are as follows: (i) an increase in sales of approximately 18% per year, (ii) no significant changes in gross margins and (iii) an increase in spending for research and development and selling, general and administrative expenses proportionate year-over-year to sales growth to support the expected increase in sales. These forward-looking statements reflect numerous assumptions made by the Company's management. In addition, factors such as industry performance, general business, economic, regulatory, market and financial conditions, all of which are difficult to predict, may cause the Company Projections or the underlying assumptions to be inaccurate. Accordingly, there can be no assurance that the Company Projections will be realized, and actual results may be materially greater or less than those contained in the Company Projections. See "Forward-Looking Statements May Prove Inaccurate."

  The inclusion of the Company Projections herein should not be regarded as an indication that the Investors or the Company or their respective financial advisors considered or consider the Company Projections to be a reliable prediction of future events, and the Company Projections should not be relied upon as such. None of the Company, the Investors or any of their financial advisors intends to update or otherwise revise the Company Projections to reflect circumstances existing after the date when made or to reflect the occurrence of future events even in the event that any or all of the assumptions underlying the Company Projections are shown to be in error.

  The Company provided to the Equity Investors the following Company
Projections:

                                                     Fiscal Year Ending,
                                              ----------------------------------
                                               1999   2000   2001   2002   2003
                                              ------ ------ ------ ------ ------
                                               (In thousands, except per share
                                                            data)
Revenue...................................... $151.8 $170.0 $210.0 $252.0 $293.0
Gross profit.................................   70.8   78.2   96.6  115.9  134.8
Operating income.............................   27.9   28.9   34.3   40.3   46.8
Net income...................................   20.2   22.2   27.3   31.6   37.5
Earnings per share...........................   1.64   1.67   2.02   2.30   2.68

  The Equity Investors took this information, together with their own analysis, into account in determining to enter into the Merger Agreement.

                                SPECIAL FACTORS

Background of the Merger

   From time to time, the Company has engaged in discussions with potential acquirors and with other parties regarding business combinations.

   On May 13, 1998, after informing the Board of Directors of the Company (the "Board") of their planned meeting Henry I. Boreen, Chairman of the Board and interim Chief Executive Officer, and Hock E. Tan, Chief Financial Officer of the Company, met with representatives of Bain Capital and Bear Stearns to explore the possibility of forming an investor group to undertake a leveraged buyout of the Company. At such meeting, Messrs. Boreen and Tan made a general presentation regarding the Company. On May 13, 1998, the Company signed a confidentiality agreement with Bear Stearns. On May 15, 1998, the Company signed a confidentiality agreement with Bain Capital. Upon execution of the confidentiality agreements, the Company provided Bain Capital and Bear Stearns with legal and financial information related to the Company.

   On May 14, 1998, the Company announced that it had received an unsolicited oral inquiry from a publicly- traded company about a possible acquisition or strategic alliance. On May 28, 1998, the Company announced that discussions with such company had been suspended.

   On June 4, 1998, in response to unsubstantiated rumors, the Company publicly denied that acquisition discussions were ongoing with Texas Instruments.

   In June 1998, at a meeting of the Board, Mr. Boreen formally requested that the Board consider a leveraged buyout of the Company by Mr. Boreen, certain other members of senior management and the Equity Investors. Mr. Boreen discussed with the Board the composition of the proposed investor group and the general characteristics of the proposed transaction. The Board authorized Mr. Boreen to continue his discussions with Bain Capital and Bear Stearns regarding the proposed transaction and determined to discuss the matter further if an acquisition proposal was submitted.

   In June 1998, representatives of Bain Capital met with Mr. Boreen, Mr. Tan and certain other members of the Management Group. At such meeting, representatives of Bain Capital made a presentation to the management attendees regarding Bain Capital, its investment history and strategy, and current portfolio companies as well as a general description of the process associated with a leveraged buyout. Following such meeting, representatives of Bain Capital and Messrs. Boreen and Tan had several discussions regarding the arrangements between the Management Group and the Equity Investors with respect to a buyout of the Company. These discussions resulted in a general understanding among such parties as to the approximate level of participation of the Management Group in the buyout, the composition of the Surviving Corporation's senior management team as well as the relative rights between the Management Group and the Equity Investors with respect to their equity ownership of the Surviving Corporation.

   In July 1998, the Board formed the Special Committee consisting of the three then independent board members (Messrs. Gassner, Esber and Pickitt) to consider any transaction proposed by the Investors. At that time, the Special Committee formally engaged the Company's outside corporate counsel as counsel to the Special Committee.

   During June and July 1998, management of the Company received inquiries regarding possible business combinations or strategic alliances from third parties. These inquiries were reviewed with the Board of Directors and were pursued with the third parties, but did not result in any expression of interest on the part of the potential acquirors.

   On August 12, 1998, the Special Committee held a meeting. At the meeting, the Special Committee discussed the review of the Company being undertaken by Bain Capital and Bear Stearns and determined, based upon the advice of legal counsel, that the Special Committee should engage a financial advisor to be in a position to analyze any transaction that might be proposed by the Investors.

   On August 20, 1998, the Special Committee held a meeting at which it unanimously decided to engage PMG as its financial advisor to analyze any acquisition proposal for the Company. The Special Committee also discussed a draft non-binding expression of interest that was submitted to the Company by Bain Capital on behalf of the Investors, with respect to a transaction that would value each share of common stock of the Company in the range of $17.50 to $22.50. After extensive discussion, the Special Committee determined that certain aspects of the expression of interest were unacceptable, including the non-binding nature of the expression of interest and the payment of a break-up fee under certain circumstances. Mr. Gassner, on behalf of the Special Committee, and counsel to the Special Committee discussed with Bain Capital the Special Committee's unwillingness to execute the expression of interest with Bain Capital on behalf of the Investors.

   Later on August 20, 1998, Bain Capital submitted to the Special Committee a revised draft of the non-binding expression of interest which replaced the break-up fee provision with an expense reimbursement provision.

   On August 26, 1998, the Special Committee held a meeting to discuss the revised draft of the expression of interest. After extensive discussion, the Special Committee again determined that the expression of interest was unacceptable. The Special Committee unanimously agreed to grant the Investors a specific period of time in which to consider making a proposal with respect to a transaction with the Company. Counsel to the Special Committee relayed this message to counsel to the Equity Investors following the Special Committee meeting.

   On October 1, 1998, a representative of Bain Capital indicated via telephone that the Investors would be willing to make, under certain conditions, a proposal to acquire the Company that would value each outstanding share of common stock of the Company at a price in the range of $16.00 to $17.50. At a Special Committee meeting held on October 1, 1998, PMG discussed its analysis of the proposal. PMG indicated that, if a formal proposal were made by the Investors, PMG could not provide an opinion that a proposal in such a range of value would be fair to the Company's unaffiliated shareholders from a financial point of view. The Special Committee held additional meetings on October 12 and October 13, and the Board met on October 14, in each case to discuss the potential transaction.

   On October 7, 1998, a group of senior managers of the Company, including current executive officers Hock Tan and Lewis Eggebrecht, sent a letter to the Board supporting the Investors' proposal and recommending that the Board accept the proposal and submit it to the Company's shareholders for their approval.

   On October 19, 1998, the Company issued a press release stating that a financial group led by the Company's management was currently pursuing a possible buyout of the Company and that such group was hopeful that discussions would progress to the point that an offering in the range of up to $17.50 per share could be submitted.

   On October 19, 1998, the Special Committee held a meeting at which PMG delivered a presentation with respect to a written opinion that it was delivering to the Special Committee in connection with the publicly announced buyout proposal. PMG discussed with the Special Committee its determination that any proposal with a value not greater than $17.50 per share would not fair to the unaffiliated shareholders of the Company from a financial point of view. The Special Committee, after extensive discussion, determined not to pursue the proposal by the Investors. Counsel to the Special Committee conveyed the Special Committee's rejection of the proposal to counsel to Bain Capital and Bear Stearns. The Special Committee decided that the Company's outside counsel would continue to represent the Special Committee with respect to the potential transaction with the Investors and that the Company should seek separate outside counsel in connection with other general corporate matters.

   On November 3, 1998, Mr. Gassner was elected as the Company's Vice President of Corporate Development and was appointed to succeed Mr. Boreen as the Chairman of the Board effective January 1, 1999.

   On November 23, 1998, a representative of Bain Capital discussed with Mr. Gassner Bain Capital's continued interest in making a proposal to acquire the Company at a price in excess of $17.50. After several discussions between Bain Capital and counsel to the Special Committee subsequent to November 23, 1998, the

Company allowed Bain Capital and Bear Stearns to conduct further legal and accounting due diligence on the operations of the Company in order to formulate an unconditional offer for the Company. Later in November 1998, Mr. Gassner resigned as a member of the Special Committee as a result of his assuming a more prominent role in the management of the Company.

   On December 4, 1998, Bain Capital, on behalf of the Investors, proposed a transaction with the Company that Bain Capital indicated would value each share of the Company at $21.25. The consideration would be paid $19.75 in cash and $1.50 in a preferred stock. Based upon the advice of its legal and financial advisors, the Special Committee determined that the preferred stock was not worth $1.50. Counsel to the Special Committee contacted Bain Capital and its counsel and expressed the Special Committee's view that the Investors should consider making a proposal to acquire the Company at $21.25 per share in cash with a break-up fee not exceeding 2% of the total purchase price. Bain Capital responded that it would need to complete further due diligence to determine whether the Investors wanted to proceed on such terms.

   In mid-December 1998, PMG was contacted by a third party with respect to a potential acquisition of the Company. The Board authorized the Special Committee to engage in discussions with this potential acquiror. A confidentiality agreement was entered into between the Company and the potential acquiror on December 21, 1998 and the potential acquiror received certain due diligence information regarding the Company. The discussions between the Special Committee and this potential acquiror did not lead to a proposal regarding an acquisition of the Company.

   On December 15, 1998, the Special Committee met to discuss a proposal by the Investors involving an all-cash purchase price of $21.25 per share, subject to conditions requiring the Company to have a specified level of cash at the Effective Time, the satisfactory completion of the Equity Investors' due diligence review, as well as customary conditions. After extensive discussions with its legal and financial advisors, the Special Committee informed Bain Capital that it would not accept an offer with a due diligence or minimum cash condition and directed its advisors to negotiate with Bain Capital a transaction with the Investors that was fully financed and unconditional other than customary conditions. Legal counsel for the parties began drafting and negotiating definitive transaction documents, subject to the approval of the Special Committee and the Board. The Special Committee met subsequently to keep informed of the status of the negotiations.

   On December 18, 1998, a group of senior managers of the Company, including current executive officer Lewis Eggebrecht, sent a letter to the Board urging the Board to accept the Investors' proposal in its then-current form and submit it to the Company's shareholders for their approval.

   On January 4, 1999, the Board held a meeting at which it was determined to have PMG solicit indications of interest from a select group of potential acquirors. Subsequent to that meeting, PMG contacted 12 potential strategic acquirors, of which six received certain due diligence materials regarding the Company and its operations. Discussions with these potential acquirors did not lead to a proposal regarding an acquisition of the Company.

   On January 18, 1999, the Special Committee received a proposal from Bain Capital, on behalf of the Investors, to engage in a merger of Merger Corp. with the Company for a cash price of $21.25 per share. The proposal included executed financing commitments, was subject only to customary conditions and was accompanied by a letter stating that the proposal would be withdrawn if a merger agreement were not entered into by the parties by 5:00 p.m. on January 19, 1999.

   On January 19, 1999, the Special Committee met to consider the proposal. At such meeting, PMG delivered its written opinion to the effect that the consideration to be received by the Company's unaffiliated shareholders in the Merger, as of such date, was fair to such shareholders from a financial point of view. After a lengthy discussion regarding the terms of the Merger Agreement, the Special Committee approved the terms of the Merger Agreement and unanimously recommended to the Board that it approve the Merger Agreement. On January 19, 1999, the Board, based on the unanimous recommendation of the Special Committee, unanimously approved the terms of the Merger Agreement and directed that it be submitted to the Company's shareholders for their approval. On January 20, 1999, the parties executed the Merger Agreement.

Recommendations of the Special Committee and the Board of Directors

   On January 19, 1999, the Special Committee unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the Company and its shareholders, and recommended that the Board and the shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby.

   On January 19, 1999, the Board, based on the unanimous recommendation of the Special Committee, unanimously determined that the Merger Agreement and the transactions contemplated thereby, including the Merger, are fair to and in the best interests of the shareholders, and recommended that the shareholders of the Company approve and adopt the Merger Agreement and the transactions contemplated thereby. Prior to participating in the determinations and recommendations of the Board, Mr. Boreen identified his participation in the Management Group and noted that as a result of such participation he had a potential conflict of interest.

Reasons of the Company for the Merger; Fairness of the Merger

   Special Committee. In reaching its determinations referred to under "Recommendations of the Special Committee and the Board of Directors," the Special Committee considered the factors listed below, each of which, in the view of the Special Committee, supported such determinations. The following discussion of the factors considered by the Special Committee is not intended to be exhaustive but summarizes the material factors considered:

  (i) The Special Committee considered the historical market prices and recent trading activity of the Company's common stock and the fact that the Merger Consideration would enable the shareholders to realize a premium over the prices at which the Company's common stock has recently traded; the Merger Consideration represented a 14.9% premium over the closing market price on January 19, 1999, the date on which the Special Committee approved the Merger, and a 60.5% premium over the average of the closing prices during the 120 business days prior to such announcement. The historical market prices of the Company's Common Stock for the past year were deemed relevant because they indicate the arms-length trading prices of the Company's common stock for that period as determined in the open market.

  (ii) The Special Committee considered the written opinion of PMG to the effect that, as of the date of such opinion, the Merger Consideration of $21.25 in cash per share of the common stock to be received by the Company's unaffiliated shareholders in the Merger was fair to such shareholders from a financial point of view, and also considered the analysis underlying such opinion. See "--Opinion of Financial Advisor." A copy of PMG's most recent opinion, setting forth the assumptions made, matters considered and limitations on the review undertaken in connection with such opinion, is attached as Appendix B to this Proxy Statement and should be read carefully in its entirety.

  (iii) The Special Committee considered information with respect to the financial condition, results of operations, business and prospects of the Company, as well as the risks involved in achieving such prospects, the composition of the Company's current management team and the general economic and market conditions affecting the Company.

  (iv) The Special Committee considered the results of the Special Committee's solicitation of interest from potential acquirors and the prior discussions of the Company with other potential acquirors, and was of the view that the Merger represented the most attractive alternative available to maximize shareholder value.

  (v) The Special Committee also considered the likelihood of the consummation of the proposed transaction, the existence of signed financing commitments, the proposed structure of the transaction and anticipated closing date, and the conclusion that the Equity Investors were significant participants in the capital markets with established records of completing transactions.

  (vi) The Special Committee considered the risks inherent in trying to achieve the Company's long-term strategic plan in light of an immediate return of value to the Company's shareholders reflected in the Merger.

  (vii) The Special Committee also considered the fact that consummation of the Merger would preclude the shareholders from having the opportunity to participate in the future growth prospects of the Company. In addition, the Special Committee recognized that certain members of management will have the opportunity to benefit from any increases in the value of the Company following the Merger by reason of their continuing equity interest in the Surviving Corporation.

  (viii) The Special Committee also considered the terms and conditions of the Merger Agreement, including the ability of the Company to: (a) continue discussions with other potential purchasers who received non-public information from the Company within three months prior to the date of the Merger Agreement, (b) negotiate with any person or entity that makes an unsolicited written proposal to acquire the Company and (c) terminate the Merger Agreement under certain circumstances in the exercise of its fiduciary duties, including accepting a Higher Offer (as defined in the Merger Agreement).

   Mr. Boreen had a potential conflict of interest due to his participation in the Management Group. As a result, Mr. Boreen did not serve on the Special Committee. Mr. Gassner initially served as a member of the Special Committee as a non-employee director, but resigned as a member of the Special Committee in connection with his assumption of a more prominent role in the management of the Company. Mr. Gassner is not a member of the Management Group.

   The Special Committee did not consider either the net book value or the liquidation value of the Company since each was materially lower than the Merger Consideration.

   In view of the various factors considered by the Special Committee in connection with its evaluation of the Merger and the Merger Consideration, the Special Committee did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. However, based upon these factors, the evaluation of all the relevant information provided to them by the Company's financial advisor and taking into account the existing trading ranges for the Company's common stock, the Special Committee determined that the Merger, including the Merger Consideration, was fair from a financial point of view, to the Company's shareholders. In considering the factors described above, individual members of the Special Committee may have given different weights to different factors. The Special Committee did not consider any factors which led the Special Committee to believe that the Merger was unfair to the shareholders. As described further below, the Special Committee believes that the Merger was considered in a manner that was procedurally fair to the Company's shareholders.

   Board of Directors. In reaching its determinations referred to under "-- Recommendations of the Special Committee and the Board of Directors," the Board considered the following factors: (i) the determinations and recommendations of the Special Committee; (ii) the factors referred to above as having been taken into account by the Special Committee; and (iii) the fact that the Merger Consideration and the terms and conditions of the Merger Agreement were the result of arm's-length negotiations between the Special Committee and the Company, on the one hand, and the Equity Investors, on the other hand.

   In view of the wide variety of factors considered by the members of the Board in connection with the evaluation of the Merger and the complexity of such matters, the Board did not consider it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weights to the specific factors it considered in reaching its decision. The Board also relied on the experience and expertise of the financial advisors of the Special Committee for quantitative analysis of the financial terms of the Merger. See "--Opinion of Financial Advisor." The Board did not find it necessary to quantify or otherwise attempt to assign relative importance to the specific factors considered in making its determination, nor did it evaluate whether such factors were of equal importance. Rather, the Board conducted a discussion of, among other things, the factors described above, including asking questions of the Company's management and legal and financial advisors, and reached a general consensus that the Merger was advisable and in the best interests of the Company, its shareholders and the Company's other constituencies. In considering the factors described above, individual members of the Board may have given different weight to different factors. The Board did not consider any factors which led the Board to believe that the Merger may be unfair to the shareholders.

   The Board determined that the Merger was procedurally fair because, among other things: (i) the Special Committee consisted entirely of non-management, non-affiliated independent directors appointed to represent the interests of the shareholders; (ii) the Special Committee retained and was advised by separate legal counsel; (iii) the Special Committee retained PMG as its financial advisor to assist it in evaluating a potential transaction and received advice from PMG; (iv) the Special Committee engaged in extensive deliberations in evaluating the Merger and alternatives thereto; and (v) the $21.25 per share price and the other terms and conditions of the Merger Agreement resulted from active arm's-length bargaining between the Special Committee, the Company and their representatives, on the one hand, and the Equity Investors and their respective representatives, on the other hand. The Board believed that such safeguards were sufficient to assure that the Merger is fair to, and in the best interests of the Company's unaffiliated shareholders.

   Fairness of the Merger. Based on the factors set forth above, the Company believes that the consideration to be received by its unaffiliated shareholders pursuant to the Merger is fair. The members of the Management Group who are executive officers or directors of the Company (the "Management Affiliates") also believe that the consideration to be received by the Company's unaffiliated shareholders pursuant to the Merger is fair. The Management Affiliates base their belief on the following facts: (i) the fact that the Special Committee and the Board, based on the factors discussed under "--Reasons of the Company for the Merger; Fairness of the Merger," concluded that the Merger is fair to, and in the best interests of, the Company's shareholders, (ii) notwithstanding the fact that PMG's opinion was addressed to the Special Committee and the Board, and that the Management Affiliates are not entitled to rely upon such opinion, the fact that the Special Committee and the Board received an opinion from PMG that, as of the date of such opinion and based on and subject to certain matters stated in such opinion, the consideration to be paid in the Merger is fair to the Company's unaffiliated shareholders from a financial point of view and (iii) the negotiations between the Equity Investors, on the one hand, and the Company and the Special Committee, on the other hand, of the terms of the Merger Agreement were conducted on an arm's-length basis. The Management Affiliates did not find it practicable to assign, nor did they assign, relative weights to the individual factors considered in reaching their conclusion as to fairness. The Equity Investors, as the parties proposing to gain control of the Company, did not participate in the deliberations of the Special Committee or the Board regarding the fairness of the Merger to the Company's unaffiliated shareholders, nor did the Equity Investors receive any advice from the Company's financial advisor as to the fairness of the Merger. As a result, the Equity Investors are not in a position to specifically adopt the conclusions of the Special Committee or the Board as to the fairness of the Merger. Based upon their involvement negotiating the terms of the Merger Agreement, including the amount and type of Merger Consideration to be received by the Company's shareholders, the Equity Investors believe that procedures used by the Company and the Special Committee in negotiating the Merger Agreement were fair to the Company's unaffiliated shareholders.

Equity Investors' Reasons for the Merger

   The purpose of the Equity Investors for engaging in the Merger is to gain control of the Company through a recapitalization. The Equity Investors believe that the Company's future business prospects can be improved through their active participation in the strategic direction and operations of the Company. In addition, the Equity Investors believe that the high consolidated debt-to-equity ratio of the Company after the Merger may allow the value of the Company's equity to increase more rapidly on a percentage basis than would the value of the equity in an otherwise identical corporation with a larger equity base and relatively less debt. This assessment is based upon publicly available information regarding the Company, the Equity Investors' due diligence investigation of the Company and the Equity Investors' experience in investing in technology companies. While the Equity

Investors' believe that there will be significant opportunities associated with their investment in the Company, there are also substantial risks that such opportunities may not be fully realized.

   The recapitalization of the Company has been structured as a merger in order to permit the redemption of all of the Company's common stock (other than the Converted Shares) and to preserve the Company's corporate identity and existing contractual arrangements with third parties. The Equity Investors did not consider other alternatives with respect to the structure of the transaction.

Opinion of Financial Advisor

   The Special Committee, on behalf of itself and the Board, retained PMG to render an opinion as to whether the compensation to be paid to the holders of the Company's common stock, other than members of the Management Group, in the Merger is fair, from a financial point of view, to such holders.

   ON JANUARY 19, 1999 AND           , 1999, PMG DELIVERED TO THE SPECIAL
COMMITTEE AND BOARD ITS WRITTEN OPINION DATED JANUARY 19, 1999 AND          ,
1999, RESPECTIVELY, TO THE EFFECT THAT, AS OF SUCH DATE, AND BASED UPON AND SUBJECT TO THE VARIOUS ASSUMPTIONS AND CONSIDERATIONS SET FORTH IN SUCH OPINION, THE MERGER CONSIDERATION OFFERED TO THE HOLDERS OF COMMON STOCK OF THE COMPANY (OTHER THAN MEMBERS OF THE MANAGEMENT GROUP) WAS FAIR, FROM A FINANCIAL POINT OF VIEW, TO SUCH HOLDERS. THE FULL TEXT OF THE OPINION OF PMG, WHICH SETS FORTH THE ASSUMPTIONS MADE, MATTERS CONSIDERED AND SCOPE AND LIMITATIONS OF THE REVIEW UNDERTAKEN AND PROCEDURES FOLLOWED BY PMG IN RENDERING ITS OPINION, IS ATTACHED TO THIS PROXY STATEMENT AS APPENDIX B AND IS INCORPORATED HEREIN BY REFERENCE. THE FOLLOWING DESCRIPTION OF THE OPINION OF PMG IS QUALIFIED IN ITS ENTIRETY BY REFERENCE TO THE FULL TEXT OF THE OPINION. SHAREHOLDERS OF THE COMPANY ARE URGED TO READ CAREFULLY THE OPINION OF PMG IN ITS ENTIRETY.

   PMG's opinion is for the information of the Special Committee and the Board
only in addressing, as of January 19, 1999 and           , 1999, the fairness,
from a financial point of view, to the Company's unaffiliated shareholders of the Merger Consideration offered to such holders. Such opinion does not address any other aspect of the Merger and does not constitute a recommendation to any shareholder as to how such shareholder should vote with regards to the Merger. PMG was not requested to opine as to, and its opinion does not in any manner address, the underlying business decision to proceed with or effect the Merger or the relative merits of the Merger as compared with any alternative business strategies of the Company. PMG's position is that, because it has no obligation to render an opinion to anyone other than the Special Committee and the Board, it rendered its opinion to assist the Special Committee and the Board in exercising their business judgment, and it addressed the opinion solely to the Special Committee and the Board, the Company's shareholders cannot rely on the opinion to support any claims against PMG arising under applicable state law. The issue of whether shareholders of the Company can rely on PMG's opinion turns on matters of state law that can only be resolved by a court of competent jurisdiction. Resolution of this question will have no effect on the rights and responsibilities of the Special Committee or the Board under applicable state law or the rights and responsibilities of PMG, the Special Committee or the Board under the federal securities laws.

   In conducting its analysis and arriving at PMG's opinion as expressed herein, PMG reviewed a draft of the Agreement and Plan of Merger dated January 19, 1999. Additionally, PMG held discussions with certain senior officers of the Company concerning its business, operations and prospects. PMG also reviewed and analyzed all publicly available business and financial information relating to the Company that it believed to be relevant to its inquiry, as well as certain financial forecasts and other data for the Company that were provided to or otherwise discussed with PMG by the management of the Company. PMG also reviewed, among other things, current and historical market prices and trading volumes of the common stock. Based upon the projected financial performance as adjusted for the sale of assets to 3Com Corporation, PMG made certain estimates as to the future cash flows and terminal values, and, after applying a range of appropriate discount rates, the present value of such cash flows and terminal value. Such analysis is defined as a "Discounted Cash Flow Analysis." PMG also analyzed certain financial, stock market and other publicly available information relating to the businesses of other companies whose operations we considered relevant in evaluating those of the Company. Furthermore, PMG examined the terms of certain business combinations which it believed to be relevant and compared the terms to the Merger. In addition to the foregoing, PMG conducted such other analyses and examinations and considered such other financial, economic and market criteria as PMG deemed appropriate in arriving at its valuation.

   The following are the material financial and other factors considered by PMG in arriving at its opinion: (i) the current and historical trading markets for the Company's common stock, including prices, trading volume, absolute volatility and relative volatility compared to certain stock market indices;
(ii) the historical financial performance and the business prospects for the Company; (iii) the current and historical trading markets, including prices and valuation ratios, for the equity securities of certain companies that PMG believes to be comparable to the Company; and (iv) the terms of certain other business combinations that PMG believes to be relevant. PMG also took into account its assessment of general economic, market and financial conditions, certain industry trends and related matters and its experience in similar transactions, as well as its experience in securities valuation in general. PMG's opinion necessarily is based upon the foregoing and other conditions as they existed and could be evaluated on the date of the opinion and on the information made available to it as of such date.

   No limitations were imposed by the Board upon PMG with respect to the investigations made or procedures followed by PMG in its review and analysis. In rendering its opinion, PMG has assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the management of the Company that they are not aware of any facts that would make such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with PMG, it was advised by the management of the Company that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of the Company as to its future financial performance. PMG did not make and was not provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of the Company nor did it make any physical inspection of the properties or assets of the Company. PMG's opinion is necessarily based upon information available to it, and financial, stock market and other conditions and circumstances existing and disclosed to it, as of the date thereof.

   PMG made qualitative judgments as to the significance and relevance of each analysis and factor considered as a whole. PMG believes that its analyses must be considered in the aggregate, and that selecting portions of its analyses or the factors considered by it, without considering all factors and analyses, could create a misleading or incomplete view of the process underlying its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analyses or summary description.

   In arriving at its fairness opinion, PMG did not attribute any particular weight to any analysis or factor considered by it. No company or transaction used in the above analyses as a comparison is directly comparable to the Company or the contemplated transaction. In performing its analyses, PMG made numerous assumptions with respect to forecasts of future results, industry performance, market and financial considerations and other matters. Analyses based upon such forecasts are not necessarily indicative of actual future results, which may be significantly more or less favorable than those suggested by such analyses. In addition, analyses relating to the value of businesses or securities do not purport to be appraisals or to reflect the prices at which businesses or securities actually may be sold. PMG's presentation to the Board was only one of many factors taken into consideration by the Board in making its determination to approve the Merger and related transactions.

   The following is a brief summary of the material financial analyses utilized by PMG in rendering its opinion. Such summary does not purport to be a complete description of all of the analyses performed by PMG in connection with its opinion.

   Comparable Company Analysis. PMG compared selected financial data and financial ratios of the Company to the corresponding data and ratios of certain publicly traded manufacturers of semiconductors and integrated circuits. The reference companies were selected based on general business, operating and financial characteristics, including primary lines of business, market capitalization, total revenues and various measures of profitability. Specifically, the companies included in PMG's review were: Actel Corporation, Dallas Semiconductor Corporation, Exar Corporation, Lattice Semiconductor Corporation, NeoMagic Corporation and Pericom Semiconductor Corporation (the "Comparable Companies").

   PMG also compared multiples for the Merger implied by the Merger Consideration and certain historical and projected financial data of the Company, as adjusted for the sale of assets to 3Com Corporation, to the corresponding implied trading multiples of the Comparable Companies. While none of the Comparable Companies was identical to the Company, PMG considered that certain valuation parameters established by the public markets and imputed from stock prices with respect to the Comparable Companies, when viewed in conjunction with certain qualitative factors, were relevant when considering the valuation of the Company, since the Comparable Companies exhibited certain business characteristics similar to those exhibited by the Company. In this portion of its analysis, PMG compared (i) enterprise value (value of equity plus net debt) as a multiple of latest twelve months ("LTM") revenue, (ii) enterprise value as a multiple of LTM earnings before interest and taxes ("EBIT"), (iii) equity value as a multiple of LTM earnings, (iv) equity value as a multiple of projected twelve months ending July 3, 1999 earnings (projected earnings figures for the Comparable Companies were based on quarterly information for calendar 1998 and 1999 from Zacks Investment Research and independent research analysts; projected earnings figures for the Company were based on the Company's fiscal 1999 internal plan), and (v) equity value as a multiple of book value.

   The implied multiples for the Merger based on the Merger Consideration and the Company's financial data, as adjusted for the sale of assets to 3Com Corporation, compare as follows with the multiples for the Comparable Companies using closing share prices as of February 3, 1999: (i) enterprise value to LTM revenue ranged from 0.7x to 4.8x (with a median of 1.7x) for the Comparable Companies versus 1.7x for the Merger, (ii) enterprise value to LTM EBIT ranged from 5.8x to 17.9x (with a median of 11.4x) for the Comparable Companies versus 9.0x for the Merger, (iii) equity value to LTM earnings ranged from 10.8x to 29.7x (with a median of 21.1x) for the Comparable Companies versus 15.5x for the Merger, (iv) equity value to projected 1999 earnings ranged from 9.3x to 33.3x (with a median of 20.7x) for the Comparable Companies versus 13.0x for the Merger and (v) equity value to book value ranged from 1.1x to 3.5x (with a median of 2.7x) for the Comparable Companies versus 2.5x for the Merger.

   However, because of the inherent differences between the businesses, operations and prospects of the Company and the businesses, operations and prospects of the Comparable Companies, PMG believed that it was inappropriate to, and therefore did not, rely solely on the quantitative results of the analysis and accordingly also made qualitative judgements concerning differences between the financial and operating characteristics and prospects of the Company and the Comparable Companies which would affect the public trading values of the Company and the Comparable Companies. These qualitative judgements do not lead to specific conclusions or adjustments regarding the public trading values of the stock of the Company and the Comparable Companies but rather were part of PMG's evaluation of the relevance of this comparative analysis under the particular circumstances of the Merger. In particular, PMG studied the Company's results and current forecasts for the future quarters and compared those numbers with research analyst estimates of the Company's current and future financial performance. In addition, PMG took into consideration the fact that the Company competes in a highly competitive market.

   Discounted Cash Flow Analysis. PMG developed a Discounted Cash Flow Analysis of the Company based on projected financial statements, as adjusted for the sale of assets to 3Com Corporation, through the fiscal year ending 2003. These projections assumed, among other things, (i) that the year-over-year increases in revenue for the fiscal years ending 1999 through 2003 would range from 12.0% to 23.5%, and (ii) that the operating margin (operating income as a percentage of revenues) for the fiscal years ending 1999 through 2003 would range from 16.0% to 18.4%. Specifically, these projections assumed (i) that revenues for the fiscal years ending 1999 through 2003 would be $151.8 million, $170.0 million, $210.0 million, $252.0 million and $293.0 million, respectively; (ii) that gross profit for the fiscal years ending 1999 through 2003 would be $70.8 million, $78.2 million, $96.6 million, $115.9 million and $134.8 million, respectively (iii) that operating profit for the fiscal years ending 1999 through 2003 would be $27.9 million, $28.9 million, $34.3 million, $40.3 million and $46.8 million, respectively; (iv) that net income for the fiscal years ending 1999 through 2003 would be $20.2 million, $22.2 million, $27.3 million, $31.6 million and $37.5 million, respectively; and (v) that net earnings per share for the fiscal years ending 1999 through 2003 would be $1.64, $1.67, $2.02, $2.30 and $2.68, respectively.

   The projected cash flows consisted of the after-tax free cash flow for the six months ending July 3, 1999 and the fiscal years ending 2000 through 2003 plus a terminal value at fiscal year end 2003. In estimating the appropriate terminal value at fiscal year end 2003, PMG applied a multiple of 7.0x to estimated EBIT in fiscal year 2003 with reference to the corresponding multiples of the Comparable Companies. Acquisition and trading multiples from time to time fluctuate considerably, and no assurance can be made that future trading multiples will be comparable to historical levels.

   The present value of the stream of projected cash flows was obtained by discounting the cash flows to December 31, 1998 using a range of weighted average costs of capital ("WACC") of 17.39% to 19.39% with a mid-point of 18.39% estimated based on the historic beta of the Company's common stock and with consideration to the small market capitalization of the Company. The foregoing analysis resulted in a range of estimated present values of $18.86 to $19.85 per share of the common stock, with a mid-point of $19.35.

   Selected Merger and Acquisition Transactions Analysis. Using publicly available information, PMG evaluated acquisitions of certain semiconductor companies (the "Acquisitions Companies"). Each of the Acquisition Companies is distinguishable from the Company in certain respects. The acquisitions used in PMG's analysis were (target/acquirer): IC Works, Inc./Cypress Semiconductor, Integrated Process Equipment/Integrated Device Tech Inc., Quality Semiconductor/Integrated Device Tech Inc., Benchmarq Microelectronics Inc./Unitrode Corp., BKC Semiconductor Inc./Microsemi Corp., Cyrix Corp./National Semiconductor Corp., Chips & Technologies Inc./Intel Corp., Panatech Research & Development/Harbour Group Ltd., Brooktree Corp./Rockwell International Corp., VLSI Technology/Investor Group, and Catalyst Semiconductor Inc./United Microelectronic Corp.

   PMG calculated a range of multiples based on the ratio of (i) the implied transaction value (calculated as equity value of the transaction plus assumed debt) to LTM net sales and EBIT reported prior to the announcement of the selected transaction, (ii) the implied equity value to LTM net income and earnings reported prior to the announcement of the selected transaction, and the stated book value prior to the announcement of the selected transaction, and (iii) the implied equity value as a premium to the target's historical stock price for one day, one week and one month prior to the announcement of the selected transaction.

   The implied multiples for the Merger based on the Merger Consideration and the Company's financial data compare as follows with the multiples for the Acquisition Companies: (i) implied transaction value to LTM revenue ranged from 0.6x to 3.2x (with a median of 1.6x) for the Acquisition Companies versus 1.7x for the Merger, (ii) implied transaction value to EBIT ranged from 10.5x to 17.6x (with a median of 12.5x) for the Acquisition Companies versus 9.0x for the Merger, (iii) implied equity value to net income ranged from 9.3x to 37.6x (with a median of 17.9x) for the Acquisition Companies versus 15.0x for the Merger, (iv) implied equity value to earnings ranged from 9.3x to 39.2x (with a median of 17.6x) for the Acquisition Companies versus 15.5x for the Merger and (v) implied equity value to stated book value ranged from 1.1x to 4.3x (with a median of 3.0x) for the Acquisition Companies versus 2.5x for the Merger. The median implied equity value as a premium to the target's one day, one week and one month historical stock prices was 30.3%, 32.1% and 44.6% , respectively, for the Acquisition Companies versus 19.7%, 18.1%, and 33.3%, respectively for the Merger.

Assuming Merger Consideration of $21.25 per share, the Merger multiples were within the range of multiples of the Acquisition Companies.

   Stock Trading History. PMG reviewed, for the period from the Company's initial public offering through January 19, 1999, the stock price performance of the common stock, the historical trading volume of common stock, the absolute volatility and the volatility of the common stock compared to the S&P 500 Index and the Philadelphia Semiconductor Index. PMG compared the absolute and relative volatility of the Company's common stock to the volatility of the Comparable Companies. Such comparison revealed that the Company had a 97.5 relative volatility compared to a median relative volatility of 71.1 for the Comparable Companies for the six-month period prior to January 19, 1999. In general, a higher relative volatility, particularly for companies whose trading volumes for their common stock are relatively low, will result in a higher desired rates of return, or discount rate, for investors.

   Pursuant to a letter agreement dated August 17, 1998 (including amendments thereto) between the Company and PMG, the Company paid PMG fees totalling $325,000 in consideration of financial advisory services rendered to the Special Committee, including the rendering of a written opinion on October 19, 1998. Pursuant to an amended and restated letter agreement dated as of August 17, 1998 and entered into on January 19, 1999, PMG received a fee of $125,000 in connection with PMG's delivery to the Special Committee and the Board of its fairness opinion dated January 19, 1999 relating to the Merger. Pursuant to the amended and restated letter agreement, PMG will receive an additional fee of $125,000 upon consummation of the Merger. In the event of a business combination transaction with a party other than Bain Capital or its affiliates, PMG would receive an additional fee of 0.5% of the cash plus the fair value of any equity and debt securities issued to the Company's shareholders in the transaction. In addition, the Company has agreed to reimburse PMG for its reasonable costs and expenses (including legal fees and disbursements) incurred in connection with rendering financial advisory services. The Company has agreed to indemnify PMG for certain costs, expenses, losses, claims, damages and liabilities, including those under federal securities laws, related to or arising out of its rendering of services under its engagement as financial advisor.

   The foregoing is a summary of the principal elements of the financial analyses performed by PMG, but it does not purport to be a complete description of such analyses. In performing its analyses, PMG made numerous assumptions with respect to industry performance, general business and economic conditions, and other matters, many of which are beyond the control of the Company. The preparation of an opinion involves various determinations as to the most appropriate and relevant methods of financial analysis and the application of these methods to the particular circumstances based upon experience and judgment. Accordingly, notwithstanding the separate factors summarized above, PMG believes that its analyses must be considered as a whole and that selecting portions of its analyses and factors considered by it, without considering all analyses and factors, could create an incomplete view of the evaluation process underlying PMG's opinion.

Conflicts of Interest

   In considering the recommendations of the Special Committee and the Company's Board of Directors, the Company's shareholders should be aware that certain members of the Management Group and of the Company's Board of Directors have interests in the Merger beyond the interests of the shareholders generally which may create potential conflicts of interest.

   Equity Investment. It is important to the Equity Investors that the Company's key personnel continue to manage and operate the Company following the Merger and that they have meaningful incentives, including equity ownership interests, to make the Company financially successful. Accordingly, certain members of the Management Group will: (i) receive shares of common stock of the of the Surviving Corporation in exchange for certain of their shares of common stock of the Company under the terms of the Merger Agreement,
(ii) be afforded the opportunity to convert certain of their existing stock options into options to purchase shares of common stock of the Surviving Corporation in such a manner as to preserve the equity value of such options (i.e., the difference between $21.25 and the exercise prices of such options) and (iii) be granted the New Options with an exercise price equal to or greater than fair market value at the Effective Time to purchase shares of the Surviving Corporation's common stock.

   The Management Group is expected to consist of approximately 13 members of management, including Messrs. Boreen, Tan and Eggebrecht. The Company's other executive officers and directors are not members of the Management Group. As of the Record Date, the Management Group owned an aggregate of approximately [766,300] shares of the Company's common stock and held options to purchase an aggregate of [810,237] shares of common stock.

   It is currently expected that the Management Group will invest an aggregate of approximately $10.0 million in the Surviving Corporation. The amount to be invested by the Management Group represents primarily the fair value of the Converted Shares (valued at $21.25 per share) and the Converted Options (valued at the equity value of such options). Certain members of the Management Group will obtain a portion of the funds to be used to make their respective equity investments through borrowings from the Surviving Corporation. The amount to be invested by each director or executive officer of the Company who is a member of the Management Group is set forth below:

                                                                      Amount
   Name                                                              Invested
   ----                                                            -------------
                                                                   (in millions)
   Henry I. Boreen................................................     $4.59
   Hock E. Tan....................................................     [1.02]
   Lewis C. Eggebrecht............................................      0.30

   Following the Merger, it is expected that the Management Group will own, in the aggregate, Converted Shares representing approximately 9.5% of the Surviving Corporation's outstanding common stock on a fully-diluted basis, Converted Options representing approximately 7.4% of the Surviving Corporation's common stock on a fully-diluted basis and New Options representing approximately 7.3% of the Surviving Corporation's common stock on a fully-diluted basis.

   Certain Arrangements with the Equity Investors. The Equity Investors will receive shares representing approximately 67.8% of the Surviving Corporation's common stock outstanding immediately after the Merger on a fully-diluted basis for an aggregate consideration of approximately $40 million. The Equity Investors will receive a transaction fee from the Surviving Corporation upon the consummation of the Merger in the amount of approximately $[5.1] million. In addition, each of the Equity Investors will enter into an advisory agreement with the Surviving Corporation pursuant to which each will render certain management and advisory services to the Surviving Corporation for which each will receive from the Surviving Corporation an aggregate fee in an amount to be determined, which will be customary for transactions of this type.

   In connection with the Merger, the Equity Investors and certain members of the Management Group of the Surviving Corporation will enter into a shareholders agreement, registration rights agreement and subscription agreement, which will provide for, among other things, restrictions on transfer, "drag-along" and "tag-along" rights, registration rights, and put rights. The terms of these agreements are not yet finalized.

   Employment and Consulting Agreements. In connection with the Merger, Mr. Hock E. Tan is expected to enter into a three-year employment contract with the Surviving Corporation pursuant to which he will serve as Chief Executive Officer of the Surviving Corporation and Mr. Henry I. Boreen is expected to enter into a three-year consulting contract with the Surviving Corporation. The terms of these agreements are not yet finalized.

   Treatment of Stock Options. Certain directors and executive officers of the Company hold options to purchase the Company's common stock. Under the terms of the Merger Agreement, each holder of outstanding options (other than the Converted Options), whether or not such options are exercisable, will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $21.25 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. The directors and executive officers of the Company who own options will receive this option consideration as a result of the Merger for all of their options other than the Converted Options. As of February 12, 1999, there were options outstanding to purchase an aggregate of 2,325,484 shares of the Company's common stock at a weighted average exercise price of $15.00 per share.

   The following table sets forth information as to the options outstanding on February 12, 1999, for which cash payment will be received upon consummation of the Merger, and the proceeds expected to be received upon termination of such options by the directors and executive officers of the Company:

                                                            No. of     Cash
   Name                                                     Options  Payment
   ----                                                     ------- ----------
   Henry I. Boreen.........................................  88,000 $  621,750
   Hock E. Tan.............................................  50,000    510,938
   Rudolf S. Gassner....................................... 235,000  1,726,625
   Lewis C. Eggebrecht.....................................   2,879     41,563
   John L. Pickitt.........................................  21,000    129,125
   Edward M. Esber.........................................  20,000     44,000
   All directors and executive officers as a group (6
    persons)............................................... 416,879 $3,074,001

   Director and Officer Indemnification and Insurance. The Company agreed in the Merger Agreement to indemnify after the Effective Time the Company's and any of its subsidiaries' current and former officers and directors for any losses, claims, damages, costs and other liabilities or claims made against such persons because they were a director or officer of the Company to the fullest extent permitted by the PBCL. In addition, the Merger Agreement provides that for six years after the Effective Time, the Company will maintain its current directors' and officers' liability insurance for the benefit of its directors and officers (or substitute policies of at least the same coverage and containing terms not materially adverse to the indemnified parties); provided, however, the Company is not required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement. With respect to the pending action filed in connection with the announcement of the proposed Merger, Mr. Henry I. Boreen is, and any other director or executive officer who may be named as a defendant in the future would be, entitled to the foregoing indemnification. See "Recent Developments".

   Stock Ownership. An affiliate of Bain Capital owns 74,600 shares of common stock of the Company, which was purchased by such affiliate for investment purposes at a weighted average price per share equal to $12.74. These shares will be converted into the Merger Consideration upon completion of the Merger.

   Special Committee and Board Compensation. Compensation paid to the members of the Special Committee and the Board for services rendered in their capacity as members of the Special Committee or the Board for the period from June 1998 through June 19, 1999, including, among other things, their analysis and evaluation of the acquisition proposals made by the Investors as well as their negotiation of the terms of the Merger Agreement, amounted to $32,500 for Mr. Gassner and Mr. Esber and $36,000 for Mr. Pickitt. Such amounts do not include salary and benefits paid to Mr. Gassner as an officer of the Company since November 3, 1998, or salary paid to Mr. Boreen as an executive officer of the Company during 1998.

Recent Developments

   On January 15, 1999, the Company entered into a definitive agreement to sell the intellectual property and engineering hardware and software related to its data communications product line to 3Com for approximately $16.0 million in cash. This transaction is subject to the satisfaction of customary conditions and is expected to be completed by the end of February 1999. Under this agreement, the Company will have certain licensing and technical support rights, and will continue to sell and support its existing and prospective networking transceiver product family to current and new customers.

   On January 18, 1999, the Company entered into an agreement of sale with BET Investments III, L.P. to sell the land and property of the Company's Valley Forge location. The purchase price for the property is $5.3 million. On January 29, 1999, the Company signed a lease with BET Investments IV, L.P. to lease back the Valley Forge building for a term of eight years, which will go into effect upon closing of the sale of the property by the Company. The Company leased back the entire building of approximately 61,000 square feet, with monthly rent beginning at approximately $51,000 for the first year and progressively increasing each year to approximately $63,000 in the eighth year. The Company also has a renewal option of three more years subsequent to the initial eight year term. Neither BET Investments III, L.P. nor BET Investment IV, L.P. is affiliated with the Company or any of the Investors.

   On January 27, 1999, Harbor Finance Partners and John P. McCarthy Money Purchase Plan, shareholders of the Company, filed a complaint on behalf of a purported class of shareholders of the Company in the Court of Common Pleas of Montgomery County, Pennsylvania against the Company and Mr. Henry I. Boreen in his capacity as interim Chief Executive Officer of the Company alleging that the Merger Consideration is inadequate and seeking to enjoin the Merger. The Company believes that the complaint is without merit and intends to vigorously defend the action.

   The Company's Annual Meeting of Shareholders for fiscal 1998 was held on February 1, 1999. At the meeting, the following nominees of the Company were reelected to the Board: Henry I. Boreen, Edward M. Esber, Jr., Rudolf S. Gassner and John L. Pickitt.

                              THE SPECIAL MEETING

General

   The Special Meeting of the shareholders of the Company will be held at the offices of the Company, 2435 Boulevard of the Generals, Norristown,
Pennsylvania, on       , 1999 at 10:00 a.m., local time to (i) consider and
vote upon the approval and adoption of the Merger Agreement and (ii) transact such other business as may properly come before the Special Meeting or any adjournment thereof.

   The Company's Board of Directors has unanimously approved the Merger Agreement and the transactions contemplated thereby and has determined that such transactions are in the best interests of the Company and its shareholders. The Company's Board of Directors unanimously recommends that the Company's shareholders vote for approval and adoption of the Merger Agreement.

Record Date; Quorum

   Only shareholders of record of the Company at the close of business on the Record Date will be entitled to notice of, and to vote at, the Special Meeting. On the Record Date, there were [12,166,450] shares of the Company's common stock outstanding and entitled to vote at the Special Meeting. Each holder of shares of the Company's common stock outstanding on the Record Date is entitled to one vote for each such share so held, exercisable in person or by properly executed and delivered proxy, at the Special Meeting. The presence of the holders of at least a majority of the shares of the Company's common stock outstanding on the Record Date, whether present in person or by properly executed and delivered proxy, will constitute a quorum for purposes of the Special Meeting. Abstentions and broker non-votes will be counted toward determining whether a quorum is present at the Special Meeting.

Vote Required

   The affirmative vote of a majority of the votes cast at the Special Meeting by all of the holders of record of the Company's common stock as of the Record Date entitled to vote at the Special Meeting is necessary to approve and adopt the Merger Agreement. Where shareholders have appropriately specified how their proxies are to be voted, they will be voted accordingly. Votes submitted as abstentions and broker non-votes will not count for or against the Merger Agreement at the Special Meeting.

   The Merger Agreement provides that certain shares held by members of management will be converted into shares of the Surviving Corporation while all other outstanding shares will be converted into Merger Consideration. Under Section 1906 of the PBCL, such disparate treatment is permitted if approved by a majority of votes cast by all shareholders entitled to vote on the Merger Agreement. Approval by shareholders of the Merger Agreement will also constitute approval of such treatment.

   As of the Record Date, directors and executive officers of the Company owned an aggregate of [421,282] shares of common stock (approximately 3.0% of the outstanding common stock). The directors and executive officers of the Company have indicated that they intend to vote their shares of common stock in favor of the adoption of the Merger Agreement. See "Beneficial Ownership of Common Stock."

Proxies

   Shareholders are requested to complete, date and sign the accompanying form of proxy and return it promptly in the enclosed postage-paid envelope.

   Any shareholder giving a proxy pursuant to this solicitation has the power to revoke it at any time before it is voted at the Special Meeting. A later dated proxy or written notice of revocation given prior to the vote at the Special Meeting to the Secretary of the Company will serve to revoke such proxy. Also, a shareholder who attends the Special Meeting in person may, if he or she wishes, vote by ballot at the Special Meeting, thereby canceling any proxy previously given. Mere presence at the Special Meeting will not serve to revoke any proxy previously given.

Solicitation of Proxies

   In addition to the use of mails, proxies may be solicited by persons regularly employed by the Company, by personal interview, telephone and telegraph. Such persons will receive no additional compensation for such services, but will be reimbursed for any out-of-pocket expenses incurred by them in connection with such services. Arrangements may also be made with brokerage houses and other custodians, nominees and fiduciaries for the forwarding of solicitation materials to the beneficial owners of shares of the Company's common stock held of record by such persons, and the Company may reimburse such persons for reasonable out-of-pocket expenses incurred by them in connection therewith.

   The Company will bear the costs of the Special Meeting and of soliciting proxies therefor. Innisfree M&A Incorporated will assist in the solicitation
of proxies by the Company for a base fee of $     plus reasonable out-of-
pocket expenses.

Other Matters to be Considered

   The Company's Board of Directors is not aware of any other matter which will be brought before the Special Meeting. If, however, other matters are presented, proxies will be voted in accordance with the discretion of the holders of such proxies.

                                  THE MERGER

Effective Time and Consequences of the Merger

   If approved by the requisite vote of the shareholders of the Company and if all other conditions to the consummation of the Merger are satisfied or waived, the Merger will become effective, unless the Merger Agreement is terminated as provided therein, upon the making of certain filings with the Department of State of the Commonwealth of Pennsylvania pursuant to the PBCL. At the Effective Time, the Merger Corp. will be merged with and into the Company, which will be the Surviving Corporation in the Merger, and the separate corporate existence and identity of the Merger Corp. will cease. The corporate existence and identity of the Company will continue unaffected by the Merger, although it will become an affiliate of both Bain Capital and Bear Stearns.

   It is currently contemplated that the Effective Time of the Merger will occur as promptly as practicable after the approval of the Merger by the Company's shareholders at the Special Meeting, subject to the conditions described under "Merger Agreement--Conditions to Merger."

   As a result of the Merger, the entire equity interest in the Company will be owned by the Investors. The shareholders of the Company (other than the Management Group) will no longer have any interest in, and will not be shareholders of, the Company, and therefore will not participate in its future earnings and growth. Instead, each such holder of the Company's common stock will have the right to receive $21.25 in cash, without interest, for each share held (other than the Unconverted Shares). Following the Merger, the Investors will have the opportunity to benefit from any earnings and growth of the Company, and will bear the risk of any decrease in the Company's value. Following the Merger, the Company's common stock will no longer be traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Company's common stock under the Exchange Act will be terminated. After such registration is terminated, the Company will no longer be required to file periodic reports with the Commission.

   At the Effective Time, the present Board of Directors of the Company, other than Mr. Boreen, will be replaced with individuals selected by Bain Capital and Bear Stearns and Mr. Tan. Mr. Boreen has agreed to serve as a member of the Board of Directors as long as he owns at least 50% of the common stock of the Surviving Corporation he obtained at the Effective Time and the Equity Investors collectively own at least 51% of the common stock of the Surviving Corporation. The representatives of Bain Capital who will serve as directors of the Company as of the Effective Time are David Dominik, Michael A. Krupka, Prescott Ashe, Yoo Jin Kim and the representative of Bear Stearns who will serve as a director of the Company as of the Effective Time is Bodil Arlander. The officers of the Company will be the officers of the Surviving Corporation after the Effective Time. See "Certain Information Concerning Merger Corp. and its Affiliates."

   The Equity Investors expect that, following consummation of the Merger, the business and operations of the Company will be continued substantially as they are currently being conducted. The board of directors and management of the Company will, however, continue to evaluate the Company's business, operations, corporate structure and organization and will make such changes as they deem appropriate.

   As a result of the borrowings to be incurred to finance the Merger and the Company's post-Merger operations, the consolidated indebtedness of the Company following the Effective Time will be substantially greater than current levels. In addition, the interest rates on the new indebtedness are expected to be higher than the Company's current rates, and the covenants applicable to the new indebtedness are expected to be more restrictive than current covenants. As a result, the Company's financial and operating flexibility will be reduced.

Financing

   The total amount of funds necessary to fund the Merger and related transactions is expected to be approximately [$293.4] million. These funds are expected to come from the following sources: (i) an equity investment made by the Equity Investors and certain other investors of approximately $40.0 million, (ii) an equity investment on the part of the Management Group of approximately $10.0 million, consisting primarily of the Converted Shares (valued at $21.25 per share) and the Converted Options (valued at the equity value of such options),
(iii) cash on-hand at the Effective Time of approximately $60.0 million and
(iv) borrowings by the Company totaling approximately $183.4 million under a senior secured credit facility and a mezzanine loan facility described below.

   Senior Secured Credit Facility. The Equity Investors have obtained a commitment from Credit Suisse First Boston ("CSFB") to provide the Company with a senior secured credit facility (the "Senior Facility") in an aggregate amount of $145 million. The Senior Facility will be comprised of (i) a $120 million term facility, which includes (x) a $50 million term loan tranche maturing five years from the closing date of the Merger (the "Term A") and (y) a $70 million term loan tranche maturing seven years from the closing date of the Merger (the "Term B") and (ii) a $25 million revolving credit facility (the "Revolver") maturing five years from the closing date of the Merger. The Revolver will have a sublimit available for the issuance of letters of credit.

   The Company will be the borrower under the Senior Facility and all existing and subsequently acquired/organized domestic subsidiaries of the Company will guarantee the Senior Facility. In addition, the Senior Facility will be secured by (i) substantially all of the assets of the Company and its existing and subsequently acquired/organized domestic subsidiaries and (ii) a pledge of all of the capital stock of such domestic subsidiaries and 65% of the capital stock of the Company's material foreign subsidiaries.

   The interest rates under the Senior Facility will be, at the Company's option, either (i) the Base Rate (higher of the prime lending rate or 1/2 of 1% in excess of the Federal funds effective rate) plus a margin or (ii) Adjusted LIBOR plus a margin. The initial margin on the Term A and Revolver will be 2% over the Base Rate and 3% over Adjusted LIBOR, and the initial margin on the Term B will be 2.5% over the Base Rate and 3.5% over Adjusted LIBOR. These margins will vary according to a pricing grid based upon the Company's consolidated leverage ratio and on each of the Term A and Revolver, will range from 1.75%-.75% for Base Rate and from 2.75%-1.75% for Adjusted LIBOR and on the Term B, will range from 2.25%-2.00% for Base Rate and from 3.25%-3.00% for Adjusted LIBOR.

   The documents for the Senior Facility will contain affirmative, negative and financial covenants and events of default customary for credit facilities of a size and type similar to the Senior Facility.

   The Mezzanine Facility. The Equity Investors have obtained a commitment from CSFB and The Bear Stearns Companies Inc. ("BSCI") to provide the Company with up to $47.5 million in senior subordinated mezzanine loans (the "Mezzanine Facility" and together with the Senior Facility, the "Facilities") to assist in financing the Merger and related transactions. The Mezzanine Facility will be made available to the Company, as borrower, and will be guaranteed by each of the domestic subsidiaries of the Company that guarantees the Senior Facility. The Mezzanine Facility will mature on the date which is 364 days after the closing of the Merger. If the Mezzanine Facility is not repaid in full prior to that date, loans thereunder will be exchanged for exchange notes with registration rights, bearing interest at a rate of 15% per annum. The exchange notes, if issued, would mature 10 years from the date of the closing of the Merger.

   The Mezzanine Facility will bear interest at a rate of 13% per annum, increasing by .50% at the end of each quarter until maturity, with an overall cap on the interest rate of 15% per annum. The Mezzanine Facility will have affirmative and negative covenants and events of default customary for a facility of a similar size and type.

   The holders of loans under the Mezzanine Facility will receive warrants to purchase a percentage of common stock of the Company. The number of warrants received by such holders varies depending upon the amount of time that the Mezzanine Facility is outstanding (prior to refinancing, resale or conversion into exchange notes), whether the loans under the Mezzanine Facility have been sold to other holders or whether such loans have been refinanced with long-term notes. In any event, the number of warrants issued in connection with the Mezzanine Facility will not exceed an amount sufficient to purchase up to 7% of the Company on a fully diluted basis.

   Conditions to Funding the Facilities. The funding of the Facilities is subject to the satisfaction of customary conditions for debt financings including, without limitation, the following:

  (i) preparation, execution and delivery of definitive documentation in connection with the Facilities;

  (ii) satisfaction with material terms and conditions of the agreements related to the Merger;

  (iii) payment of fees and expenses;

  (iv) closing of the Merger prior to June 30, 1999;

  (v) delivery of appropriate financial statements of the Company and its subsidiaries, including those statements covering the three fiscal-year periods most recently ended and delivery of appropriate projections; and

  (vi) since June 27, 1998, the absence of one or more events, changes or effects which would reasonably be expected to have a material adverse effect on (x) the business, results of operations, financial condition or prospects of the Company and its subsidiaries taken as a whole or
       (y) the validity or enforceability of any of the documents entered into in connection with the Merger or the related transactions.

Federal Income Tax Consequences

   Shareholders who exchange all of their shares of the Company's common stock for cash pursuant to the Merger or who exercise appraisal rights will recognize gain or loss equal to the difference between the cash received in the Merger or pursuant to the exercise of appraisal rights and such shareholder's adjusted tax basis in the shares exchanged. Gain or loss recognized will be treated as a capital gain or loss if the shares are held as capital assets and the shareholder is not a shareholder after the Merger. If the shares of the Company's common stock that are exchanged have a holding period of more than one year at the Effective Time, then the capital gain will be long term. For individuals, the maximum federal income tax rate on long term capital gain is 20%.

   THE FOREGOING PARAGRAPH PRESENTS THE MATERIAL FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. THE FOREGOING DISCUSSION DOES NOT DISCUSS TAX CONSEQUENCES UNDER THE LAWS OF STATES OR LOCAL GOVERNMENTS OR OF ANY OTHER JURISDICTION OR TAX CONSEQUENCES TO CATEGORIES OF SHAREHOLDERS THAT MAY BE SUBJECT TO SPECIAL RULES, SUCH AS FOREIGN PERSONS, TAX-EXEMPT ENTITIES, INSURANCE COMPANIES, FINANCIAL INSTITUTIONS AND DEALERS IN STOCKS AND SECURITIES. THE FOREGOING DISCUSSION MAY NOT BE APPLICABLE TO A SHAREHOLDER WHO ACQUIRED HIS SHARES OF THE COMPANY'S COMMON STOCK PURSUANT TO THE EXERCISE OF STOCK OPTIONS OR OTHERWISE AS COMPENSATION AND DOES NOT ADDRESS THE TAX CONSEQUENCES OF SHAREHOLDERS WHO WILL HAVE A CONTINUING EQUITY INTEREST IN THE COMPANY. EACH HOLDER OF SHARES OF THE COMPANY'S COMMON STOCK IS URGED TO OBTAIN, AND SHOULD RELY UPON, HIS OWN TAX ADVICE.

Accounting Treatment

   The Company expects that the Merger will be accounted for as a recapitalization for accounting purposes because it will not constitute a change of control under generally accepted accounting principles. Under the recapitalization method of accounting, the historical cost basis of the Company's assets and liabilities will be carried forward to the Surviving Corporation with the aggregate cost of repurchasing the common stock accounted for as a charge to shareholders' equity. The cost of repurchasing and canceling the outstanding options will be accounted for as compensation expense by the Surviving Corporation. Neither the obligation of Merger Corp. to consummate the Merger nor the obligation of the lenders under the Facilities is conditioned upon the Merger being accounted for as a recapitalization.

Rights of Dissenting Shareholders

   If any holders of the Company's common stock properly exercise appraisal rights in connection with the Merger under Subchapter 15D of the PBCL, any shares held by such holders will not be converted into the right to receive $21.25 per share, but instead will be converted into the right to receive the "fair value" of such shares pursuant to Subchapter D of Chapter 15 of the PBCL. See "Appraisal Rights of Dissenting Shareholders."

Delisting and Deregistration of Common Stock

   Following the Merger, the Company's common stock will be no longer traded on the Nasdaq National Market, price quotations will no longer be available and the registration of the Company's common stock under the Exchange Act will be terminated. After such registration is terminated, the Company will no longer be required to file periodic reports with the Commission.

Certain Regulatory Matters

   Consummation of the Merger is conditioned upon receipt by Merger Corp. and the Company of such regulatory and other approvals as are required under applicable law. Other than matters described below, Merger Corp. and the Company know of no such regulatory or other approvals required by law.

   Under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), certain acquisition transactions may not be consummated unless certain information has been furnished to the Federal Trade Commission (the "FTC") and the Antitrust Division of the Justice Department (the "Antitrust Division") and certain waiting period requirements have expired or been terminated. Merger Corp. and the Company are each reviewing whether the proposed Merger is subject to the notification and reporting requirements of the HSR Act.

                             THE MERGER AGREEMENT

Overview

   The terms and conditions of the Merger are set forth in the Merger Agreement, the text of which is attached to this Proxy Statement as Appendix
A. The summary of the Merger Agreement contained in this Proxy Statement does not purport to be complete and is qualified in its entirety by reference to the complete text of such document.

   At the time the Merger becomes effective, the Merger Corp. will be merged with and into the Company in accordance with the PBCL. As a result of the Merger, the separate corporate existence of the Merger Corp. (which was formed solely for the purposes of the Merger and has not engaged in any operations or business) will cease, and the corporate existence and identity of the Company will continue, unaffected by the Merger.

   Upon the consummation of the Merger, each share of the Company's common stock (other than the Unconverted Shares) will be converted into the right to receive $21.25 in cash, without interest.

Exchange of Certificates Representing Common Stock

   Instructions with regard to the surrender of the Company's stock certificates, together with a letter of transmittal to be used for this purpose, will be mailed to the Company's shareholders as promptly as practicable after the Effective Time. In order to receive the Merger Consideration, the shareholders of the Company will be required to surrender their stock certificates after the Effective Time, together with a duly completed and executed letter of transmittal, to a paying agent (the "Paying Agent") selected by Bain Capital and Bear Stearns. Promptly after the Effective Time, the cash amount of the Merger Consideration will be deposited in trust with the Paying Agent. Upon receipt of such stock certificates and letter of transmittal, the Paying Agent will deliver the Merger Consideration to the registered holder or his transferee of the shares of the Company's common stock. No interest will be paid or accrued on the amounts payable upon the surrender of stock certificates.

   SHAREHOLDERS SHOULD NOT SUBMIT THEIR STOCK CERTIFICATES FOR EXCHANGE UNTIL THE INSTRUCTIONS AND LETTER OF TRANSMITTAL ARE RECEIVED.

   If the Merger Consideration is to be delivered to a person other than the person in whose name the certificate for the shares of the Company's common stock surrendered in exchange therefor is registered, it will be a condition of such payment of such Merger Consideration that the stock certificate so surrendered be properly endorsed and otherwise in proper form for transfer, and that the person requesting such payment (i) pay in advance any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the stock certificate surrendered or (ii) establish to the satisfaction of the Paying Agent that such tax has been paid or is not applicable.

   After the Effective Time, there will be no further transfers on the stock transfer books of the Company of the shares of the Company's common stock that were outstanding immediately prior to the Effective Time. If a certificate representing such shares is presented for transfer, subject to compliance with the requisite transmittal procedures, it will be canceled and exchanged for the Merger Consideration.

   Each certificate representing shares of the Company's common stock immediately prior to the Effective Time (other than the Unconverted Shares) will, at the Effective Time, be deemed for all purposes to represent only the right to receive the Merger Consideration into which the shares of the Company's common stock represented by such certificate were converted in the Merger.

   Any Merger Consideration delivered or made available to the Paying Agent and not exchanged for stock certificates within 180 days after the Effective Time will be returned by the Paying Agent to the Company, which will thereafter act as Paying Agent. None of Bain, Bear Stearns, the Company or the Paying Agent will be liable to a holder of shares of the Company's common stock for any of the Merger Consideration delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

Treatment of Outstanding Options

   The Merger Agreement provides that holders of options (other than the Converted Options), whether or not such options are exercisable, will be entitled to receive (subject to applicable withholding taxes) an amount in cash equal to the product of (i) the difference between $21.25 and the exercise price of such option and (ii) the number of shares of the Company's common stock subject to such option. As of February 12, 1999, there were options outstanding to purchase an aggregate of 2,325,484 shares of the Company's common stock at a weighted average exercise price of $15.00 per share. The members of the Management Group will not receive this option consideration with respect to the Converted Options, which will be converted into options to purchase common stock of the Surviving Corporation. See "Special Factors--Conflicts of Interest."

Representations and Warranties

   The Merger Agreement contains various representations and warranties of the parties, including representations and warranties by the Company with respect to its corporate existence and power, capital structure, corporate authorization, noncontravention, consents and approvals, SEC filings, information supplied, compliance with applicable laws, litigation, taxes, pension and benefit plans and ERISA, absence of certain changes or events, absence of undisclosed material liabilities, opinion of financial advisor, vote required, labor matters, intangible property, environmental matters, real property, board recommendation, material contracts, related party transactions, indebtedness, liens, and other matters.

   Merger Corp. has also made certain representations and warranties with respect to corporate existence and power, corporate authorization, noncontravention, financing, beneficial ownership of shares, information supplied, litigation, and other matters.

Conduct of Business Pending the Merger

   The Company has agreed that during the period from the date of the Merger Agreement to the Effective Time, except as otherwise provided in the Merger Agreement or consented to by Merger Corp., each of the Company and its subsidiaries will conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. The Company has further agreed that it will not or permit its subsidiaries to take certain enumerated actions which include the following: (i) declare or pay any dividends on or make any other distributions in respect of any of its capital stock; (ii) make or agree to make any acquisition of assets which is material to the Company and its subsidiaries, taken as a whole, except for purchases of inventory in the ordinary course of business or pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $2,500,000 per annum; (iii) sell, lease, license, mortgage or otherwise encumber or subject to any lien or otherwise dispose of any its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice; (iv) expend funds for capital expenditures in excess of $1,000,000; (v) incur any indebtedness for borrowed money; (vi) amend its articles of incorporation, as amended, by-laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any subsidiary of the Company; (vii) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell, grant or deliver, pledge, dispose of or otherwise encumber any shares of its capital stock or the capital stock of any of its subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of options or pursuant to the Stock Plans); (viii) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice); and (ix) settle or compromise any shareholder derivative suits arising out of the transactions contemplated by the Merger Agreement or any other litigation or settle, pay or compromise any claims not required to be paid, except that the Company may settle, pay and compromise claims in an aggregate amount not in excess of $1,000,000 in consultation and cooperation with Merger Corp.

No Solicitation

   The Merger Agreement provides that neither the Company nor any of its representatives will directly or indirectly (i) initiate, solicit, or encourage or take any other action to facilitate any inquires or proposals that constitute, or could reasonably be expected to lead to, any Acquisition Proposal, (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain an Acquisition Proposal; except that the foregoing restrictions shall not apply to persons to whom the Company or any of its representatives have already provided, within the three months prior the Merger Agreement, non-public written information about the Company to facilitate an Acquisition Proposal; (iii) agree to or endorse any Acquisition Proposal; or (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by the Merger Agreement.

   Prior to the approval of the Merger by the shareholders of the Company, the Merger Agreement does not prohibit the Board from (A) furnishing information to, and engaging in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction if it would constitute a Higher Offer, (B) failing to make, withdrawing or modifying its recommendation that the shareholders of the Company approve the Merger and (C) disclosing to the shareholders the terms of a tender offer. Within five days of accepting the Higher Offer, the Company Board must notify Merger Corp. The exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of the Merger Agreement.

Indemnification

   The Merger Agreement provides that the Company will, from and after the Effective Time, indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its subsidiaries (the "Indemnified Parties") against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities arising out of or related to matters, actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to or after the Effective Time ("Indemnified Liabilities") (i) to the full extent permitted by the PBCL or, if the protections afforded thereby to an Indemnified Party are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's articles of incorporation and by-laws and agreements in effect at the date hereof, which provisions will survive the Merger and continue in full force and effect after the Effective Time. The Company will pay expenses in advance of the final disposition of any such action or proceeding to each Indemnified Party to the full extent permitted by law.

   All rights to indemnification, including provisions relating to advances of expenses incurred in defense of any action or suit, existing in favor of the Indemnified Parties shall survive the consummation of the Merger at the Effective Time, are intended to benefit the Company and the Indemnified Parties, shall be binding on all successors and assigns of Merger Corp. and shall be enforceable by the Indemnified Parties.

Directors' and Officers' Insurance

   For a period of six years after the Effective Time, the Company shall cause to be maintained in effect the current policies of directors' and officers' liability insurance maintained by the Company (provided that after the

Effective Time, the Company may substitute therefor other policies of at least the same coverage amounts and containing terms and conditions not less advantageous to the beneficiaries of the current policies). After the Effective Time, the Company shall not be required to pay an annual premium for such insurance in excess of 200% of the last annual premium paid by the Company prior to the date of the Merger Agreement but in such case shall purchase as much coverage as possible for such amount.

Conditions to the Merger

   Each party's obligation to effect the Merger is subject to the satisfaction of a number of conditions, most of which may be waived by a specified party or parties. These conditions include the Merger Agreement and the Merger being approved and adopted by a majority of the votes cast by the holders of the Company's common stock as of the Record Date and no temporary restraining order, preliminary or permanent injunction or other order issued by any court of competent jurisdiction or other legal restraint or prohibition preventing the consummation of the Merger being in effect.

   In addition, the obligations of the Merger Corp. to effect the Merger are subject to the satisfaction of additional conditions, which include the following: (i) the representations and warranties of the Company in the Merger Agreement are true and correct as of the Effective Time, except as otherwise contemplated by the Merger Agreement and except in those instances where the aggregate amounts represented by all breaches (other than breaches for which the Company has obtained the consent of the Merger Corp.) of such representations and warranties are not likely to result in a material adverse effect on the Company; (ii) the Company shall have performed its obligations under the Merger Agreement in all material respects at or prior to the Effective Time; (iii) Merger Corp. shall have received evidence of all licenses, permits, consents and approvals as set forth in the Merger Agreement; (iv) the absence of any pending legal action by any governmental entity, or by any person other than a governmental entity which has a reasonable likelihood of success, seeking to restrain or prohibit the completion of the Merger; and (v) the Company shall have received the proceeds of the debt financing for the transactions contemplated by the Merger Agreement on terms substantially as outlined in the financing commitment letter obtained by Bain Capital and Bear Stearns in connection with the execution of the Merger Agreement or involving such other financing sources as are reasonably acceptable to Bain Capital and Bear Stearns.

   In addition, the obligation of the Company to effect the Merger is subject to the satisfaction of certain additional conditions which include the representations and warranties of the Merger Corp. set forth in the Merger Agreement being true and correct as of the Effective Time, except as otherwise contemplated by the Merger Agreement.

Termination of Merger Agreement

   The Merger Agreement may be terminated and the Merger abandoned, at any time prior to the Effective Time, whether before or after the approval by the Company's shareholders, (i) by the mutual written consent of Merger Corp. and the Company; (ii) by Merger Corp. or the Company if the Merger shall not have been consummated on or before June 30, 1999; but neither Merger Corp. nor the Company may terminate the Merger Agreement at such time if such party has materially breached the Merger Agreement; (iii) by either Merger Corp. or the Company if the consummation of the Merger would violate any nonappealable final order, decree or ruling of any court or governmental body or agency having competent jurisdiction; (iv) by Merger Corp. if the Board of Directors of the Company (x) fails to recommend or modifies or withdraws its recommendation to the shareholders that they approve the Merger, (y) approves or recommends an Acquisition Proposal or (z) resolves to do any of the foregoing or otherwise materially impedes approval of the Merger by the shareholders; (v) by the Company if any person has made a bona fide proposal relating to an Acquisition Proposal or has commenced a tender or exchange offer for the Company's common stock and the Board of Directors of the Company determines in good faith (A) after consultation with its financial advisors, that such transaction constitutes a Higher Offer and (B) after consultation with counsel, that failure to approve such proposal and terminate this

Agreement could reasonably be expected to result in a breach of fiduciary duties owed only to shareholders; however, termination of the Merger Agreement by the Company on such grounds will not be treated as a violation of any other obligation of the Company; or (vi) by either Merger Corp. or the Company if the shareholders do not approve the Merger at a duly held meeting of shareholders or at any adjournment or postponement thereof.

   If Merger Corp. or the Company terminates the Merger Agreement as provided above, there will be no liability on the part of any party or its officers, directors or shareholders, except as described in "Fees and Expenses" below.

Amendment of the Merger Agreement; Waiver of Conditions

   The Merger Agreement may be amended by the Merger Corp. and the Company by written agreement at any time before or after the approval of the Merger Agreement by the Company's shareholders, provided that after such shareholder approval no amendment or modification may be made without the further approval of such shareholders that decreases the Merger Consideration or that the Board of Directors of the Company determines would adversely affect the rights of the Company's shareholders. Each party may, to the extent legally permitted, extend the time for the performance of any of the obligations of the other party, waive any inaccuracies in the representations or warranties of the other contained in the Merger Agreement or in any other writing delivered pursuant to the Merger Agreement or waive compliance by the other with any agreements or conditions contained in the Merger Agreement.

Fees and Expenses

   The Merger Agreement provides that all costs and expenses in connection with the Merger Agreement and the transactions contemplated thereby shall be paid by the party incurring such expense whether or not the Merger is consummated except as otherwise provided in the Merger Agreement and except with respect to claims for damages incurred as a result of the breach of the Merger Agreement. In addition, the Company has agreed to pay Merger Corp. a fee equal to $6,000,000 ("Termination Fee") if the Company consummates or agrees to consummate a Business Combination within 12 months of the termination of the Merger Agreement and the Merger Agreement is terminated (a) pursuant to paragraph (v) or (vi) in the Section immediately above entitled "Termination of the Merger Agreement;" or (b) by Merger Corp. pursuant to paragraph (ii) or (iv) in the Section immediately above entitled "Termination of the Merger Agreement." In the event the Termination Fee becomes payable, it must be paid in cash by wire transfer within three business days following the consummation of a Business Combination.

   If the Merger Agreement is terminated for any reason other than (i) on account of any of certain customary conditions in the Merger Agreement not being satisfied, (ii) primarily as a result of material adverse changes in the economy or industry occurring after the date of the Merger Agreement or
(iii) solely on account of Merger Corp.'s failure to obtain the financing as set forth in the Merger Agreement, the Company has agreed to reimburse Merger Corp. for all out-of-pocket expenses and fees incurred prior to, on or after the date of the Merger Agreement in connection with the Merger and the consummation of all transactions contemplated thereby up to $3 million.

   Estimated fees and expenses in connection with the Merger and related transactions (assuming consummation thereof) are as follows:

     Description                                                     Amount
     -----------                                                     ------
                                                                  (in millions)
     Financial advisor fees and expenses........................     $ [5.2]
     Debt financing fees........................................        6.6
     Investment banking fees....................................        2.9
     Legal, accounting and filing fees, printing costs and other
      expenses..................................................        2.8
                                                                     ------
       Total....................................................     $[17.5]

   The Surviving Corporation will pay all or a portion of these costs out of the proceeds of the financing.

                  APPRAISAL RIGHTS OF DISSENTING SHAREHOLDERS

   If the Merger is consummated, shareholders who fully comply with the statutory procedures for exercising appraisal rights set forth in the PBCL will be entitled to receive cash for the fair value of their common stock as determined pursuant to the procedures prescribed by the PBCL. Merely voting against the Merger Agreement will not perfect a shareholder's appraisal rights. Shareholders are urged to review carefully the dissenting shareholders' rights provisions of the PBCL, a description of which is provided below and the full text of which is attached to this Proxy Statement as Appendix C and incorporated herein by reference. SHAREHOLDERS WHO FAIL TO COMPLY STRICTLY WITH THE APPLICABLE PROCEDURES WILL FORFEIT THEIR APPRAISAL RIGHTS IN CONNECTION WITH THE MERGER.

   Sections 1571-80 of the PBCL ("Subchapter D"), 1906 and 1930 of the PBCL, copies of which are attached to this Proxy Statement as Appendix C, entitle any holder of record of common stock who objects to the Merger, in lieu of receiving the consideration for such common stock provided under the Merger Agreement, to demand in writing that he be paid in cash the fair value of his common stock. Section 1572 of the PBCL defines "fair value" as: "The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action."

   Any shareholder contemplating making demand for fair value is urged to review carefully the provisions of Subchapter D, particularly the procedural steps required to perfect his appraisal rights thereunder. APPRAISAL RIGHTS WILL BE LOST IF THE PROCEDURAL REQUIREMENTS OF SUBCHAPTER D ARE NOT FULLY AND PRECISELY SATISFIED. The following summary does not purport to be a complete statement of the provisions of Subchapter D of the PBCL and is qualified in its entirety by reference to Appendix C and the PBCL.

   Filing Notice of Intention to Demand Fair Value. If you wish to exercise your appraisal right or to preserve the right to do so, then before the vote of the shareholders is taken on the Merger you must deliver to the Company a written notice of intention to demand that you be paid the fair value of your common stock if the Merger is effected. Such written notice must be sent to Rudolf Gassner, the Chairman of the Company, at Integrated Circuit Systems, Inc., 2435 Boulevard of the Generals, Norristown, PA 19403. A vote against the Merger is not sufficient to satisfy the requirement of delivering a written notice to the Company. In addition, you must continuously hold your common stock from the date of filing the notice with the Company through the consummation of the Merger, and you must not vote your common stock in favor of the Merger. Your failure to comply with any of the foregoing will result in the forfeiture of any right to payment of fair value for your common stock. Once the demand has been properly made, the determination of "fair value" will be made pursuant to the provisions of Pennsylvania law, including an ultimate court determination if applicable.

   Notice to Demand Payment. If the Merger is approved by the shareholders, the Company will mail you a further notice if you gave due notice of your intention to exercise your statutory appraisal right and you refrained from voting in favor of the Merger. This notice will provide you with certain instructions for demanding payment and will notify you of a date by which such right must be exercised.

   Record Owners and Beneficial Owners. If you are a record holder of common stock held in whole or in part for the benefit of another person, you may assert appraisal rights as to fewer than all of the common stock registered in your name only if you dissent with respect to all the common stock beneficially owned by such person and disclose the name and address of the person or persons on whose behalf you dissent. If you are a beneficial owner of common stock and are not the record holder, you may assert appraisal rights with respect to common stock held on your behalf if you submit to the Company the written consent of the record holder not later than the time of assertion of appraisal rights. If you are a beneficial owner, you may not dissent with respect to fewer than all of your common stock, whether or not such common stock is registered in your name.

        CERTAIN INFORMATION CONCERNING MERGER CORP. AND ITS AFFILIATES

   Merger Corp.. Merger Corp. is a Pennsylvania corporation incorporated on January 20, 1999 at the direction of Bain Capital and Bear Stearns for the purpose of gaining control of the Company through a recapitalization. It is anticipated that Merger Corp. will not have any significant assets or liabilities prior to the Effective Date nor engage in any activities other than those involving the Merger.

   The services of Bain Capital and Bear Stearns and each of their affiliates in connection with the Merger include the formation of Merger Corp., planning of the capital structure of the Merger Corp. and the Surviving Corporation, obtaining commitments and negotiating definitive agreements with respect to the financing and negotiation of the Merger Agreement.

   Bain Capital. Bain Capital is one of the most experienced and successful private equity investors in the United States. Since its founding in 1984, Bain Capital has invested in more than 120 companies and currently manages more than $4 billion of capital. Bain Capital's investment strategy is to acquire businesses in partnership with exceptional management teams and improve the long-term value of those businesses.

   The investment to be made in Merger Corp. by Bain Capital is expected to be made by Bain Capital Fund VI, L.P., a Delaware limited partnership ("Fund VI"), BCIP Associates II, BCIP Associates II-B and BCIP Associates II-C, each a Delaware general partnership (collectively, the "BCIP Entities"). Bain Capital Partners VI, L.P., a Delaware limited partnership ("BCPVI"), is the sole general partner of Fund VI. Bain Capital Investors, Inc., a Delaware corporation ("Bain Investors VI"), is the sole general partner of BCPVI. Bain Capital is the sole managing partner of the BCIP Entities. Mr. W. Mitt Romney is the sole stockholder, sole director, Chief Executive Officer and President of Bain Investors VI and Bain Capital.

   The other executive officers of Bain Investors VI and Bain Capital are as follows:

   Name                                                        Title
   ----                                                        -----
   Joshua Bekenstein.......................................... Managing Director
   Edward Conard.............................................. Managing Director
   John P. Connaughton........................................ Managing Director
   David Dominik.............................................. Managing Director
   Paul B. Edgerley........................................... Managing Director
   Robert C. Gay.............................................. Managing Director
   Adam Kirsch................................................ Managing Director
   Michael A. Krupka.......................................... Managing Director
   Jonathan A. Lavine......................................... Managing Director
   Ronald P. Mika............................................. Managing Director
   Mark E. Nunnelly........................................... Managing Director
   Stephen G. Pagliuca........................................ Managing Director
   Geoffrey S. Rehnert........................................ Managing Director
   Robert F. White............................................ Managing Director
   Marc B. Wolpow............................................. Managing Director

   Messrs. Ed Brakeman and Domenic Ferrante also serve as Managing Directors of Bain Capital. Each of the executive officers of Bain Investors VI and Bain Capital has served as a Managing Director and/or a Principal of Bain Capital during the last five years. Each director and/or executive officer of Bain Investors VI and Bain Capital is a citizen of the United States. Certain of the Managing Directors of Bain Investors VI and Bain Capital hold similar positions at other investment funds associated with Bain Capital. The address for Fund VI, BCPVI, Bain Investors VI, Bain Capital, Mr. Mitt Romney and all of the other executive officers of Bain Investors VI and Bain Capital is Two Copley Place, Boston, Massachusetts 02116.

   Bear Stearns Merchant Banking. Bear Stearns Merchant Banking capitalizes on the extensive global franchise, long-standing relationships in the financial community and breadth of financial advisory activities of Bear Stearns to offer proprietary investment opportunities in a broad range of industries. Formed in April 1997,

Bear Stearns Merchant Banking has committed approximately $135 million of equity in eleven separate transactions, with individual commitments of up to $60 million. Bear Stearns Merchant Banking is a division of Bear Stearns, which is a wholly-owned subsidiary of The Bear Stearns Companies Inc. ("BSCI").

   Set forth below is the name, principal position and business experience of each director and executive officer of BSCI. All such members are citizens of the United States.

   Name                   Title               Business Experience
   ----                   -----               -------------------
   Alan C. Greenberg..... Chairman of the     Chairman of the Board of
                          Board of Directors  Directors of BSCI
   James E. Cayne........ President and Chief President and Chief Executive
                          Executive Officer   Officer of BSCI
   Carl D. Glickman...... Director            Private Investor; Director,
                                              Continental Health Affiliates,
                                              Inc., Infutech, Inc., Lexington
                                              Capital Properties Trust and
                                              OfficeMax Inc.
   Donald J. Harrington.. Director            President, St. John's University
   William L. Mack....... Director            President and Senior Managing
                                              Partner, The Mack Organization;
                                              Founder and Managing Partner, The
                                              Apollo Real Estate Investment
                                              Funds
   Fred T. Nickell....... Director            President and Chief Executive
                                              Officer of Kelso & Company
   Frederic V. Salerno... Director            Senior Executive Vice President
                                              and CFO/Strategy and Business
                                              Development and Director of Bell
                                              Atlantic Corporation
   Vincent Tese.......... Director            Chairman and Director of Wireless
                                              Cable International Inc.
   Fred Wilpon........... Director            Chairman of the Board of
                                              Directors of Sterling Equities,
                                              Inc.

   The Management Group is expected to consist of approximately 13 members of management, including Messrs. Boreen, Tan, and Eggebrecht. Each member of the Management Group is a citizen of the United States and has a business address at 2435 Boulevard of The Generals, Norristown, Pennsylvania 19403. For further information concerning the Management Group, see "Special Factors--Conflicts of Interest."

   None of the above persons was, during the past five years, convicted in a criminal proceeding (excluding traffic violations or similar misdemeanors) or was, during the past five years, a party to a civil proceeding of a judicial or administrative body of competent jurisdiction and as a result of such proceeding was or is subject to a judgment, decree or final order enjoining further violations of, or prohibiting activities subject to, federal or state securities laws or finding any violation of such laws.

   Subsequent to the consummation of the Merger, it is anticipated that the directors and executive officers of the Surviving Corporation will be as follows:

   Name                                     Position
   ----                                     --------
   Henry I. Boreen......................... Director
   Hock E. Tan............................. Chief Executive Officer and Director
   Lewis C. Eggebrecht..................... Vice President and Chief Scientist
   David Dominik........................... Director
   Michael A. Krupka....................... Director
   Prescott Ashe........................... Director
   Yoo Jin Kim............................. Director
   Bodil Arlander.......................... Director

   Set forth below is a brief description of the business experience for each of the new directors of the Surviving Corporation:

   David Dominik joined Bain Capital in 1990 as a Managing Director. Prior to joining Bain Capital, Mr. Dominik was a general partner of Zero Stage Capital, a venture capital firm focused on early-stage companies. Previously, Mr. Dominik was a venture capital investor and assistant to the Chairman of Genzyme Corporation, a biotechnology firm. From 1982 to 1984, Mr. Dominik was a management consultant at Bain & Company. Mr. Dominik serves on the Board of Directors of Oasis Healthcare, Therma-Wave, Inc. and Dynamic Details, Incorporated.

   Michael A. Krupka joined Bain Capital in 1991 and has been a Managing Director since 1997. Prior to joining Bain Capital, Mr. Krupka spent several years as a management consultant at Bain & Company where he focused on technology and technology-related companies. In addition, he has served in several senior operating roles at Bain Capital portfolio companies. Mr. Krupka currently serves on the Board of Directors of Sealy Mattress Co.

   Prescott Ashe joined Bain Capital in 1991 and has been a Principal at Bain Capital since 1998. Prior to Bain Capital, Mr. Ashe was a management consultant at Bain & Company. Mr. Ashe currently serves on the Board of Directors of Dynamic Details, Incorporated.

   Yoo Jin Kim joined Bain Capital in 1994 and has been an Associate since 1995. Prior to Bain Capital, Mr. Kim was a management consultant at Corporate Decisions, Inc., a strategy consulting firm based in Boston.

   Bodil Arlander has been a Vice President in Bear Stearns Merchant Banking division since its inception in April 1997. Prior to joining Bear Stearns, Ms. Arlander was a Vice President in the mergers and acquisitions department of Lazard Freres & Co. LLC, which she joined in 1991. Ms. Arlander is also a director of MSS-Delaware, Inc.

                     BENEFICIAL OWNERSHIP OF COMMON STOCK

   The following table sets forth certain information regarding the beneficial ownership of the Company's common stock as of February 1, 1999 for (i) each person who is known by the Company to own beneficially more than 5% of the outstanding shares of common stock, (ii) each director of the Company, (iii) the Company's chief executive officer and each of the Company's other executive officers listed in the Summary Compensation Table included in the Company's proxy statement dated November 25, 1998 and (iv) all of the directors and executive officers of the Company as a group. Except pursuant to applicable community property laws and except as otherwise indicated, each shareholder identified in the table possesses sole voting and investment power with respect to its or his shares.

                                                     Number of
                                                       Shares      Percent of
                                                    Beneficially     Shares
Name                                                 Owned (1)     Outstanding
----                                                ------------   -----------
Pilgrim Baxter & Associates, Ltd. (2)..............  1,126,500         9.1%
Wellington Management Company, LLP (3).............    854,000         7.0%
Henry I. Boreen....................................    438,540         4.0%
Edward M. Esber, Jr................................     15,000          *
Rudolf Gassner.....................................     79,000          *
John L. Pickitt....................................     24,000          *
Hock E. Tan........................................     92,052(4)       *
Martin Goldberg (5)................................         --         --
K. Venkateswaren (5)...............................     24,107          *
Greg Richmond (5)..................................     26,384          *
Stavro Prodromou (5)...............................    113,500          *
All directors and executive officers as a group (6
 persons)..........................................    651,471(4)      5.2%

--------
   *Less than 1% of the outstanding shares.

(1) Includes options exercisable within 60 days of the above date to purchase the following respective shares of the Company's common stock: Mr. Boreen--88,000, Mr. Esber--15,000, Mr. Gassner--66,500, Mr. Pickitt--
    21,000, Mr. Tan--75,000, Mr. Goldberg--0, Dr. Venkateswaren--22,500, Mr.
    Richmond--22,700, Dr. Prodromou--107,500 and all directors and executive officers as a group--268,379; as well as shares issued pursuant to and being held by the Company's 401(k) plan as determined from reports of the plan administrator: Mr. Tan--1,242, Dr. Venkateswaren--1,607, Mr. Richmond--1,381 and all directors and executive officers as a group-- 4,249.

(2) Pursuant to a Schedule 13G filed with the Commission on February 2, 1998, Pilgrim Baxter & Associates, Ltd. ("Pilgrim") reported beneficial ownership of 1,126,500 shares of common stock, including sole voting power with respect of 1,092,300 shares and shared voting and dispositive power with respect to 1,126,500 shares. The address for Pilgrim is 825 Duportail Road, Wayne, Pennsylvania 19087.

(3) Pursuant to a Schedule 13G filed with the Commission on February 8, 1999, Wellington Management Company, LLP ("WMC") reported beneficial ownership of 854,000 shares of common stock, including shared voting power with respect to 444,000 shares and shared dispositive power with respect to 854,000 shares. The address for WMC is 75 State Street, Boston, Massachusetts 02109.

(4) 15,810 of these shares are held in a trust, of which Mr. Tan is the sole trustee, for the benefit of members of Mr. Edward H. Arnold's family. Mr. Arnold was formerly Chairman Emeritus of the Board of Directors. Mr. Tan disclaims beneficial ownership of such shares.

(5) Messrs. Goldberg, Venkateswaren, Richmond and Prodromou no longer serve as executive officers of the Company.

                 SHAREHOLDER PROPOSALS FOR 1999 ANNUAL MEETING

   Due to the contemplated consummation of the Merger, the Company does not currently expect to hold a 1999 Annual Meeting of Shareholders because, following the Merger, the Company will not be a publicly traded company. In the event that the Merger is not completed, any shareholder proposal intended to be presented at the 1999 Annual Meeting of Shareholders must be received by the Company at least 50 days and not more than 75 days prior to the date of such meeting and otherwise comply with the provisions set forth in the Company's by-laws relating to advance notice of shareholder proposals in order to be eligible for consideration by shareholders at such meeting. Any such proposal must be received by the Company by July 28, 1999 in order to be considered for inclusion in the Company's proxy materials for the 1999 Annual Meeting of Shareholders. In addition, the execution of a proxy solicited by the Company in connection with the 1999 Annual Meeting of Shareholders shall confer on the designated proxy holder discretionary voting authority to vote on any shareholder proposal which is not included in the Company's proxy materials and for which the Company has not received notice at least 50 days and not more than 75 days prior to the date of such meeting.

                        INDEPENDENT PUBLIC ACCOUNTANTS

   The Company's consolidated balance sheets as of June 28, 1997 and June 27, 1998, and the related consolidated statements of operations, shareholders equity and cash flows for each of the years in the three year period ended June 27, 1998, incorporated by reference in this Proxy Statement, have been audited by KPMG LLP, independent public accountants. A representative of KPMG LLP will be at the Special Meeting to answer questions from shareholders and will have the opportunity to make a statement if so desired.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The following documents of the Company are incorporated by reference herein:

  (i) Annual Report on Form 10-K for the year ended June 27, 1998;

  (ii) Quarterly Reports on Form 10-Q for the interim periods ending September 26, 1998 and December 26, 1998; and

  (iii) Current Reports on Form 8-K, dated January 28, 1999, January 22, 1999, January 20, 1999 and October 19, 1998.

   All documents filed by the Company with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date hereof and prior to the date of the Special Meeting shall be deemed to be incorporated by reference herein and shall be a part hereof from the date of filing of such documents. Any statements contained in a document incorporated by reference herein or contained in this Proxy Statement shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

   This proxy statement incorporates documents by reference which are not presented herein or delivered herewith. Such documents (other than exhibits to such documents unless such exhibits are specifically incorporated by reference) are available, without charge, to any person, including any beneficial owner, to whom this proxy statement is delivered, on written or oral request to the Company at 2435 Boulevard of the Generals, Norristown, Pennsylvania 19403 Attn: Investor Relations Department (telephone number 610-630-5300). Such documents will be provided to such person by first class mail or other equally prompt means within one business day of receipt of such request. In order to ensure delivery of the documents prior to the special
meeting, requests should be received by           , 1999.

                             AVAILABLE INFORMATION

   The Company, Merger Corp., the Equity Investors and the Management Affiliates have filed with the Commission a Rule 13e-3 Transaction Statement on Schedule 13E-3 (including any amendments thereto, the "Schedule 13E-3") under the Exchange Act with respect to the Merger. This Proxy Statement does not contain all of the information set forth in the Schedule 13E-3 and the exhibits thereto, certain parts of which are omitted in accordance with the rules and regulations of the Commission. The Company is subject to the informational requirements of the Exchange Act and, in accordance therewith, files reports, proxy statements and other information with the Commission.

   The Schedule 13E-3 and the exhibits thereto, as well as such reports, proxy statements and other information filed by the Company, can be inspected and copied at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549, and at the Commission's Regional Offices at (i) Seven World Trade Center, 13th Floor, New York, New York 10048, (ii) Suite 500 East, Tishman Building, 5757 Wilshire Boulevard, Los Angeles, California, 90036, and (iii) 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511.

   Copies of such materials also can be obtained at prescribed rates from the Public Reference Section of the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549. The Commission maintains an Internet site on the World Wide Web at "http://www.sec.gov" which contains reports, proxy and information statements and other information regarding issuers that file electronically with the Commission.

                                                                      APPENDIX A

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------


                          AGREEMENT AND PLAN OF MERGER

                                 BY AND BETWEEN

                                ICS MERGER CORP.

                                      AND

                        INTEGRATED CIRCUIT SYSTEMS, INC.

                                January 20, 1999

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               TABLE OF CONTENTS

 ARTICLE 1
    THE MERGER...........................................................  A-1
    Section 1.1  The Merger.............................................   A-1
    Section 1.2  Closing and Effective Time.............................   A-1
    Section 1.3  Effects of the Merger..................................   A-1
    Section 1.4  Articles of Incorporation and By-Laws of the Surviving
                 Corporation............................................   A-2
    Section 1.5  Directors..............................................   A-2
    Section 1.6  Officers...............................................   A-2

 ARTICLE 2
    EFFECT OF THE MERGER ON THE CAPITAL STOCK OF THE COMPANY.............  A-2
    Section 2.1  Effect on Capital Stock................................   A-2
           (a)   Merger Consideration...................................   A-2
           (b)   Conversion of Shares...................................   A-2
           (c)   Cancellation of Treasury Stock.........................   A-3
           (d)   Dissenting Shares......................................   A-3
    Section 2.2  Options; Stock Plans...................................   A-3
    Section 2.3  Payment for Common Shares..............................   A-3

 ARTICLE 3
    REPRESENTATIONS AND WARRANTIES OF THE COMPANY........................  A-5
    Section 3.1  Organization and Qualification; Subsidiaries...........   A-5
    Section 3.2  Capitalization; Subsidiaries...........................   A-5
    Section 3.3  Authority Relative to this Agreement...................   A-6
    Section 3.4  No Violation...........................................   A-6
    Section 3.5  SEC Reports and Financial Statements...................   A-7
    Section 3.6  Compliance with Applicable Laws........................   A-7
    Section 3.7  Litigation.............................................   A-7
    Section 3.8  Information............................................   A-8
    Section 3.9  Certain Approvals......................................   A-8
    Section 3.10 Employee Benefit Plans.................................   A-8
    Section 3.11 Taxes..................................................   A-9
    Section 3.12 Environmental Matters..................................  A-10
    Section 3.13 Absence of Certain Changes.............................  A-11
    Section 3.14 Brokers................................................  A-12
    Section 3.15 Opinion of Investment Banker...........................  A-12
    Section 3.16 Material Contracts.....................................  A-12
    Section 3.17 Board Recommendation...................................  A-12
    Section 3.18 Required Company Vote..................................  A-13
    Section 3.19 Intellectual Property..................................  A-13
    Section 3.20 Related Party Transactions.............................  A-13
    Section 3.21 State Takeover Statutes................................  A-13
    Section 3.22 Labor Relations and Employment.........................  A-14
    Section 3.23 Year 2000..............................................  A-14
    Section 3.24 Real Estate............................................  A-15
           (a)   Owned Properties.......................................  A-15
           (b)   Leased Properties......................................  A-15
           (c)   Real Property Disclosure...............................  A-15
           (d)   No Proceedings.........................................  A-15
           (e)   Current Use............................................  A-15
           (f)   Condition and Operation of Improvements................  A-16
           (g)   Permits................................................  A-16
    Section 3.25 Absence of Certain Changes or Events with Respect to the Company............................................  A-16

 ARTICLE 4
    REPRESENTATIONS AND WARRANTIES OF ICS................................. A-16
    Section 4.1  Organization and Qualification..........................  A-16
    Section 4.2  Authority Relative to this Agreement....................  A-16
    Section 4.3  No Violation............................................  A-17
    Section 4.4  Information.............................................  A-17
    Section 4.5  Financing...............................................  A-17
    Section 4.6  Pennsylvania Law........................................  A-17
    Section 4.7  Beneficial Ownership of Shares..........................  A-17
    Section 4.8  Brokers.................................................  A-17
    Section 4.9  Formation of ICS; No Prior Activities...................  A-17
    Section 4.10 Litigation..............................................  A-18

 ARTICLE 5
    COVENANTS............................................................. A-18
    Section 5.1  Conduct of Business of the Company......................  A-18
    Section 5.2  Access to Information...................................  A-19
    Section 5.3  Efforts.................................................  A-19
    Section 5.4  Title Insurance and Surveys.............................  A-21
    Section 5.5  Public Announcements....................................  A-21
    Section 5.6  Employee Benefit Arrangements...........................  A-21
    Section 5.7  Indemnification; Directors' and Officers' Insurance.....  A-21
    Section 5.8  Notification of Certain Matters.........................  A-22
    Section 5.9  State Takeover Laws.....................................  A-22
    Section 5.10 No Solicitation.........................................  A-22
    Section 5.11 Interim Liabilities.....................................  A-23
    Section 5.12 Reports.................................................  A-23
    Section 5.13 Shareholders' Meeting...................................  A-23
    Section 5.14 Conveyance Taxes........................................  A-24
    Section 5.15 Delisting...............................................  A-24
    Section 5.16 Solvency Letters........................................  A-24

 ARTICLE 6
 CONDITIONS TO CONSUMMATION OF THE MERGER................................. A-24
    Section 6.1  Conditions..............................................  A-24
           (a)   Shareholder Approval....................................  A-24
           (b)   Solvency Letters........................................  A-25
           (c)   Orders and Injunctions..................................  A-25
           (d)   Illegality..............................................  A-25
           (e)   HSR Act.................................................  A-25
    Section 6.2  Conditions to Obligations of ICS........................  A-25
           (a)   Representations and Warranties..........................  A-25
           (b)   Performance of Obligations of the Company...............  A-25
           (c)   Consents, Etc...........................................  A-25
           (d)   No Litigation...........................................  A-25
           (e)   Financing...............................................  A-26
    Section 6.3  Conditions to Obligation of the Company.................  A-26
           (a)   Representations and Warranties..........................  A-26
           (b)   Performance of Obligations of ICS.......................  A-26

 ARTICLE 7
    TERMINATION; AMENDMENTS; WAIVER........................................ A-26
    Section 7.1  Termination..............................................  A-26
    Section 7.2  Effect of Termination....................................  A-27
    Section 7.3  Fees and Expenses........................................  A-27
    Section 7.4  Amendment................................................  A-28
    Section 7.5  Extension; Waiver........................................  A-28

 ARTICLE 8
    MISCELLANEOUS.......................................................... A-28
    Section 8.1  Non-Survival of Representations and Warranties...........  A-28
    Section 8.2  Entire Agreement; Assignment.............................  A-28
    Section 8.3  Validity.................................................  A-28
    Section 8.4  Notices..................................................  A-29
    Section 8.5  Governing Law............................................  A-29
    Section 8.6  Descriptive Headings.....................................  A-29
    Section 8.7  Counterparts.............................................  A-29
    Section 8.8  Parties in Interest......................................  A-29
    Section 8.9  Certain Definitions......................................  A-30
    Section 8.10 Specific Performance.....................................  A-30

                         AGREEMENT AND PLAN OF MERGER

   AGREEMENT AND PLAN OF MERGER (this "Agreement"), dated as of January 20, 1999, by and between ICS Merger Corp., a Pennsylvania corporation ("ICS"), and Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company").

   WHEREAS, the respective Boards of Directors of ICS and the Company have approved the merger of ICS with and into the Company, as set forth below (the "Merger"), in accordance with the Business Corporation Law of the Commonwealth of Pennsylvania (the "BCL") and upon the terms and subject to the conditions set forth in this Agreement, holders of shares of common stock, no par value, of the Company (the "Common Shares") issued and outstanding immediately prior to the Effective Time (as defined below) will be entitled, subject to the terms hereof and other than as set forth herein, the right to receive cash in this Agreement or, in the case of certain specifically designated holders of Common Shares, the right to receive shares of common stock of the Surviving Corporation (as defined below) (the "Rollover Shares");

   WHEREAS, the Board of Directors of the Company (the "Company Board") has, in light of and subject to the terms and conditions set forth herein, (i) determined that (A) the consideration to be paid for each Common Share (except for Rollover Shares) in the Merger (as hereinafter defined) is fair to the shareholders of the Company, and (B) the Merger is otherwise in the best interests of the Company and its shareholders, and (ii) resolved to approve and adopt this Agreement and the transactions contemplated hereby and to recommend approval and adoption by the shareholders of the Company of this Agreement;

   WHEREAS, the Merger requires the vote of a majority of the votes cast by all of the issued and outstanding Common Shares entitled to vote for the approval thereof (the "Company Shareholder Approval");

   WHEREAS, ICS and the Company desire to make certain representations, warranties, covenants and agreements in connection with the Merger, and also to prescribe various conditions to the Merger; and

   NOW, THEREFORE, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, ICS and the Company agree as follows:

                                   ARTICLE 1

                                  The Merger

   Section 1.1 The Merger. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the BCL, at the Effective Time ICS shall be merged with and into the Company. Following the Merger, the separate corporate existence of ICS shall cease and the Company shall continue as the surviving corporation (the "Surviving Corporation").

   Section 1.2 Closing and Effective Time. The closing of the Merger (the "Closing") will take place at 10:00 a.m., local time, on the fifth business day after satisfaction or waiver of all of the conditions set forth in Article 4 of this Agreement (other than conditions that are to be satisfied at the Closing, which shall be satisfied or waived at the Closing) or such other date and time as ICS and the Company may agree upon (the "Closing Date"), at the offices of Kirkland & Ellis, New York, New York. Immediately following the Closing the parties hereto shall cause the Merger to become effective by filing Articles of Merger with the Department of State of the Commonwealth of Pennsylvania in accordance with the relevant provisions of the BCL, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to herein as the "Effective Time."

   Section 1.3 Effects of the Merger. The Merger shall have the effects set forth in the BCL. Without limiting the generality of the foregoing, and subject thereto, at the Effective Time, all the properties, rights, privileges, powers and franchises of the Company and ICS shall vest in the Surviving Corporation, and all debts, liabilities and duties of the Company and ICS shall become the debts, liabilities and duties of the Surviving Corporation.

   Section 1.4 Articles of Incorporation and By-Laws of the Surviving
Corporation.

   (a) The Articles of Incorporation, as amended, of the Company, as in effect immediately prior to the Effective Time and as further amended to provide for the number and types of shares of capital stock designated on the Rollover Schedule (as hereinafter defined), shall be the Articles of Incorporation of the Surviving Corporation until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

   (b) The By-Laws of the Company in effect at the Effective Time shall be the By-Laws of the Surviving Corporation until amended, subject to the provisions of Section 5.7 of this Agreement, in accordance with the provisions thereof and applicable law.

   Section 1.5 Directors. Subject to applicable law, the directors of ICS immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

   Section 1.6 Officers. The officers of the Company immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

                                   ARTICLE 2

           Effect of the Merger on the Capital Stock of the Company

   Section 2.1 Effect on Capital Stock. As of the Effective Time, by virtue of the Merger and without any action on the part of the holders of any Common Shares or any shares of capital stock of ICS:

     (a) Merger Consideration. The Merger Consideration shall be equal to $21.25 per share (the "Merger Consideration").

     (b) Conversion of Shares.

       (i) Each issued and outstanding Common Share (except for (x) Dissenting Shares (as defined herein) and (y) those Common Shares held by those holders of record listed in the Rollover Schedule, but only up to the aggregate levels indicated in such Rollover Schedule (the "Rollover Shares")) shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into the right to receive from ICS the Merger Consideration without interest upon surrender of the certificate formerly representing such Common Share in the manner provided in, and otherwise in accordance with, Section 2.3 hereof. All such Common Shares, when so converted, shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each holder of a certificate representing any such Common Shares shall cease to have any rights with respect thereto, except the right to receive the Merger Consideration therefor upon the surrender of such certificate in the manner provided in, and in accordance with, Section 2.3 hereof.

       (ii) At the Effective Time, (i) each Rollover Share and (ii) each share of common stock, par value $.01 per share, of ICS issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become such number and type of shares of the Surviving Corporation as shall be designated on a schedule (the "Rollover Schedule") to be provided by ICS to the Company and consented to in writing by each shareholder listed thereon as to such shareholder's shares, prior to February 10, 1999.

     (c) Cancellation of Treasury Stock. Each Common Share that is owned by the Company or by any wholly owned subsidiary of the Company shall automatically be canceled and retired and shall cease to exist, and no cash or other consideration shall be delivered or deliverable in exchange therefor.

     (d) Dissenting Shares. Common Shares issued and outstanding immediately prior to the Effective Time and held by a holder who has not voted in favor of the Merger or consented thereto in writing and who has demanded payment of the fair value for such holder's Common Shares as determined by appraisal for such Common Shares in accordance with the BCL prior to the Effective Time ("Dissenting Shares") shall not be converted into, or be exchangeable for, a right to receive the Merger Consideration, unless and until such holder shall have failed to perfect or shall have withdrawn or otherwise lost such holder's right to appraisal. If after the Effective Time such holder shall have failed to perfect or shall have withdrawn or lost such holder's right to appraisal, such Common Shares shall be treated as if they had been converted as of the Effective Time into a right to receive the Merger Consideration. The Company shall give ICS prompt notice of any demands received by the Company for appraisal of Common Shares, and ICS shall have the right to participate in all negotiations and proceedings with respect to such demands. The Company shall not, except with the prior written consent of ICS, make any payment with respect to, or settle or offer to settle, any such demands.

   Section 2.2 Options; Stock Plans. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under the Company's 1991 and 1992 Stock Option Plan and 1997 Equity Compensation Plan (the "Stock Plans") will be entitled to receive in settlement of such Option a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Merger Consideration over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes. If necessary or appropriate, the Company will, upon the request of ICS, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.2. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes. The Company will solicit from each Retained Employee, as such term is defined in that certain asset purchase agreement among 3COM Corporation, the Company and ICS Technologies, Inc., an agreement by each such employee who owns an Option (as defined in such agreement) to accept, in lieu of stock upon the exercise of the Option, the amount of cash such employee would have received if they received the cash payments described in this Section 2.2 (the "Option Payment") which shall be a condition to any agreement by the Company to pay such Option Payment in respect of such Options.

   Section 2.3 Payment for Common Shares.

   (a) Prior to the Effective Time, ICS and the Company shall designate the Company's registrar and transfer agent or such other bank or trust company as may be approved by ICS and the Company Board, to act as exchange agent for the holders of Common Shares in connection with the Merger, pursuant to an agreement providing for the matters set forth in this Section 2.3 and such other matters as may be appropriate and the terms of which shall be reasonably satisfactory to the Company and ICS (the "Exchange Agent"), to receive the funds to which holders of Common Shares shall become entitled pursuant to
Section 2.1(b) hereof. At the Effective Time, ICS shall deposit, or ICS shall otherwise take all steps necessary to cause to be deposited, in trust with the Exchange Agent in an account for the benefit of holders of Common Shares (the "Exchange Fund") the aggregate Merger Consideration to which holders of Common Shares shall be entitled at the Effective Time pursuant to Section 2.1(b) hereof.

   (b) Promptly after the Effective Time, and in any event not later than three business days following the Effective Time, ICS shall cause the Exchange Agent to mail to each record holder of certificates (the "Certificates") that immediately prior to the Effective Time represented Common Shares a form of letter of transmittal which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates or an Affidavit of Loss in Lieu of Lost Certificate (as defined below) to the Exchange Agent and instructions for use in surrendering such Certificates and receiving the Merger Consideration in respect thereof.

   (c) In effecting the payment of the Merger Consideration in respect of Common Shares represented by Certificates entitled to payment of the Merger Consideration pursuant to Section 2.1(b) hereof, upon the surrender of each such Certificate, together with a letter of transmittal duly executed, the Exchange Agent shall promptly, and in any event not later than three business days following receipt of such Certificates and letter of transmittal, pay the holder of such Certificate the Merger Consideration multiplied by the number of Common Shares represented by such Certificate, in consideration therefor. Upon such payment such Certificate shall forthwith be canceled.

   (d) Until surrendered in accordance with paragraph (c) above, each such Certificate (other than Certificates representing Common Shares held by ICS or any of its affiliates, in the treasury of the Company or by any wholly owned subsidiary of the Company or Dissenting Shares or Rollover Shares) shall represent solely the right to receive the aggregate Merger Consideration relating thereto. No interest or dividends shall be paid or accrued on the Merger Consideration. If the Merger Consideration (or any portion thereof) is to be delivered to any person other than the person in whose name the Certificate formerly representing Common Shares surrendered therefor is registered, it shall be a condition to such right to receive such Merger Consideration that the Certificate so surrendered shall be properly endorsed or otherwise be in proper form for transfer and that the person surrendering such Common Shares shall pay to the Exchange Agent any transfer or other taxes required by reason of the payment of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such tax has been paid or is not applicable.

   (e) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the Person (who shall be the record owner of such Certificate) claiming such Certificate to be lost, stolen or destroyed (an "Affidavit of Loss in Lieu of Lost Certificate"), the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the Merger Consideration deliverable in respect thereof, provided that the Person to whom the Merger Consideration is paid shall, as a condition precedent to the payment thereof, give the Surviving Corporation a bond in such sum as it may direct or otherwise indemnify the Surviving Corporation in a manner satisfactory to it against any claim that may be made against the Surviving Corporation with respect to the Certificate claimed to have been lost, stolen or destroyed.

   (f) No dividends or other distributions with respect to Common Shares with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the Common Shares represented thereby until the surrender of such Certificates or delivery of an Affidavit of Loss in Lieu of Lost Certificate in accordance with this Section 2.3.

   (g) Promptly following the date which is 180 days after the Effective Time, the Exchange Agent shall deliver to the Surviving Corporation all cash, Certificates and other documents in its possession relating to the transactions described in this Agreement, and the Exchange Agent's duties shall terminate. Thereafter, each holder of a Certificate formerly representing a Common Share may surrender such Certificate to the Surviving Corporation and (subject to applicable abandoned property, escheat and similar laws) receive in consideration therefor the aggregate Merger Consideration relating thereto, without any interest or dividends thereon.

   (h) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Common Shares which were outstanding immediately prior to the Effective Time. If, after the Effective Time, Certificates formerly representing Common Shares (other than the Rollover Shares) are presented to the Surviving Corporation or the Exchange Agent, they shall be surrendered and canceled in return for the payment of the aggregate Merger Consideration relating thereto, as provided in this Article 2.

   (i) None of ICS, the Company or Exchange Agent shall be liable to any person in respect of any cash from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law. If any Certificates shall not have been surrendered prior to seven years after the Effective Time, any such shares, cash, dividends or distributions in respect of such Certificate shall, to the extent permitted by applicable law, become the property of the Surviving Corporation, free and clear of all claims or interest of any person previously entitled thereto.

                                   ARTICLE 3

                 Representations and Warranties of the Company

   The Company represents and warrants to ICS as follows:

   Section 3.1 Organization and Qualification; Subsidiaries. The Company and each of its Subsidiaries (as hereinafter defined) is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and has all requisite corporate power and corporate authority to own, lease and operate its properties and to carry on its business as now being conducted and is in good standing as a foreign corporation in each jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on the Company. The term "Material Adverse Effect on the Company," as used in this Agreement, means any effect, event, occurrence, change or state of facts that, or aggregated with other effects, events, occurrences, changes or states of facts, is, or is reasonably likely to be, materially adverse to (i) the assets, liabilities, business, property, operations, condition as a whole (financial or otherwise) of the Company and its Subsidiaries taken as a whole, or (ii) the ability of the Company and its Subsidiaries to perform in all material respects their obligations under this Agreement. The Company has heretofore made available to ICS a complete and correct copy of its Articles of Incorporation, as amended, and By-Laws. Set forth on Section 3.1 of the Disclosure Schedule is a list of every corporation, limited liability company, partnership or other business organization or entity of which the Company owns either directly or through its Subsidiaries, (a) more than 50% of (i) the total combined voting power of all classes of voting securities of such entity, (ii) the total combined equity interests therein, or (iii) the capital or profit interests therein, in the case of a partnership; or (b) or otherwise has the power to vote or direct the voting of sufficient securities to elect a majority of the board of directors or similar governing body of such entity (the "Subsidiaries").

   Section 3.2 Capitalization; Subsidiaries. The authorized capital stock of the Company consists of 50,000,000 Common Shares and 5,000,000 shares of preferred stock, no par value ("Preferred Stock"). As of the close of business on January 19, 1999, 12,298,425 Common Shares were issued and outstanding (which includes certain treasury shares), all of which are entitled to vote on this Agreement except for those shares held in treasury. The Company has no shares of Preferred Stock issued and outstanding. As of January 18, 1999, except for (i) 2,396,646 Common Shares reserved for issuance pursuant to outstanding Options and rights granted under the Stock Plans, there are not now, and at the Effective Time there will not be, any existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries. Section 3.2 of the Disclosure Schedule sets forth the name of each holder of an outstanding Option under the Stock Plans, and with respect to each Option held by any such holder, the grant date, vesting schedule, exercise price and number of Common Shares for which such Option is exercisable. All issued and outstanding Common Shares are, and all Common shares which may be issued pursuant to the exercise of outstanding Options will be, when issued in accordance with the respective terms thereof, validly issued, fully paid, nonassessable and free of preemptive rights. All of the outstanding shares of capital stock of each of the Company's Subsidiaries have been validly issued and are fully paid and non-assessable and, except as set forth on Section 3.2 of the Disclosure Schedule, are owned by either the Company or another of its Subsidiaries free and clear of all liens, charges, claims or encumbrances. There are no outstanding options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating any Subsidiary of the Company to issue, transfer or sell any shares of its capital stock.

   Section 3.3 Authority Relative to this Agreement.

   (a) The Company has all necessary corporate power and authority to execute and deliver this Agreement and, except for the approval of this Agreement by the shareholders of the Company, to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Company Board and no other corporate proceedings on the part of the Company or on the part of the shareholders of the Company are necessary to authorize this Agreement or to consummate the transactions so contemplated, other than the approval of this Agreement by the holders of a majority of the outstanding Common Shares of the Company. This Agreement has been duly and validly executed and delivered by the Company, and, assuming this agreement constitutes a valid and binding obligation of ICS, this Agreement constitutes a valid and binding agreement of the Company, enforceable against the Company in accordance with its terms, except as may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent conveyance or other similar laws affecting the rights of creditors generally, general equitable principles (whether considered in a proceeding in equity or at law) and an implied covenant of good faith and fair dealing.

   (b) Except as set forth in Section 3.3 of the Disclosure Schedule, the execution and delivery of this Agreement does not, and the consummation of the transactions contemplated by this Agreement and compliance with the provisions of this Agreement will not, conflict with, or result in any violation of, or default (with or without notice or lapse of time, or both) under, or give rise to a right of consent, termination, purchase, cancellation or acceleration of any obligation or to loss of any property, rights or benefits under, result in the imposition of any additional obligation under, or result in the creation of any Lien (as defined herein) upon any of the properties or assets of the Company or any of its Subsidiaries under or constitute a "change of control" under, require the consent from, or the giving of notice to, a third party pursuant to (i) the organizational documents of the Company or any of its Subsidiaries, (ii) any contract, instrument, permit, concession, franchise, license, loan or credit agreement, note, bond, mortgage, indenture, lease or other property agreement, partnership or joint venture agreement or other legally binding agreement or obligation, whether oral or written (a "Contract"), applicable to the Company or any of its Subsidiaries or their respective properties or assets or (iii) subject to the governmental filings and other matters referred to in the following paragraph, any judgment, order, decree, statute, law, ordinance, rule or regulation applicable to the Company or any of its Subsidiaries or their respective properties or assets, other than, in the case of clauses (ii) and (iii), any such conflicts, violations, defaults, rights, Liens, adverse consequences resulting from such change of control or where the failure to obtain such consents or provide such notices that, individually or in the aggregate, would not have a Material Adverse Effect on the Company. For purposes of this Agreement, "Lien" shall mean, with respect to any asset, any imperfection of title, lien, lease, pledge, encumbrance, mortgage, claim, option, voting trust, preemptive right, attachment, encroachment or other charge or security interest in or on such asset.

   (c) Other than in connection with, or in compliance with, the provisions of the BCL with respect to the transactions contemplated hereby, the Securities Exchange Act of 1934 (the "Exchange Act"), the securities laws of the various states and the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the "HSR Act"), no authorization, consent or approval of, or filing with, any Governmental Entity (as hereinafter defined) is necessary for the consummation by the Company of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on the Company. As used in this Agreement, the term "Governmental Entity" means any government or subdivision thereof, domestic, foreign or supranational or any administrative, governmental or regulatory authority, agency, commission, tribunal or body, domestic, foreign or supranational.

   Section 3.4 No Violation. Neither the execution or delivery of this Agreement by the Company nor the consummation by the Company of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation, as amended, or By-Laws of the Company or (ii) except as set forth on Section 3.4 of the Disclosure Schedule, constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or permit a third party to terminate or accelerate vesting or repurchase rights, or result in the creation of any Lien upon any of the properties or assets of the Company or any of its Subsidiaries, or any other detriment under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which the Company or any of its Subsidiaries is a party or by which they or any of their respective properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of Liens which, in the aggregate, would not have a Material Adverse Effect on the Company.

   Section 3.5 SEC Reports and Financial Statements. Since January 1, 1995, the Company has filed all forms, reports and documents ("SEC Reports") with the SEC required to be filed by it pursuant to the federal securities laws and the SEC rules and regulations thereunder. Copies of all such SEC Reports have been made available to ICS by the Company or are publicly available on EDGAR. None of such SEC Reports (as of their respective filing dates) contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading except as subsequently disclosed. The audited and unaudited consolidated financial statements of the Company included in the SEC Reports have been prepared in accordance with generally accepted accounting principles applied on a consistent basis (except as otherwise stated in such financial statements, including the related notes) and fairly present the financial position of the Company and its consolidated Subsidiaries as of the dates thereof and the results of their operations and changes in financial position for the periods then ended, subject, in the case of the unaudited financial statements, to year-end audit adjustments. Except as set forth in the SEC Reports and except as disclosed in Section 3.5 of the Disclosure Schedule, at the date of the most recent audited financial statements of the Company included in the SEC Reports, neither the Company nor any of its Subsidiaries had, and since such date neither the Company nor any of such Subsidiaries has incurred, any liabilities or obligations of any nature (whether accrued, absolute, contingent or otherwise) which, individually or in the aggregate, would be required to be disclosed in a balance sheet of the Company prepared in accordance with generally accepted accounted principles except liabilities incurred in the ordinary and usual course of business and consistent with past practice, liabilities incurred in connection with the transactions contemplated by this Agreement, and liabilities that would not reasonably be expected to have a Material Adverse Effect with respect to the Company.

   Section 3.6 Compliance with Applicable Laws. Except as set forth on Section
3.6 of the Disclosure Schedule and except for matters relating to Environmental Laws (which matters are covered in Section 3.12 hereof) or matters relating to real estate (which matters are covered in Section 3.24 hereof), (i) the Company and its Subsidiaries possess all permits, licenses, certifications and other governmental or regulatory authorizations and approvals necessary to enable the Company and its Subsidiaries to carry on their business as presently conducted except for such failures to have such permits, licenses, certifications or regulatory authorizations or approvals that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect, and all such permits are valid, and in full force and effect and there exists no default thereunder and (ii) the operations of the Company and its Subsidiaries have been conducted in compliance with all laws, ordinances, regulations, judgments and decrees of any Governmental Entity applicable to the Company or such Subsidiary or by which it may be bound, except for possible violations which would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

   Section 3.7 Litigation. Section 3.7 of the Disclosure Schedule sets forth any suit, claim, action, proceeding or investigation pending or, to the knowledge of the Company, threatened, at law or in equity, or before any Governmental Entity, against the Company or any of its Subsidiaries, none of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement. Except as disclosed in the SEC Reports filed prior to the date of this Agreement, neither the Company nor any of its Subsidiaries is subject to any outstanding order, writ, injunction or decree which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect on the Company or could prevent or materially delay the consummation of the transactions contemplated hereby.

   Section 3.8 Information. None of the information supplied by the Company in writing specifically for inclusion or incorporation by reference in (i) the Proxy Statement (as hereinafter defined) or (ii) any other document to be filed with the SEC or any other Governmental Entity in connection with the transactions contemplated by this Agreement (the "Other Filings") will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting (as hereinafter defined) and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by the Company with respect to (i) any forward-looking information which may have been supplied by the Company, or (ii) statements made in any of the foregoing documents based upon information supplied by ICS.

   Section 3.9 Certain Approvals. The Company Board has taken any and all necessary and appropriate action to approve the Merger and the transactions contemplated by this Agreement, including for the purposes of Sections 2538(b)(1) and 2555(1) of the BCL.

   Section 3.10 Employee Benefit Plans.

   (a) Section 3.10(a) of the Disclosure Schedule includes a true and complete list of all material employee benefit plans and programs providing benefits to any employee or former employee of the Company and its Subsidiaries sponsored or maintained by the Company or any of its Subsidiaries or to which the Company or any of its Subsidiaries contributes or is obligated to contribute ("Plans"). Without limiting the generality of the foregoing, the term "Plans" includes all employee welfare benefit plans within the meaning of Section 3(1) of the Employee Retirement Income Security Act of 1974, as amended, and the regulations thereunder ("ERISA"), and all employee pension benefit plans within the meaning of Section 3(2) of ERISA.

   (b) With respect to each Plan, the Company has made available to ICS a true, correct and complete copy of: (i) all plan documents, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description, if any; (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the United States Internal Revenue Service (the "IRS"), if any.

   (c) The Company and each of its Subsidiaries has complied, and is now in compliance, in all material respects with all provisions of ERISA, the Internal Revenue Code of 1986, as amended, including the Treasury Regulations thereunder (the "Code") and all laws and regulations applicable to the Plans. With respect to each Plan that is intended to be a "qualified plan" within the meaning of Section 401(a) of the Code ("Qualified Plans"), (i) such Plan is a Qualified Plan within the meaning of Section 401(a) of the Code, (ii) such Qualified Plans are within the remedial amendment period and (iii) the Company will submit such Qualified Plans to the IRS for a favorable determination letter within the remedial amendment period.

   (d) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected in the financial statements of the Company included in the SEC Reports to the extent required under generally accepted accounting principles.

   (e) Except as set forth on Section 3.10(e) of the Disclosure Schedule, no Plan is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code. Without limiting the generality of the foregoing, no Plan is a "multiemployer plan" within the meaning of Section 4001(a)(3) of ERISA (a "Multiemployer Plan") or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA and which is subject to Title IV of ERISA (a "Multiple Employer Plan").

   (f) There does not now exist, nor do any circumstances exist that could result in, any material liability under (i) Title IV of ERISA, (ii) Section 302 of ERISA, (iii) Sections 412 and 4971 of the Code, (iv) the continuation coverage requirements of section 601 et seq. of ERISA and Section 4980B of the Code, or (v) corresponding or similar provisions of foreign laws or regulations, other than a liability that arises solely out of, or relates solely to, the Plans, that would be a liability of the Company or any of its Subsidiaries following the Effective Time. Without limiting the generality of the foregoing, none of the Company, its Subsidiaries nor any ERISA Affiliate of the Company or any of its Subsidiaries has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA. An "ERISA Affiliate" means any entity, trade or business that is a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes the Company or any of its Subsidiaries, or that is a member of the same "controlled group" as the Company or any of its Subsidiaries, pursuant to Section 4001(a)(14) of ERISA.

   Section 3.11 Taxes.

   (a) The Company and each of its Subsidiaries has timely filed all federal, state, local and foreign income Tax Returns (as hereinafter defined) required to be filed by it in all jurisdictions in which it is required to do so, and all other material Tax Returns required to be filed by it, and such Tax Returns are true and complete in all material respects, and the Company and each of its Subsidiaries has paid or caused to be paid all Taxes (as hereinafter defined) shown due on such Tax Returns and has made adequate provision in the Company's financial statements for payment of all Taxes that are not payable as of the date hereof or have not been paid, in respect of all taxable periods or portions thereof ending on or before the date hereof, except where the failure to so file or pay or make adequate provision would not, individually or in the aggregate, have a Material Adverse Effect on the Company. All Tax Returns for the Company in respect of all years not barred by the statute of limitations have heretofore been made available by the Company to ICS and are listed in Section 3.11 of the Disclosure Schedule. There are no outstanding Agreements, waivers or requests for waivers extending the statutory period of limitation applicable to any Tax Return of the Company or any of its Subsidiaries. Except as set forth on Section 3.11 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries (i) has been a member of a group filing consolidated returns for federal income tax purposes (except for the group of which the Company is the common parent), (ii) is a party to or has any liability pursuant to a Tax sharing or Tax indemnity agreement or any other agreement of a similar nature that remains in effect or
(iii) has any liability for the Taxes of any person (other than any of the Company or its Subsidiaries) under Treas. Reg. (S) 1.1502-6 (or any similar provision of state, local, or foreign law), as a transferee or successor, by contract, or otherwise. The Company will attach to its June 27, 1998, Tax Return the statement required under Treasury Regulation Section 1.1502-20(c)(3) related to the disposition of its shares in Voyetra Technologies, Inc. Except as set forth in Section 3.11 of the Disclosure Schedule, no claim has ever been made by a taxing authority in a jurisdiction where the Company or any of its Subsidiaries does not file Tax Returns that such person is or may be subject to taxation by such jurisdiction. None of the Company or its Subsidiaries will be required to include any item of income in, or exclude any item of deduction from, taxable income for any taxable period (or portion thereof) ending after the Closing Date as a result of any (i) change in method of accounting for a taxable period ending on or prior to the Closing Date under Code (S) 481(c) (or any corresponding or similar provision of state, local or foreign income Tax law), (ii) "closing agreement" as described in Code (S) 7121 (or any corresponding or similar provision of state, local or foreign income Tax law) or (iii) deferred intercompany gain or any excess loss account described in Treasury Regulations under Code Section 1502. None of the Company or its Subsidiaries is a party to any agreement, contract, arrangement or plan that has resulted or would result, separately or in the aggregate, in the payment of any "excess parachute payment" within the meaning of Code (S) 280G (or any corresponding provision of state, local or foreign income Tax law).

   (b) For purposes of this Agreement, the term "Taxes" means all taxes, charges, fees, levies or other assessments, including, without limitation, income, gross receipts, excise, property, sales, transfer, license, payroll, withholding, capital stock and franchise taxes, imposed by the United States or any state, local or foreign government or subdivision or agency thereof, including any interest, penalties or additions thereto. For purposes of this Agreement, the term "Tax Return" means any report, return or other information or document required to be supplied to a taxing authority in connection with Taxes.

   Section 3.12 Environmental Matters.

   Except as set forth on Section 3.12 of the Disclosure Schedule and except for such matters that, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect:

     (a) with respect to the Business, the Company and its Subsidiaries have complied and are in compliance with all Environmental and Safety Requirements;

     (b) without limiting the generality of the foregoing, the Company and its Subsidiaries have obtained and complied with, and are in compliance with, all permits, licenses and other authorizations that may be required pursuant to Environmental and Safety Requirements for the occupation of their facilities and the operation of the Business and all such permits, licenses and authorizations may be relied upon for the lawful operation of the Business and such facilities on and after the Closing without transfer, reissuance or other governmental action;

     (c) neither the Company nor any Subsidiary has received any written or oral notice, report or other information regarding any actual or alleged violation of Environmental and Safety Requirements, or any liabilities or potential liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Business or its past or current facilities and arising under Environmental and Safety Requirements;

     (d) none of the following exists at any property or facility owned or operated by the Company or any Subsidiary in connection with the Business:
  (i) underground storage tanks; (ii) asbestos-containing material in any form or condition; (iii) materials or equipment containing polychlorinated biphenyls; or (iv) landfills, surface impoundments, or disposal areas;

     (e) with respect to the Business, neither the Company nor any Subsidiary has treated, stored, disposed of, arranged for or permitted the disposal of, transported, handled, or released any substance, including without limitation any hazardous substance, or owned or operated any property or facility (and no such property or facility is contaminated by any such substance) in a manner that has given or would give rise to liabilities, including any liability for response costs, corrective action costs, personal injury, property damage, natural resources damages or attorney fees, or any investigative, corrective or remedial obligations, pursuant to the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended ("CERCLA") or the Solid Waste Disposal Act, as amended ("SWDA") or any other Environmental and Safety Requirements;

     (f) no facts, events or conditions relating to the past or present facilities, properties or operations of the Company, any Subsidiary, or any of their respective affiliates or predecessors the Business will prevent, hinder or limit continued compliance by the Business with Environmental and Safety Requirements, give rise to any investigatory, remedial or corrective obligations pursuant to Environmental and Safety Requirements, or give rise to any other liabilities (whether accrued, absolute, contingent, unliquidated or otherwise) pursuant to Environmental and Safety Requirements, including without limitation any relating to onsite or offsite releases or threatened releases of hazardous materials, substances or wastes, personal injury, property damage or natural resources damage;

     (g) neither this Agreement nor the consummation of the transaction that is the subject of this Agreement will result in any obligations for site investigation or cleanup, or notification to or consent of government agencies or third parties, pursuant to any of the so-called "transaction-triggered" or "responsible property transfer" Environmental and Safety Requirements;

     (h) with respect to the Business, neither the Company nor any Subsidiary has, either expressly or by operation of law, assumed or undertaken any liability, including without limitation any obligation for corrective or remedial action, of any other person relating to Environmental and Safety Requirements; and

     (i) for purposes of this Agreement, "Environmental and Safety Requirements" shall mean all federal, state, local and foreign statutes, regulations, ordinances and similar provisions having the force or effect of law, all judicial and administrative orders and determinations, all contractual obligations and all common law concerning public health and safety, worker health and safety, and pollution or protection of the environment, including without limitation all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any hazardous materials, substances or wastes, chemical substances or mixtures, pesticides, pollutants, contaminants, toxic chemicals, petroleum products or byproducts, asbestos, polychlorinated biphenyls, noise or radiation, as such of the foregoing are enacted or in effect, prior to, on, or after the Closing Date.

   Section 3.13 Absence of Certain Changes. Except as set forth in Section
3.13 of the Disclosure Schedule, or except as disclosed in the SEC Reports, from June 27, 1998, through the date of this Agreement the Company (a) has conducted its business only in the ordinary course consistent with past practice and (b) has not:

     (i) incurred any indebtedness for borrowed money, except borrowings from banks (or other financial institutions) necessary to meet ordinary course working capital requirements and to finance ordinary course capital expenditures;

     (ii) mortgaged, pledged or subjected to any Lien, any asset or related group of assets having a net book value in excess of $500,000;

     (iii) sold, leased, assigned or transferred any tangible asset or related group of assets having a net book value in excess of $500,000 except for the sale of inventory and obsolete or used machinery and equipment in the ordinary course of business consistent with past practice;

     (iv) sold, leased, assigned or transferred any interest in real estate having a net book value in excess of $500,000;

     (v) sold, licensed, assigned or transferred any patents, trademarks, trade names, copyrights, trade secrets or other intangible assets having a fair market value in excess of $500,000 individually or in the aggregate;

     (vi) waived or relinquished any right or claim or related group of rights or claims except any such item which the Company believes has a fair value of less than $500,000 individually or in the aggregate;

     (vii) (x) issued or sold any of its Common Shares or other equity securities or any warrants, options or other rights to acquire its Common Shares or other securities of the Company except for the issuance of Common Shares upon exercise of Options outstanding as of June 27, 1998, or (y) purchased or redeemed or agreed to purchase or redeem any Common Shares or other equity securities;

     (viii) made or entered into binding commitment for any capital expenditures or related group of capital expenditures in excess of $2,500,000;

     (ix) modified or amended in any material manner or terminated any Material Contract (as hereinafter defined) other than the termination of any such contract by its terms;

     (x) granted any increase in the base compensation of, or made any other material change in the employments terms for, any of its directors, officers, and employees other than normal periodic increases or changes reflecting or based upon changed responsibilities or duties made in the ordinary course of business consistent with past practice or changes made pursuant to any collective bargaining agreements or existing contracts;

     (xi) adopted, modified, or terminated any bonus, profit-sharing, incentive, severance or other plan or contract for the benefit of any of its directors, officers, and employees, other than for changes which do not materially increase the aggregate cost of such plan or contract or which are required by law or a collective bargaining agreement; or

     (xii) declared or paid any dividend or other distribution with respect to the Common Shares.

   Section 3.14 Brokers. Except as set forth on Section 3.14 of the Disclosure Schedule and except for the engagement of the Investment Banker (as defined in Section 3.15 hereof), none of the Company, any of its Subsidiaries, or any of their respective officers, directors or employees has employed any broker or finder or incurred any liability for any brokerage fees, commissions or finder's fees in connection with the transactions contemplated by this Agreement.

   Section 3.15 Opinion of Investment Banker. The Company has received the written opinion of Pennsylvania Merchant Group (the "Investment Banker") to the effect that, as of the date hereof and subject to certain matters stated in such opinion, the consideration to be received by the holders of Common Shares pursuant to the Merger is fair to the Company's shareholders from a financial point of view.

   Section 3.16 Material Contracts. Except as set forth on Section 3.16 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries is a party to any: (i) collective bargaining agreement or contract with any labor union; (ii) bonus, pension, profit sharing, retirement or other form of deferred compensation plan; (iii) stock purchase, stock option, stock appreciation or similar plan; (iv) contract for the employment of any officer, individual employee or other person on a full-time or consulting basis involving an annual compensation commitment by the Company or a Subsidiary in excess of $200,000; (v) agreement or indenture relating to the borrowing of money in excess of $1,000,000 or to mortgaging, pledging or otherwise placing a Lien (other than a Permitted Lien (as defined herein)) on any material portion of the Company's assets; (vi) guaranty of any obligation for borrowed money in excess of $1,000,000; (vii) lease or agreement under which it is lessee of, or holds or operates any personal property owned by any other party, for which the annual rental exceeds $250,000, (viii) contract or group of related contracts with the same party for the purchase of inventories, supplies or services, under which the undelivered balance of such inventories, supplies or services has a selling price in excess of $1,000,000; (ix) contract or group of related contracts with the same party for the sale of products or services under which the undelivered balance of such products or services has a sales price in excess of $1,000,000; (x) agreement pertaining to Intellectual Property (as hereinafter defined) including, license agreements or similar arrangements; or (xi) contract which prohibits or materially limits the Company or a Subsidiary in any material respect from freely engaging in business in the United States or anywhere else in the world (all such contracts and agreements, "Material Contracts"). The Company has provided or made available to ICS (i) true and complete copies of all written Material Contracts, or (ii) with respect to such Material Contracts that have not been reduced to writing, a written description thereof, each of which is listed on Section 3.16 of the Disclosure Schedule. Neither the Company nor any of its Subsidiaries is, or has received any notice or has any knowledge that any other party is, in default in any respect under any such Material Contract, except for those defaults which would not reasonably be likely, either individually or in the aggregate, to have a Material Adverse Effect with respect to the Company; and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a material default. For purposes of this Agreement, "Permitted Liens" shall mean
(i) Liens for Taxes (other than those pursuant to Section 412 of the Code) or governmental assessments, charges or claims, the payment of which is not yet due, or for Taxes, the validity of which are being contested in good faith by appropriate proceedings; (ii) statutory Liens incurred in the ordinary course of business for sums not yet due or being contested in good faith; (iii) Liens relating to deposits made in the ordinary course of business; and (iv) Liens which do not individually or in the aggregate materially interfere with or materially impair the conduct of the Business as it is currently being conducted, or the value, marketability, use or ownership of the asset to which it attaches.

   Section 3.17 Board Recommendation. The Company Board, at a meeting duly called and held, has (a) determined that this Agreement and the transactions contemplated hereby, taken together, are advisable and in the best interests of the Company and its shareholders, and (b) subject to the other provisions hereof, resolved to recommend that the holders of the Common Shares approve this Agreement and the transactions contemplated hereby, including the Merger.

   Section 3.18 Required Company Vote. The Company Shareholder Approval, being the affirmative vote of a majority of the votes cast by Common Shares entitled to vote, is the only vote of the holders of any class or series of the Company's securities necessary to approve this Agreement, the Merger and the other transactions contemplated hereby.

   Section 3.19 Intellectual Property.

   (a) Section 3.19 of the Disclosure Schedule contains a complete and accurate list of all (i) patented or registered Intellectual Property owned or filed by the Company or any Subsidiary, (ii) pending patent applications and applications for registration of other Intellectual Property filed by or on behalf of the Company or any Subsidiary, (iii) material unregistered trade names, corporate names, or Internet domain names owned or used by the Company or any Subsidiary, (iv) material unregistered trademarks, service marks, copyrights and mask works owned or used by the Company or any Subsidiary, (v) all computer software owned and/or used by the Company or any of its Subsidiaries (other than mass-marketed software with a license fee of less than $10,000) that is material to the Business, and (vi) all material licenses or similar agreements or arrangements pertaining to Intellectual Property to which the Company or its Subsidiaries is a party, either as licensee or licensor.

   (b) Except as set forth on Section 3.19 of the Disclosure Schedule, (i) the Company or one of its Subsidiaries owns all right, title and interest to, or has a valid and enforceable license to use, all Intellectual Property necessary for the operation of the businesses of the Company and its Subsidiaries as presently conducted and free and clear of all Liens or other encumbrances or restrictions; (ii) no claim by any other Person contesting the validity, enforceability, use or ownership of any of the Intellectual Property owned or used by the Company or any of its Subsidiaries (the "Company Intellectual Property") has been made, is currently outstanding or, to the knowledge of the Company, is threatened (including, without limitation, any demand or request that the Company or its Subsidiaries license any rights from a third Person); (iii) neither the Company nor its Subsidiaries have received any notices of, nor are aware of any facts which indicate a likelihood of, any infringement or misappropriation by, or conflict with, any third Person with respect to the Company Intellectual Property that would reasonably be expected to have a Material Adverse Effect; (iv) to the knowledge of the Company, neither the Company nor its Subsidiaries have infringed, misappropriated, or otherwise conflicted with any Intellectual Property or other rights of any third Persons and neither the Company nor its Subsidiaries is aware of any infringement, misappropriation or conflict which will occur as a result of the continued operation of the business of the Company or its Subsidiaries as currently conducted; (v) no loss or expiration of any of the material Company Intellectual Property is threatened, pending or reasonably foreseeable; (vi) the transactions contemplated by this Agreement will have no Material Adverse Effect on the right, title and interest in and to the Company Intellectual Property; and (vii) the Company and its Subsidiaries have taken all necessary and desirable action to maintain and protect the Company Intellectual Property and will continue to maintain and protect the Company Intellectual Property to ensure that there is no affect on any of the Company Intellectual Property that would have a Material Adverse Effect.

   Section 3.20 Related Party Transactions. Except as set forth in Section
3.20 of the Disclosure Schedule hereto, no director, officer, partner, "affiliate" or "associate" (as such terms are defined in Rule 12b-2 under the Exchange Act) of the Company or any of its Subsidiaries (or, with respect to clause (i) of this sentence, to the knowledge of the Company, its employees)
(i) has borrowed any monies from or has outstanding any indebtedness or other similar obligations to the Company or any of its Subsidiaries; (ii) owns any direct or indirect interest of any kind in, or is a director, officer, employee, partner, affiliate or associate of, or consultant or lender to, or borrower from, or has the right to participate in the management, operations or profits of, any person or entity which is (1) a competitor, supplier, customer, distributor, lessor, tenant, creditor or debtor of the Company or any of its Subsidiaries, (2) engaged in a business related to the business of the Company or any of its Subsidiaries, (3) participating in any transaction to which the Company or any of its Subsidiaries is a party or (iii) otherwise a party to any contract, arrangement or understanding with the Company or any of its Subsidiaries.

   Section 3.21 State Takeover Statutes. The Company Board has taken such action so that no statute, takeover statute or similar statute or regulation of the Commonwealth of Pennsylvania, to the knowledge of the

Company, any other state, prevents the consummation of the Merger, or any of the other transactions contemplated hereby on the terms and subject to the conditions of this Agreement. Except as set forth in Section 3.21 of the Disclosure Schedule, neither the Company nor any of its Subsidiaries has any rights plan, preferred stock or similar arrangement that causes any statute, takeover statute or similar statute or regulation of the Commonwealth of Pennsylvania, to the knowledge of the Company, any other state that prevents the consummation of the transactions contemplated hereby on the terms and subject to the conditions of this Agreement.

   Section 3.22 Labor Relations and Employment.

   (a) Except as set forth on Section 3.22(a) of the Disclosure Schedule and except for matters which would not (other than in the case of clause (iii) or (iv) of this sentence) be reasonably likely to result in a Material Adverse Effect, (i) there is no labor strike, dispute, slowdown, stoppage or lockout actually pending, or, to the knowledge of the Company, threatened against the Company or any of its Subsidiaries, and during the past three years there has not been any such action; (ii) to the knowledge of the Company, no union claims to represent the employees of the Company or any of its Subsidiaries;
(iii) neither the Company nor any of its Subsidiaries is a party to or bound by any collective bargaining or similar agreement with any labor organization, or work rules or practices agreed to with any labor organization or employee association applicable to employees of the Company or any of its Subsidiaries;
(iv) none of the employees of the Company or any of its Subsidiaries is represented by any labor organization and the Company does not have any knowledge of any current union organizing activities among the employees of the Company or any of its Subsidiaries, nor does any question concerning representation exist concerning such employees; (v) the Company and its Subsidiaries are, and have at all times been, in material compliance with all applicable laws respecting employment and employment practices, terms and conditions of employment, wages, hours of work and occupational safety and health, and are not engaged in any unfair labor practices as defined in the National Labor Relations Act or other applicable law, ordinance or regulation;
(vi) there is no unfair labor practice charge or complaint against the Company or any of its Subsidiaries pending or, to the knowledge of the Company, threatened before the National Labor Relations Board or any similar state or foreign agency; (vii) there is no grievance arising out of any collective bargaining agreement or other grievance procedure; (viii) no charges with respect to or relating to the Company or any of its Subsidiaries are pending before the Equal Employment Opportunity Commission or any other agency responsible for the prevention of unlawful employment practices; (ix) neither the Company nor any of its Subsidiaries has received notice of the intent of any federal, state, local or foreign agency responsible for the enforcement of labor or employment laws to conduct an investigation with respect to or relating to the Company or any of its Subsidiaries and no such investigation is in progress; and (x) there are no complaints, lawsuits or other proceedings pending or to the knowledge of the Company threatened in any forum by or on behalf of any present or former employee of the Company or any of its Subsidiaries alleging breach of any express or implied contract of employment, any law or regulation governing employment or the termination thereof or other discriminatory, wrongful or tortious conduct in connection with the employment relationship.

   (b) To the knowledge of the Company, since the enactment of the Worker Adjustment and Retraining Notification ("WARN") Act, there has not been (i) a "plant closing" (as defined in the WARN Act) affecting any site of employment or one or more facilities or operating units within any site of employment or facility of the Company or any of its Subsidiaries; or (ii) a "mass layoff" (as defined in the WARN Act) affecting any site of employment or facility of the Company or any of its Subsidiaries; nor has the Company or any of its Subsidiaries been affected by any transaction or engaged in layoffs or employment terminations sufficient in number to trigger application of any similar state or local law. Except as set forth in Section 3.22(b) of the Disclosure Schedule, to the best knowledge of the Company, none of the employees of the Company or any of its Subsidiaries has suffered an "employment loss" (as defined in the WARN Act) since three months prior to the date of this Agreement.

   Section 3.23 Year 2000. The Company and each of its Subsidiaries have conducted a thorough inventory and assessment of the hardware, software and embedded microcontrollers in noncomputer equipment

(collectively, the "Computer Systems") used by the Company and its Subsidiaries in its business, in order to determine which parts of the Computer Systems are not Year 2000 Compliant (as defined below) and to estimate the cost of rendering such Computer Systems Year 2000 Compliant prior to January 1, 2000 or such earlier date on which the Computer Systems may shut down or may produce incorrect calculations or otherwise malfunction without becoming totally inoperable. Based on the above inventory and assessment, the estimated total cost of rendering the Computer Systems Year 2000 Compliant is $200,000, which expenditure has been included in the budget adopted by the Company. For purposes of this Agreement, "Year 2000 Compliant" means that all of the Computer Systems will correctly differentiate between years in different centuries that end in the same two digits, and will accurately process date/time data (including but not limited to calculating, comparing and sequencing) from, into and between the twentieth and twenty-first centuries, including leap year calculations.

   Section 3.24 Real Estate.

   (a) Owned Properties. Section 3.24 of the Disclosure Schedule sets forth a list of all owned real property (the "Owned Real Property") used by the company in the operation of the Company's business. With respect to each such parcel of Owned Real Property: (i) such parcel is free and clear of all encumbrances (except for Permitted Liens); (ii) except as disclosed in Section
3.24 of the Disclosure Schedule, there are no leases, subleases, licenses, concessions, or other agreements, written or oral, granting to any person the right of use or occupancy of any portion of such parcel; and (iii) there are no outstanding actions or rights of first refusal to purchase such parcel.

   (b) Leased Properties. Section 3.24 of the Disclosure Schedule sets forth a list of all of the leases and subleases ("Leases") and each leased and subleased parcel of real property in which the company has a leasehold and subleasehold interest (the "Leased Real Property"). Each of the Leases are in full force and effect, and the Company holds a valid and existing leasehold or subleasehold interest under each of the Leases described in Schedule 3.24. With respect to each Lease set forth on Section 3.24 of the Disclosure
Schedule: (i) the Lease is legal, valid, binding, enforceable and in full force and effect; (ii) the Lease will continue to be legal, valid, binding, enforceable and in full force and effect on identical terms following the Closing; (iii) neither the Company, nor, to the Knowledge of the Company, any other party to the Lease, is in breach or default, and no event has occurred which, with notice or lapse of time, would constitute such a breach or default by the Company or permit termination, modification or acceleration under the Lease by any other party thereto; (iv) the Company has not, and, to the Knowledge of the Company, no third party has repudiated any provision of the Lease; (v) there are no disputes, oral agreements, or forbearance programs in effect as to the Lease; (vi) the Lease has not been modified in any respect, except to the extent that such modifications are disclosed by the documents delivered to ICS; (vii) the Company has not assigned, transferred, conveyed, mortgaged, deeded in trust or encumbered any interest in the Lease (except for Permitted Liens); and (viii) the Lease is fully assignable to ICS without the necessity of any consent or the Company shall obtain all necessary consents prior to the Closing.

   (c) Real Property Disclosure. Except as disclosed on Section 3.24 of the Disclosure Schedule, there is no Real Property leased or owned by the Company used in the Company's business. The Owned Real Property and Leased Real Property is referred to collectively herein as the "Real Property."

   (d) No Proceedings. There are no proceedings in eminent domain or other similar proceedings pending or, to the knowledge of the Company, threatened, affecting any portion of the Real Property (except for Permitted Liens). There exists no writ, injunction, decree, order or judgment outstanding, nor any litigation, pending or threatened, relating to the ownership, lease, use, occupancy or operation by any person of the Real Property (except for Permitted Liens).

   (e) Current Use. The current use of the Owned Real Property does not violate in any material respect any instrument of record or agreement affecting such Owned Real Property. There is no violation of any covenant, condition, restriction, easement, agreement or order of any governmental authority having jurisdiction over any of the Owned Real Property that affects such real property or the use or occupancy thereof (except for Permitted Liens). No damage or destruction has occurred with respect to any of the Owned Real Property that, individually or in the aggregate, has had or resulted in, or will have or result in, a Material Adverse Effect on the Company.

   (f) Condition and Operation of Improvements. All buildings and other improvements included within the Real Property (the "Improvements") are in good condition and repair and adequate to operate such facilities as currently used, and, to the best of the Company's knowledge and belief, there are no facts or conditions affecting any of the Improvements which would, individually or in the aggregate, interfere in any significant respect with the use, occupancy or operation thereof which would reasonably be expected to have a Material Adverse Effect on the Company as currently used, occupied or operated or intended to be used, occupied or operated. No Improvement or portion thereof is dependent for its access, operation or utility on any land, building or other improvement not included in the Real Property.

   (g) Permits. All required or appropriate certificates of occupancy, permits, licenses, franchises, approvals and authorizations (collectively, the "Real Property Permits") of all governmental authorities having jurisdiction over the Real Property, the absence of which could have a Material Adverse Effect on the Company, have been issued to the Company to enable the Real Property to be lawfully occupied and used for all of the purposes for which it is currently occupied and used have been lawfully issued and are, as of the date hereof, in full force and effect. The Company has delivered complete and correct copies of the Real Property Permits to ICS. The Company has not received or been informed by a third party of the receipt by it of any notice which could have a Material Adverse Effect on the Company from any governmental authority having jurisdiction over the Real Property threatening a suspension, revocation, modification or cancellation of any Real Property Permit and, to the best knowledge of the Company, there is no basis for the issuance of any such notice or the taking of any such action.

   Section 3.25 Absence of Certain Changes or Events with Respect to the Company. Except as set forth in Section 3.13 of the Disclosure Schedule, since June 27, 1998, the Company has not (a) suffered a Material Adverse Effect or
(b) materially changed the Company's accounting principles, practices, articles or methods, except as required by generally accepted accounting principles or applicable law.

                                   ARTICLE 4

                     Representations and Warranties of ICS

   ICS represents and warrants to the Company as follows:

   Section 4.1 Organization and Qualification. ICS is a corporation duly organized, validly existing and in good standing under the laws of its state or jurisdiction of incorporation and is in good standing as a foreign corporation in each other jurisdiction where the properties owned, leased or operated, or the business conducted, by it require such qualification and where failure to be in good standing or to so qualify would have a Material Adverse Effect on ICS. The term "Material Adverse Effect on ICS", as used in this Agreement, means any change in or effect on the business, financial condition, results of operations or reasonably foreseeable prospects of ICS or any of its Subsidiaries that would be materially adverse to ICS.

   Section 4.2 Authority Relative to this Agreement.

   (a) ICS has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Board of Directors of ICS and no other corporate proceedings on the part of ICS are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by ICS and, assuming this Agreement constitutes a valid and binding obligation of the Company, this Agreement constitutes a valid and binding agreement of ICS, enforceable against ICS in accordance with its terms.

   (b) Other than in connection with, or in compliance with, the provisions of the BCL, the Exchange Act, the securities laws of the various states and the HSR Act, no authorization, consent or approval of, or filing with, any Governmental Entity is necessary for the consummation by ICS of the transactions contemplated by this Agreement other than authorizations, consents and approvals the failure to obtain, or filings the failure to make, which would not, in the aggregate, have a Material Adverse Effect on ICS.

   Section 4.3 No Violation. Neither the execution or delivery of this Agreement by ICS nor the consummation by ICS of the transactions contemplated hereby will (i) constitute a breach or violation of any provision of the Articles of Incorporation, as amended, or By-Laws of ICS or (ii) constitute a breach, violation or default (or any event which, with notice or lapse of time or both, would constitute a default) under, or result in the termination of, or accelerate the performance required by, or result in the creation of any Lien upon any of the properties or assets of ICS under, any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument to which ICS is a party or by which it or any of its properties or assets are bound, other than breaches, violations, defaults, terminations, accelerations or creation of Liens which, in the aggregate would not have a Material Adverse Effect on ICS.

   Section 4.4 Information. None of the information supplied by ICS in writing (other than projections of future financial performance) specifically for inclusion or incorporation by reference in (i) the Proxy Statement or (ii) the Other Filings will, at the respective times filed with the SEC or other Governmental Entity and, in addition, in the case of the Proxy Statement, at the date it or any amendment or supplement is mailed to shareholders, at the time of the Special Meeting and at the Effective Time, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading. Notwithstanding the foregoing, no representation is made by ICS with respect to statements made in any of the foregoing documents based upon information supplied by the Company.

   Section 4.5 Financing. Section 6.2(e) of the Disclosure Schedule sets forth true and complete copies of written documentation from third parties which provides for financing in amounts sufficient to consummate the transactions contemplated hereby as contemplated by Section 6.2(e) hereof. The commitment fees set forth in such financing documents which are due and payable have been paid.

   Section 4.6 Pennsylvania Law. ICS was not immediately prior to the execution of this Agreement, an "interested stockholder" within the meaning of Sections 2538 and 2553 of the BCL.

   Section 4.7 Beneficial Ownership of Shares. As of the date hereof, ICS does not "beneficially own" (as defined in Rule 13d-3 under the Exchange Act) more than 1% of the outstanding shares of Common Shares or any securities convertible into, or exchangeable for, Common Shares. ICS will not buy additional Common Shares between the date of this Agreement and the Closing.

   Section 4.8 Brokers. Except as set forth on Schedule 4.8 of the Disclosure Schedule, no broker, finder or investment banker is entitled to any brokerage, finder's or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of ICS, that is or will be payable by the Company or any of its Subsidiaries. No fee is due to any such person if the transactions contemplated hereby are not consummated.

   Section 4.9 Formation of ICS; No Prior Activities. ICS was formed solely for the purpose of engaging in the transactions contemplated by this Agreement. As of the date hereof and the Effective Time, except for (a) obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement, and (b) this Agreement and any other agreements or arrangements contemplated by this Agreement or in furtherance of the transactions contemplated hereby, ICS has not incurred, directly or indirectly, through any subsidiary or affiliate, any obligations or liabilities, owned any assets or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

   Section 4.10 Litigation. There is no suit, claim, action, proceeding or investigation pending or, to the knowledge of ICS, threatened, at law or in equity, or before any Governmental Entity, against ICS, which could prevent or materially delay the consummation of the transactions contemplated by this Agreement.

                                   ARTICLE 5

                                   Covenants

   Section 5.1 Conduct of Business of the Company. Except as contemplated by this Agreement or as expressly agreed to in writing by ICS, during the period from the date of this Agreement to the Effective Time, the Company will, and will cause each of its Subsidiaries to, conduct its operations according to its ordinary and usual course of business and consistent with past practice and use its and their respective commercially reasonable efforts to preserve intact their current business organizations, keep available the services of their current officers and employees and preserve their relationships with customers, suppliers, licensors, licensees, advertisers, distributors and others having business dealings with them and to preserve goodwill. Without limiting the generality of the foregoing, and except as (x) otherwise expressly provided in this Agreement, (y) required by law, or (z) set forth on
Section 5.1 of the Disclosure Schedule, prior to the Effective Time, the Company will not, and will cause its Subsidiaries not to, without the consent of ICS (which consent shall not be unreasonably withheld):

     (a) except with respect to annual bonuses made in the ordinary course of business consistent with past practice, adopt or amend in any material respect any bonus, profit sharing, compensation, severance, termination, stock option, stock appreciation right, pension, retirement, employment or other employee benefit agreement, trust, plan or other arrangement for the benefit or welfare of any director, officer or employee of the Company or any of its Subsidiaries or increase in any manner the compensation or fringe benefits of any director, officer or employee of the Company or any of its Subsidiaries or pay any benefit not required by any existing agreement or place any assets in any trust for the benefit of any director, officer or employee of the Company or any of its Subsidiaries (in each case, except with respect to employees and directors in the ordinary course of business consistent with past practice);

     (b) incur any indebtedness for borrowed money;

     (c) expend funds for capital expenditures in excess of $1,000,000;

     (d) sell, lease, license, mortgage or otherwise encumber or subject to any Lien or otherwise dispose of any of its properties or assets other than immaterial properties or assets (or immaterial portions of properties or assets), except in the ordinary course of business consistent with past practice;

     (e) (x) declare, set aside or pay any dividends on, or make any other distributions in respect of, any of its capital stock (except (A) for dividends paid by Subsidiaries to the Company with respect to capital stock), (y) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of or in substitution for shares of its capital stock or (z) purchase, redeem or otherwise acquire any shares of capital stock of the Company or any of its Subsidiaries or any other securities thereof or any rights, warrants or options to acquire any such shares or other securities;

     (f) authorize for issuance, issue, deliver, sell or agree or commit to issue, sell, grant or deliver (whether through the issuance or granting of options, warrants, commitments, subscriptions, rights to purchase or otherwise), pledge, dispose of or otherwise encumber any shares of its capital stock or the capital stock of any of its Subsidiaries, any other voting securities or any securities convertible into, or any rights, warrants, calls, commitments or options to acquire, any such shares, voting securities or convertible securities or any other securities or equity equivalents (including without limitation stock appreciation rights) (other than issuances upon exercise of Options or pursuant to the Stock Plans);

     (g) amend its Articles of Incorporation, as amended, By-Laws or equivalent organizational documents or alter through merger, liquidation, reorganization, restructuring or in any other fashion the corporate structure or ownership of any Subsidiary of the Company;

     (h) make or agree to make any acquisition of assets which is material to the Company and its Subsidiaries, taken as a whole, except for (x) purchases of inventory in the ordinary course of business or (y) pursuant to purchase orders entered into in the ordinary course of business which do not call for payments in excess of $2,500,000 per annum;

     (i) settle or compromise any shareholder derivative suits arising out of the transactions contemplated hereby or any other litigation (whether or not commenced prior to the date of this Agreement) or settle, pay or compromise any claims not required to be paid; provided, however, that the Company may settle, pay and compromise claims in an aggregate amount not in excess of $1,000,000 in consultation and cooperation with ICS; or

     (j) take any action which is not set forth on Section 3.13 of the Disclosure Schedule, if taken after June 27, 1998, but prior to the date hereof, that would have caused the representations and warranties contained in Section 3.13 hereof to be untrue.

   Section 5.2 Access to Information. From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives") to, give ICS and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by ICS) (the "ICS Representatives") and representatives of financing sources identified by ICS reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish ICS and the ICS Representatives and representatives of financing sources identified by ICS with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as ICS and representatives of financing sources identified by ICS may from time to time reasonably request. ICS agrees that any information furnished pursuant to this Section 5.2 will be subject to the provisions of the letter agreement dated May 15, 1998, between Bain Capital, Inc. and the Company (the "Confidentiality Agreement").

   Section 5.3 Efforts.

   (a) Each of the Company and ICS shall, and the Company shall cause each of its Subsidiaries to, use commercially reasonable efforts to take all action to do all things necessary to consummate and make effective the transactions contemplated by this Agreement (including the satisfaction, but not waiver, of the closing conditions set forth in Article 6). In furtherance and not in limitation of the foregoing, each of the Company and ICS shall, and the Company shall cause each of its Subsidiaries to, make all necessary filings with Governmental Entities as promptly as practicable in order to facilitate prompt consummation of the transactions contemplated by this Agreement. In addition, each of ICS and the Company will use its commercially reasonable efforts (including, without limitation, payment of any required fees) and will cooperate fully with each other to (i) comply as promptly as practicable with all governmental requirements applicable to the transactions contemplated by this Agreement, including the making of all filings necessary or proper under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement, including, but not limited to, the Proxy Statement or other foreign filings and any amendments to any thereof and (ii) obtain promptly all consents, waivers, approvals, authorizations or permits of, or registrations or filings with or notifications to (any of the foregoing being a "Consent"), any Governmental Entity necessary for the consummation of the transactions contemplated by this Agreement (except for such Consents the failure of which to obtain would not prevent or materially delay the consummation of the Merger). Subject to the Confidentiality Agreement, ICS and the Company shall furnish to one and other such necessary information and reasonable assistance as ICS or the Company may reasonably request in connection with the foregoing.

   (b) Without limiting Section 5.3(a) hereof, ICS and the Company shall each
(i) promptly make or cause to be made the filings required of such party under the HSR Act with respect to the Merger; (ii) use its best efforts to avoid the entry of, or to have vacated or terminated, any decree, order, or judgment that would restrain, prevent or delay the consummation of the Merger, including without limitation defending through litigation on the merits any claim asserted in any court by any third party; and (iii) take any and all steps which, in such party's judgment, are commercially reasonable to avoid or eliminate each and every impediment under any antitrust, competition, or trade regulation law that may be asserted by any Governmental Entity with respect to the Merger so as to enable consummation thereof to occur as soon as reasonably possible. Each party hereto shall promptly notify the other parties of any communication to that party from any Governmental Entity and permit the other parties to review in advance any proposed communication to any Governmental Entity. ICS and the Company shall not (and shall cause their respective affiliates and representatives not to) agree to participate in any meeting with any Governmental Entity in respect of any filings, investigation or other inquiry unless it consults with the other party in advance and, to the extent permitted by such Governmental Entity, gives the other party the opportunity to attend and participate thereat. Subject to the Confidentiality Agreement, each of the parties hereto will coordinate and cooperate fully with the other parties hereto in exchanging such information and providing such assistance as such other parties may reasonably request in connection with the foregoing and in seeking early termination of any applicable waiting periods under the HSR Act or in connection with other Consents. Each of the Company and ICS agrees to respond promptly to and comply fully with any request for additional information or documents under the HSR Act. Subject to the Confidentiality Agreement, the Company will provide ICS, and ICS will provide the Company, with copies of all correspondence, filings or communications (or memoranda setting forth the substance thereof) between such party or any of its representatives, on the one hand, and any Governmental Entity or members of its staff, on the other hand, with respect to this Agreement and the transactions contemplated hereby.

   (c) ICS shall use commercially reasonable efforts to cause the financing necessary for satisfaction of the condition in Section 6.2(e) hereof to be obtained on the terms set forth in the commitment letters attached to Section 6.2(e) of the Disclosure Schedule; provided, however, that ICS shall be entitled to (i) enter into commitments for equity and debt financing with other nationally recognized financial institutions, which commitments will have substantially the same terms as those set forth in the commitment letters and which commitments may be substituted for such commitment letters and (ii) modify the capital structure set forth in such commitment letters so long as
(A) the total committed common equity equals at least $50 million (including Rollover Shares), (B) the Merger Consideration paid to all shareholders of the Company is no less than otherwise would have been paid in accordance with this Agreement and (C) such modified financing is no less certain than that set forth in such commitment letter.

   (d) The Company agrees to provide, and will cause its Subsidiaries and its and their respective officers, employees and advisors to provide, all reasonable cooperation in connection with the arrangement of any financing in respect of the transactions contemplated by this Agreement, including, without limitation, (i) participation in meetings, due diligence sessions and road shows, (ii) assisting the preparation of offering memoranda, private placement memoranda, prospectuses and similar documents, and (iii) the execution and delivery of any commitment letters, underwriting or placement agreements, pledge and security documents, other definitive financing documents, or other requested certificates or documents as may be requested by ICS; provided that the form and substance of any of the material documents referred to in clause
(ii), and the terms and conditions of any of the material agreements and other documents referred to in clause (iii), shall be substantially consistent with the terms and conditions of the financing required to satisfy the condition set forth in Section 6.2(e) hereof; and provided, further, that no such person or entity will be required to incur any costs or expenses in connection with this Section 5.3(d) or to execute or deliver any of the agreements or other documents referred to in clause (iii) unless Bain Capital, Inc. and Bear, Stearns & Co., Inc. shall have agreed to indemnify such person or entity against all costs and expenses arising in connection with this Section 5.3(d) and any liability arising under such agreements or other documents in the event the transactions contemplated by this Agreement are not consummated.

   Section 5.4 Title Insurance and Surveys. In the event that the Company has not consummated the transactions related to the sale/leaseback of the Valley Forge facility by the Closing, the Company shall use its reasonable efforts to assist ICS in obtaining: (1) a title insurance policy of the Valley Forge facility together with all affidavits, undertakings, endorsements and other title clearance documents necessary to issue such title policy to ICS and its lender and (2) an ALTA Survey certified to ICS, its lender and any other party reasonably requested by ICS.

   Section 5.5 Public Announcements. The Company, on the one hand, and ICS, on the other hand, agree to consult promptly with each other prior to issuing any material press release or announcement or otherwise making any material public statement with respect to the Merger and the other transactions contemplated hereby, agree to provide to the other party for review a copy of any such press release or statement, and shall not issue any such press release or make any such public statement prior to such consultation and review, unless required by applicable law or any listing agreement with a securities exchange or the Nasdaq Stock Market, Inc.

   Section 5.6 Employee Benefit Arrangements.

   (a) The Company will honor, and, from and after the Effective Time, the Surviving Corporation will honor, in accordance with their respective terms as in effect on the date hereof, the employment, severance and bonus agreements and arrangements to which the Company is a party.

   (b) The Company agrees that for a period of one year following the Effective Time, the Surviving Corporation shall continue the (i) compensation (including bonus and incentive awards) programs and plans and (ii) employee benefit and welfare plans, programs, contracts, agreements and policies (including insurance and pension plans), fringe benefits and vacation policies which are currently provided by the Company; provided that notwithstanding anything in this Agreement to the contrary the Surviving Corporation shall not be required to maintain any individual plan or program so long as the benefit plan and agreements maintained by the Surviving Corporation are, in the aggregate, not materially less favorable than those provided by the Company immediately prior to the date of this Agreement; and, provided, further, that nothing in this sentence shall be deemed to limit or otherwise affect the right of the Surviving Corporation to terminate employment or change the place of work, responsibilities, status or designation of any employee or group of employees as the Surviving Corporation may determine in the exercise of its business judgment and in compliance with applicable laws.

   Section 5.7 Indemnification; Directors' and Officers' Insurance.

   (a) The Company and, from and after the Effective Time, the Surviving Corporation, shall indemnify, defend and hold harmless the present and former officers, directors, employees and agents of the Company and its Subsidiaries (the "Indemnified Parties") against all judgments, fines, losses, claims, damages, costs or expenses (including reasonable attorneys' fees) or liabilities arising out of or related to matters, actions or omissions or alleged actions or omissions occurring at or prior to the Effective Time whether asserted or claimed prior to or after the Effective Time (i) to the full extent permitted by Pennsylvania law or, if the protections afforded thereby to an Indemnified Person are greater, (ii) to the same extent and on the same terms and conditions (including with respect to advancement of expenses) provided for in the Company's Articles of Incorporation, as amended, and By-Laws and agreements in effect at the date hereof (to the extent consistent with applicable law), which provisions will survive the Merger and continue in full force and effect after the Effective Time. Without limiting the foregoing, (i) ICS shall, and shall cause the Surviving Corporation to, periodically advance expenses (including attorney's fees) as incurred by an Indemnified Person with respect to the foregoing to the full extent permitted under applicable law, and (ii) any determination required to be made with respect to whether an Indemnified Party shall be entitled to indemnification shall, if requested by such Indemnified Party, be made by independent legal counsel selected by the Surviving Corporation and reasonably satisfactory to such Indemnified Party.

   (b) ICS agrees that the Company, and, from and after the Effective Time, the Surviving Corporation, shall cause to be maintained in effect for not less than six years from the Effective Time the current policies of the directors' and officers' liability insurance maintained by the Company; provided that the Surviving Corporation may substitute therefor other policies of at least the same coverage amounts and which contain terms and conditions not less advantageous to the beneficiaries of the current policies and, provided further, that such substitution shall not result in any gaps or lapses in coverage with respect to matters occurring on or prior to the Effective Time; and provided further, that the Surviving Corporation shall not be required to pay an annual premium in excess of 200% of the last annual premium paid by the Company prior to the date hereof and if the Surviving Corporation is unable to obtain the insurance required by this Section 5.7(b) it shall obtain as much comparable insurance as possible for an annual premium equal to such maximum amount.

   (c) This Section 5.7 shall survive the consummation of the Merger at the Effective Time, is intended to benefit the Company, the Surviving Corporation and the Indemnified Parties, shall be binding on all successors and assigns of ICS and the Surviving Corporation, and shall be enforceable by the Indemnified Parties.

   Section 5.8 Notification of Certain Matters. ICS and the Company shall promptly notify each other of (i) the occurrence or non-occurrence of any fact or event which would be reasonably likely (A) to cause any representation or warranty contained in this Agreement to be untrue or inaccurate in any material respect at any time from the date hereof to the Effective Time or (B) to cause any covenant, condition or agreement under this Agreement not to be complied with or satisfied and (ii) any failure of the Company, or ICS, as the case may be, to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder; provided, however, that no such notification shall affect the representations or warranties of any party or the conditions to the obligations of any party hereunder. Each of the Company and ICS shall give prompt notice to the other parties hereof of any notice or other communication from any third party alleging that the consent of such third party is or may be required in connection with the transactions contemplated by this Agreement.

   Section 5.9 State Takeover Laws. The Company shall, upon the request of ICS, take all reasonable steps to assist in any challenge by ICS to the validity or applicability to the transactions contemplated by this Agreement, including the Merger, of any state takeover law.

   Section 5.10 No Solicitation.

   (a) From and after the date hereof until the termination of this Agreement, the Company and its affiliates shall not, and shall instruct the Company Representatives not to:

     (i) directly or indirectly solicit, initiate, or encourage (including by way of furnishing nonpublic information or assistance), or take any other action to facilitate, any inquiries or proposals from any person that constitute, or may reasonably be expected to lead to, an acquisition, purchase, merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving any material portion of the assets or any securities of, any merger, consolidation or business combination with, or any public announcement of a proposal, plan, or intention to do any of the foregoing by, the Company or any of its Subsidiaries (such transactions being referred to herein as "Acquisition Proposals"); except that none of the foregoing restrictions shall apply with respect to persons to whom the Company or a Company Representative has already provided, within the three months prior to the date of this Agreement, non-public written information about the Company to facilitate an Acquisition Proposal;

     (ii) enter into, maintain, or continue discussions or negotiations with any person in furtherance of such inquiries or to obtain an Acquisition Proposal; except that none of the foregoing restrictions shall apply with respect to persons to whom the Company or a Company Representative has already provided, within the three months prior to the date of this Agreement, non-public written information about the Company to facilitate an Acquisition Proposal;

     (iii) agree to or endorse any Acquisition Proposal;

     (iv) enter into any agreement, arrangement or understanding requiring it to abandon, terminate or fail to consummate the Merger or any other transaction contemplated by this Agreement, or

     (v) authorize or permit the Company Representatives to take any such action except to the extent that such action may be taken under clause (i) or (ii) of this Section 5.10(a);

   provided, however, that prior to the approval of the Merger by the shareholders of the Company nothing in this Agreement shall prohibit the Company Board or a special committee of the Company Board (the "Special Committee") from (A) furnishing information to, and engaging in discussions or negotiations with, any person or entity that makes an unsolicited written, bona fide proposal to acquire the Company and/or its Subsidiaries pursuant to a merger, consolidation, share exchange, tender offer or other similar transaction, but only to the extent that the Company Board or the Special Committee determines in good faith by a majority vote, based upon advice from independent legal counsel (who may be the Company's regularly engaged outside legal counsel), a description of which is provided to ICS, that failure to furnish such information or engage in such discussions or negotiations with such person or entity would be reasonably likely to constitute a breach of the fiduciary duties to shareholders of the Company Board or the Special Committee under applicable law (assuming for such purpose that fiduciary duties are owed only to shareholders), and such a proposal is, in the opinion of the Investment Banks more favorable to the Company and the shareholders of the Company from a financial point of view then than the transactions contemplated by this Agreement (including any adjustment to the terms and conditions of such transactions proposed by ICS in response to such Acquisition Proposal) (any such Acquisition Proposal satisfying such criteria, a "Higher Offer"), provided that, prior to accepting the Higher Offer, the Company Board notifies ICS of its intentions and obtains an executed confidentiality agreement from the appropriate parties substantially similar to the Confidentiality Agreement, (B) failing to make or withdrawing or modifying its recommendation referred to in Section 5.13 hereof if the Company Board, after consultation with independent legal counsel (who may be the Company's regularly engaged outside legal counsel), determines in good faith that such action is consistent with the Company Board's fiduciary duties to shareholders under applicable law, provided that ICS is given five days' prior written notice of its intentions to do so, and (C) disclosing to the Company's shareholders a position contemplated by Rules 14d-9 and 14e-2 promulgated under the Exchange Act with respect to any tender offer, or taking any other legally required action (including, without limitation, the making of public disclosure as may be necessary or advisable under applicable securities laws); and, provided further, that the Company Board's or the Special Committee's exercise of its rights under clause (A), (B) or (C) above shall not constitute a breach by the Company of this Agreement.

   (b) The Company will promptly notify ICS of the receipt of any Acquisition Proposal, the terms and conditions of such proposal and, if not prohibited by the terms of such proposal, the identity of the person making it. The Company will have no obligation to notify ICS of any change to or modification of such Acquisition Proposal or the terms and conditions thereof, but shall provide ICS with a reasonable opportunity to increase the Merger Consideration in response to such Acquisition Proposal.

   Section 5.11 Interim Liabilities. The Surviving Corporation will pay, consistent with past practice, all liabilities, including all accounts payable and other expenses, which arise in the ordinary course of business prior to the Closing Date.

   Section 5.12 Reports. The Company shall provide ICS with monthly financial statements, broken out by business segment, no later than the fifth business day following the end of each calendar month following the date of this Agreement until the Effective Date.

   Section 5.13 Shareholders' Meeting.

   (a) The Company, acting through the Company Board, shall, in accordance with applicable law:

     (i) duly call, give notice of, convene and hold a special meeting of its shareholders (the "Special Meeting") as soon as practicable following the execution of this Agreement for the purpose of considering and taking action upon this Agreement;

     (ii) prepare and file with the SEC a preliminary proxy statement relating to this Agreement, and use its reasonable efforts (A) to obtain and furnish the information required to be included by the SEC in a definitive proxy statement (the "Proxy Statement") and, after consultation with ICS, to respond promptly to any comments made by the SEC with respect to the preliminary proxy statement and cause the Proxy Statement to be mailed to its shareholders and (B) to obtain the necessary approvals of the Merger and this Agreement by its shareholders; and

     (iii) subject to the fiduciary duties of the Company Board, include in the Proxy Statement the recommendation of the Company Board that shareholders of the Company vote in favor of the approval of this Agreement.

   (b) The Company covenants that the Proxy Statement will comply in all material respects with the provisions of applicable federal securities laws and, on the date filed with the SEC and on the date first published, sent or given to the Company's shareholders, shall not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading, except that no representation is made by the Company with respect to information supplied by ICS in writing for inclusion in the Proxy Statement. Each of the Company, on the one hand, and ICS, on the other hand, agree promptly to correct any information provided by either of them for use in the Proxy Statement if and to the extent that it shall have become false or misleading, and the Company further agrees to take all steps necessary to cause the Proxy Statement as so corrected to be filed with the SEC and to be disseminated to the holders of Shares, in each case, as and to the extent required by applicable federal securities laws.

   Section 5.14 Conveyance Taxes. ICS and the Company shall cooperate in the preparation, execution and filing of all returns, questionnaires, applications or other documents regarding any real property transfer or gains, sales, use, transfer, value-added, stock transfer and stamp taxes, any transfer, recording, registration and other fees or any similar taxes which become payable by the Company or any of its Subsidiaries in connection with the transactions contemplated by this Agreement that are required or permitted to be filed on or before the Effective Time.

   Section 5.15 Delisting. Each of the parties agrees to cooperate with each other in taking, or causing to be taken, all actions necessary to delist the Common Shares from NASDAQ and to terminate registration under the Exchange Act, provided that such delisting and termination shall not be effective until after the Effective Time of the Merger.

   Section 5.16 Solvency Letters. The Company Board or Special Committee shall engage an independent appraisal firm to deliver a letter addressed to the Company Board, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

                                   ARTICLE 6

                   Conditions to Consummation of the Merger

   Section 6.1 Conditions. The respective obligations of ICS and the Company to consummate the Merger are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

     (a) Shareholder Approval. The shareholders of the Company shall have duly approved the transactions contemplated by this Agreement (the "Shareholder Approval"), if required by applicable law.

     (b) Solvency Letters. The Company shall have received a solvency letter, in form and substance and from an independent evaluation firm reasonably satisfactory to it, as to the solvency of the Company and its Subsidiaries on a consolidated basis after giving effect to the transactions contemplated by this Agreement, including all financings contemplated hereby.

     (c) Orders and Injunctions. No order shall have been entered in any action or proceeding before any United States federal or state court or governmental agency or other United States regulatory or administrative agency or commission (an "Order"), and no preliminary or permanent injunction by a United States court of competent jurisdiction shall have been issued and remain in effect (an "Injunction"), which, in either case, would have the effect of (i) preventing consummation of the Merger, or (ii) imposing material limitations on the ability of ICS effectively to acquire or hold the business of the Company and its Subsidiaries taken as a whole; provided, however, that in order to invoke this condition, ICS shall have used in its judgment, its commercially reasonable efforts to prevent such Order or Injunction or ameliorate the effects thereof.

     (d) Illegality. There shall not have been any United States federal or state statute, rule or regulation enacted or promulgated after the date of this Agreement that could in the reasonable judgment of ICS result in any of the material adverse consequences referred to in paragraph (c) above.

     (e) HSR Act. Any waiting period (and any extension thereof) under the HSR Act applicable to the Merger shall have expired or terminated.

   Section 6.2 Conditions to Obligations of ICS. The obligations of ICS to effect the Merger are further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of the Company set forth in this Agreement shall be true and correct in the aggregate in all material respects, as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. For purposes of determining whether any representation or warranty is true and correct, any requirement that a fact or event be or not be material or have or not have a Material Adverse Effect on the Company (a "Materiality Qualifier") shall be ignored. The condition in the first sentence of this
  Section 6.2(a) shall be deemed satisfied only if the failure of the representations and warranties of the Company to be true and correct in the aggregate (determined without giving effect to any Materiality Qualifier) does not constitute a Material Adverse Effect on the Company. ICS shall have received a certificate signed on behalf of the Company by the Chairman of the Board and the chief financial officer of the Company to the effect set forth in this paragraph.

     (b) Performance of Obligations of the Company. The Company shall have performed the obligations required to be performed by it under this Agreement in all material respects at or prior to the Closing Date, except for such failures to perform as have not had or would not, individually or in the aggregate, have a Material Adverse Effect with respect to the Company or materially adversely affect the ability of the Company to consummate the transactions contemplated hereby.

     (c) Consents, Etc. ICS shall have received evidence, in form and substance reasonably satisfactory to it, that all licenses, permits, consents, approvals, authorizations, qualifications and orders of governmental authorities and other third parties set forth in Section 3.3 of the Disclosure Schedule shall have been obtained.

     (d) No Litigation. There shall not be pending by any Governmental Entity any suit, action or proceeding (or by any other person any suit, action or proceeding which has a reasonable likelihood of success), (i) challenging or seeking to restrain or prohibit the consummation of the Merger or any of the other transactions contemplated by this Agreement or seeking to obtain from ICS or any of their affiliates any damages that are material to any such party (ii) seeking to prohibit or limit the ownership or operation by the Company or any of its Subsidiaries of any material portion of the business or assets of the Company or any of its Subsidiaries, to dispose of or hold separate any material portion of the business or assets of the Company or any of its Subsidiaries, as a result of the Merger or any of the other transactions contemplated by this Agreement or (iii) seeking to impose limitations on the ability of ICS (or any shareholder of ICS), to acquire or hold, or exercise full rights of ownership of, any Common Shares, including, without limitation, the right to vote Common Shares on all matters properly presented to the shareholders of the Company.

     (e) Financing. The Company shall have received the proceeds of financing pursuant to the commitment letters set forth on Section 6.2(e) of the Disclosure Schedule on terms and conditions set forth therein (or, as modified in accordance with Section 5.3(c) hereof) and on such other terms and conditions consistent therewith, or involving such other financing sources, as are reasonably satisfactory to ICS in its sole discretion, in amounts sufficient to consummate the transactions contemplated by this Agreement, including, without limitation: (i) to pay, with respect to all Common Shares in the Merger, the Merger Consideration pursuant to Section 2.1(b) hereof; (ii) to refinance the outstanding indebtedness of the Company; (iii) to pay any fees and expenses in connection with the transactions contemplated by this Agreement or the financing thereof; and
  (iv) to provide for the working capital needs of the Company following the Merger, including, without limitation, if applicable, letters of credit.

   Section 6.3 Conditions to Obligation of the Company. The obligation of the Company to effect the Merger is further subject to the following conditions:

     (a) Representations and Warranties. The representations and warranties of ICS set forth in this Agreement shall be true and correct in all respects, in each case as of the date of this Agreement and as of the Closing Date as though made on and as of the Closing Date. The Company shall have received certificates signed on behalf of ICS, respectively, by an authorized officer of ICS, respectively, to the effect set forth in this paragraph.

     (b) Performance of Obligations of ICS. ICS shall have performed the obligations required to be performed by it under this Agreement at or prior to the Closing Date (except for such failures to perform as have not had or could not reasonably be expected, either individually or in the aggregate, to have a Material Adverse Effect with respect to ICS or adversely affect the ability of ICS to consummate the transactions herein contemplated or perform its obligations hereunder).

                                   ARTICLE 7

                        Termination; Amendments; Waiver

   Section 7.1 Termination. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the shareholders of the Company:

     (a) by the mutual written consent of ICS and the Company, by action of their respective Boards of Directors;

     (b) by ICS or the Company if the Merger shall not have been consummated on or before May 31, 1999; provided, however, that neither ICS nor the Company may terminate this Agreement pursuant to this Section 7.1(b) if such party shall have materially breached this Agreement;

     (c) by ICS or the Company if any court of competent jurisdiction in the United States or other United States Governmental Entity has issued an order, decree or ruling or taken any other action restraining, enjoining or otherwise prohibiting the Merger and such order, decree, ruling or other action shall have become final and nonappealable; provided, however, that the party seeking to terminate this Agreement shall have used its commercially reasonable efforts to remove or lift such order, decree, ruling or other action;

     (d) by the Company if, prior to the Effective Time, any person has made a bona fide proposal relating to an Acquisition Transaction, or has commenced a tender or exchange offer for the Common Shares, and the Company Board or Special Committee determines in good faith (i) after consultation with its financial advisors, that such transaction constitutes a Higher Offer and (ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of fiduciary duties to shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders), as they would exist in the absence of any limitations in this Agreement, of the Company Board to the Company's shareholders; provided, however, that, notwithstanding anything in this Agreement to the contrary, the termination of this Agreement by the Company in compliance with this Section 7.1(d) shall not be deemed to violate any other obligations of the Company under this Agreement, and, provided further, that the Company shall have notified ICS of its intent to terminate prior to the effective date of such termination;

     (e) by ICS, if the Company Board shall have (i) failed to recommend to the shareholders of the Company that they give the Shareholder Approval,
  (ii) withdrawn or modified in a manner adverse to ICS its approval or recommendation of this Agreement or the Merger, (iii) shall have approved or recommended an Acquisition Transaction, (iv) shall have resolved to effect any of the foregoing or (v) shall have otherwise taken steps to materially impede the Shareholder Approval; or

     (f) by either ICS or the Company, if the Shareholder Approval shall not have been obtained by reason of the failure to obtain the required vote upon a vote held at a duly held meeting of shareholders or at any adjournment or postponement thereof.

   Section 7.2 Effect of Termination. In the event of the termination of this Agreement pursuant to Section 7.1 hereof, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or shareholders, other than the provisions of the last sentence of Section 5.2 hereof and the provisions of this Section 7.2 and
Section 7.3 hereof, which shall survive any such termination. Nothing contained in this Section 7.2 shall relieve any party from liability for any breach of any covenant of this Agreement or any breach of warranty or misrepresentation.

   Section 7.3 Fees and Expenses.

   (a) In the event that this Agreement is terminated for any reason other than (i) on account of any of the conditions set forth in Section 6.1(c), 6.1(d), 6.1(e), 6.2(d), 6.3(a) or 6.3(b) hereof not being satisfied, (ii) primarily as a result of material adverse changes in the economy or industry occurring after the date hereof, or (iii) solely on account of ICS's failure to obtain the financing described in Section 6.2(e) hereof, the Company shall promptly reimburse ICS for all out-of-pocket expenses and fees (including, without limitation, fees payable to all banks, investment banking firms and other financial institutions, and their respective agents and counsel, and all out-of-pocket fees and expenses, including bank commitment fees and expenses, attorneys' and accountants' fees, and costs associated with financial printers, experts and consultants to ICS and its affiliates, collectively referred to as "Costs"), whether incurred prior to, on or after the date hereof, in connection with the Merger and the consummation of all transactions contemplated by this Agreement, and the financing thereof up to $3 million. Except as otherwise specifically provided for herein, whether or not the Merger is consummated, all costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expenses.

   (b) In the event that this Agreement is terminated (i) pursuant to Sections 7.1(d) or 7.1(f) hereof or by ICS pursuant to Section 7.1(b) hereof based upon a material breach of this Agreement by the Company or by ICS pursuant to
Section 7.1(e) hereof, and (ii) within 12 months after the date of termination the Company enters into a legally binding acquisition agreement for a Business Combination (as defined herein) or a Business Combination is consummated, the Company will, within three business days following the consummation of such a Business Combination, pay to ICS in cash by wire transfer in immediately available funds to an account designated by ICS a payment in an amount equal to $6 million (the "Termination Fee"), provided that in no event shall more than one Termination Fee be payable by the Company. For purposes of this
Section 7.3, the term "Business Combination" means (i) a merger, consolidation, share exchange, business combination or similar transaction involving the Company as a result of which the shareholders of the Company prior to such transaction in the aggregate cease to own at least a majority of the voting securities of the entity surviving or resulting from such transaction (or ultimate parent entity thereof), (ii) a sale, lease, exchange, transfer or other disposition of more than 50% of the assets of the Company and its Subsidiaries, taken as a whole, in a single transaction or a series of related transactions, or (iii) the acquisition, by a person (other than ICS or any affiliate thereof) or group (as such term is defined under Section 13(d) of the Exchange Act and the rules and regulation thereunder) of beneficial ownership (as defined in Rule 13d-3 under the Exchange Act) of more than 25% of the Common Shares whether by tender or exchange offer or otherwise.

   (c) The prevailing party in any legal action undertaken to enforce this Agreement or any provision hereof shall be entitled to recover from the other party the costs and expenses (including attorneys' and expert witness fees) incurred in connection with such action.

   Section 7.4 Amendment. This Agreement may be amended by the Company and ICS at any time before or after any approval of this Agreement by the shareholders of the Company but, after any such approval, no amendment shall be made which decreases the Merger Consideration or which the Company Board or Special Committee determines adversely affects the rights of the Company's shareholders hereunder without the approval of such shareholders. This Agreement may not be amended except by an instrument in writing signed on behalf of all the parties.

   Section 7.5 Extension; Waiver. At any time prior to the Effective Time, ICS, on the one hand, and the Company, on the other hand, may (i) extend the time for the performance of any of the obligations or other acts of the other,
(ii) waive any inaccuracies in the representations and warranties contained herein of the other or in any document, certificate or writing delivered pursuant hereto by the other or (iii) waive compliance by the other with any of the agreements or conditions. Any agreement on the part of any party to any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of such party.

                                   ARTICLE 8

                                 Miscellaneous

   Section 8.1 Non-Survival of Representations and Warranties. The representations and warranties made in this Agreement shall not survive beyond the Effective Time.

   Section 8.2 Entire Agreement; Assignment.

   (a) This Agreement (including the documents and the instruments referred to herein) and the Confidentiality Agreement constitute the entire agreement and supersede all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

   (b) Neither this Agreement nor any of the rights, interests or obligations hereunder will be assigned by any of the parties hereto (whether by operation of law or otherwise) without the prior written consent of the other party (except that ICS may assign its rights, interest and obligations to any affiliate or Subsidiary of ICS without the consent of the Company, provided that no such assignment shall relieve ICS of any liability for any breach by such assignee). Subject to the preceding sentence, this Agreement will be binding upon, inure to the benefit of and be enforceable by the parties and their respective successors and assigns.

   Section 8.3 Validity. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

   Section 8.4 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be deemed to have been duly given when delivered in person, by overnight courier or telecopier to the respective parties as follows:

     If to ICS:        Bain Capital, Inc.
                       Two Copley Place
                       Boston, MA 02116
                       Attention:Michael Krupka
                       Telecopier:(617) 572-3274

     with a copy to:   Kirkland & Ellis
                       655 15th Street N.W. Suite 1200
                       Washington, D.C. 20005
                       Attention:Jack M. Feder, Esq.
                       Telecopier: (202) 879-5200

     If to the Company:Integrated Circuit Systems, Inc.
                       23435 Boulevard of the Generals
                       P.O. Box 968
                       Valley Forge, PA 19482
                       Attention:Chairman
                       Telecopier:

     with a copy to:   Pepper Hamilton LLP
                       3000 Two Logan Square
                       18th and Arch Streets
                       Philadelphia, PA 19103-2799
                       Attention:Barry M. Abelson, Esq.
                       Telecopier:(215) 981-4750

     and:              Morgan, Lewis & Bockius
                       2000 One Logan Square
                       Philadelphia, PA 19103-6993
                       Attention:David King, Esq.
                       Telecopier:(215) 963-5299

or to such other address as the person to whom notice is given may have previously furnished to the other in writing in the manner set forth above; provided that notice of any change of address shall be effective only upon receipt thereof.

   Section 8.5 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

   Section 8.6 Descriptive Headings. The descriptive headings herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

   Section 8.7 Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   Section 8.8 Parties in Interest. Except with respect to Sections 2.2, 5.5 and 5.6 hereof (which are intended to be for the benefit of the persons identified therein, and may be enforced by such persons), this Agreement shall be binding upon and inure solely to the benefit of each party hereto, and nothing in this Agreement, express or implied, is intended to confer upon any other person any rights or remedies of any nature whatsoever under or by reason of this Agreement.

   Section 8.9 Certain Definitions. As used in this Agreement:

     (a) the term "affiliate", as applied to any person, shall mean any other person directly or indirectly controlling, controlled by, or under common control with, that person. For the purposes of this definition, "control" (including, with correlative meanings, the terms "controlling," "controlled by" and "under common control with"), as applied to any person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of that person, whether through the ownership of voting securities, by contract or otherwise; and

     (b) "Business" shall mean the businesses of the Company and its Subsidiaries as currently conducted.

     (c) "Intellectual Property" means (i) all patents, patent applications and patent disclosures; all inventions (whether or not patentable and whether or not reduced to practice); (ii) all trademarks, service marks, trade names, logos, slogans, corporate names and Internet domain names, and all the goodwill associated with each of the foregoing; (iii) all mask works and registrations and applications for registry thereof; (iv) all registered and unregistered statutory and common law copyrights; (v) all registrations, applications and renewals for any of the foregoing; and (vi) all trade secrets, confidential information, ideas, formulae, compositions, know-how, manufacturing and production processes and techniques, research information, drawings, specifications, designs, plans, improvements, proposals, technical and computer data, documentation and software, financial business and marketing plans, customer and supplier lists and related information and marketing materials and all other proprietary rights.

     (d) the term "Person" or "person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Exchange Act).

     (e) "Knowledge of the Company" or words of similar import means the actual knowledge of the following members of the Company's senior management (including members of management holding Rollover Shares): Hock
  E. Tan and Rudolph Gassner.

   Section 8.10 Specific Performance. The parties hereto agree that irreparable damage would occur in the event that any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the parties shall be entitled to an injunction or injunctions to prevent breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, this being in addition to any other remedy to which they are entitled at law or in equity.

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                           [SIGNATURE PAGE FOLLOWS]

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                          INTEGRATED CIRCUIT SYSTEMS, INC.

                                                  /s/ Rudolf Gassner
                                          By: _________________________________
                                             Name: Rudolf Gassner
                                             Title:Chairman of the Board

                                          ICS MERGER CORP.

                                                 /s/ Michael A. Krupka
                                          By: _________________________________
                                             Name: Michael A. Krupka
                                             Title:Managing Director

                AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

   AMENDMENT No. 1 (this "Amendment"), dated February 16, 1999, by and among Integrated Circuit Systems, Inc., a Pennsylvania corporation (the "Company"), and ICS Merger Corp., a Pennsylvania corporation ("ICS"). All capitalized terms used herein and not otherwise defined shall have the respective meanings provided such terms in the Merger Agreement (as defined below).

                                  WITNESSETH:

   WHEREAS, the Company and ICS are parties to a certain Agreement and Plan of Merger dated January 20, 1999 (the "Merger Agreement"); and

   WHEREAS, the parties hereto wish to amend the Merger Agreement as herein provided;

   NOW, THEREFORE, it is agreed:

     1. Section 1.1 of the Merger Agreement is hereby amended to insert in the first sentence the words "(including Section 1906 thereof, which shall be applicable to the transactions contemplated hereby,)" after the words "this Agreement and the BCL" and before the words "at the Effective Time".

     2. Section 2.1(b)(ii) of the Merger Agreement is hereby amended to delete the date "February 10, 1999" from the end of that Section and to insert the date "March 3, 1999" in lieu thereof.

     3. Section 2.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 2.2 shall be inserted in lieu thereof.

    "Section 2.2 Options; Stock Plans. Immediately prior to the Effective Time, each holder of a then-outstanding employee stock option, whether or not fully exercisable, to purchase Common Shares (an "Option") granted under the Company's 1992 Stock Option Plan and 1997 Equity Compensation Plan (the "Stock Plans") and all other outstanding options, in each case as reflected in Section 3.2 of the Disclosure Schedule, will be entitled to receive in settlement of such Option (a) a cash payment from the Company equal to the product of (i) the total number of Common Shares previously subject to such Option and (ii) the excess of the Merger Consideration over the exercise price per Common Share subject to such Option, subject to any required withholding of taxes (the "Option Spread"), (b) new stock options ("New Options") in the Company pursuant to new stock option agreements between the Company, ICS and certain members of Management or (c) some combination of (a) and (b) above. The Company will, upon the request of ICS, use reasonable efforts to obtain the written acknowledgment of each employee holding an Option that the payment of the amount of cash or New Options referred to above will satisfy in full the Company's obligation to such employee pursuant to such Option and take such other action as is necessary to effect the provisions of this Section 2.2. The amounts payable pursuant to this Section 2.2 shall be paid as soon as reasonably practicable following the Closing Date and shall be subject to and made net of all applicable withholding taxes. The Company will solicit from each Retained Employee, as such term is defined in that certain asset purchase agreement among 3COM Corporation, the Company and ICS Technologies, Inc., an agreement by each such employee who owns an Option (as defined in such agreement) to accept, in lieu of stock upon the exercise of the Option, the amount of cash such employee would have received if they received the cash payments described in this Section 2.2 (the "Option Payment") which shall be a condition to any agreement by the Company to pay such Option Payment in respect of such Options."

     4. Section 3.2 of the Merger Agreement is hereby amended to delete the second full sentence and the following new sentence shall be inserted in lieu thereof.

    "As of the close of business on January 19, 1999, 12,106,225 Common Shares were issued and outstanding, all of which are entitled to vote on this Agreement. "

     5. Section 3.2 of the Merger Agreement is hereby amended to delete the fourth full sentence and the following new sentence shall be inserted in lieu thereof.

    "As of January 19, 1999, except for (i) 2,356,709 Common Shares reserved for issuance pursuant to outstanding Options, there are no existing options, warrants, calls, subscriptions, or other rights, or other agreements or commitments, obligating the Company to issue, transfer or sell any shares of capital stock of the Company or any of its Subsidiaries."

     6. Section 3.25 of the Merger Agreement is hereby amended to delete the first clause that reads "Except as set forth in Section 3.13 of the Disclosure Schedule," and the following new clause shall be inserted in lieu thereof.

    "Except with respect to any matter set forth in Section 3.7, 3.13 or 3.22(a) of the Disclosure Schedule,"

     7. Section 5.2 of the Merger Agreement is hereby deleted in its entirety and the following new Section 5.2 shall be inserted in lieu thereof.

    "From the date of this Agreement until the Effective Time, the Company will, and will cause its Subsidiaries, and each of their respective officers, directors, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by the Company or its Subsidiaries) (the "Company Representatives"), to give ICS and their respective officers, employees, agents or other representatives (including, without limitation, any investment banker, attorney or accountant retained by
    ICS) (the "ICS Representatives") and representatives of financing sources identified by ICS who do not compete with the Company in the integrated circuit industry ("Financing Sources"), so long as such ICS Representatives and representatives of Financing Sources agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, reasonable access, upon reasonable notice and during normal business hours, to the offices and other facilities and to the books and records of the Company and its Subsidiaries and will cause the Company Representatives and the Company's Subsidiaries to furnish ICS and the ICS Representatives and Financing Sources identified by ICS with such financial and operating data and such other information with respect to the business and operations of the Company and its Subsidiaries as ICS and representatives of Financing Sources may from time to time reasonably request.

    In addition, the Company agrees that so long as the Financing Sources and the representatives agree in writing (with the Company as a party or expressly set forth as a third party beneficiary to such agreement) to maintain the confidentiality of any non-public confidential information about the Company and its Subsidiaries in a manner consistent with market practice for acquisition financing transactions, ICS and the ICS Representatives may directly furnish financial and operating data and such other information about the Company and its Subsidiaries as they reasonably deem necessary, to representatives of Financing Sources or any ICS Representative. ICS agrees that it will receive and hold any information furnished pursuant to this Section 5.2 subject to the provisions of the letter agreement dated May 13, 1998, between Bear Stearns Merchant Fund Corp. and the Company and the letter agreement dated May 15, 1998, between Bain Capital Inc. and the Company (the "Confidentiality Agreements")."

     8. Section 5.10 of the Merger Agreement is hereby amended to delete the words "Investment Banks" from the proviso after the words "in the opinion of" and before the words "more favorable to the Company" and to insert the words "Investment Banker" in its place .

     9. Section 5.10 of the Merger Agreement is hereby amended to delete the word "then" from the proviso after the words "from a financial point of view" and before the words "than the transactions contemplated by this Agreement."

     10. Section 6.2(d) of the Merger Agreement is hereby amended to add the following new clause to the beginning of the first sentence of Section 6.2(d).

     "Except as set forth in Section 3.7 or 3.22(a) of the Disclosure
  Schedule,"

     11. Sections 7.1(b) of the Merger Agreement is hereby deleted in its entirety and the following new Section 7.1(b) shall be inserted in lieu thereof.

    "(b) by ICS or the Company if the Merger shall not have been consummated on or before June 30, 1999; provided, however, that neither ICS nor the Company may terminate this Agreement pursuant to this
    Section 7.1(b) if such party shall have materially breached this Agreement."

     12. Section 7.1(d) of the Merger Agreement is hereby amended to delete the word "Transaction" from the second line and to insert the word "Proposal" in its place.

     13. Section 7.1(d) of the Merger Agreement is hereby amended to delete subsection (ii) up to the proviso and the following new clause 7.1(d)(ii) shall be inserted before the proviso in lieu thereof.

    "(ii) after consultation with counsel, that failure to approve such proposal and terminate this Agreement could reasonably be expected to result in a breach of the Company's Board's fiduciary duties to shareholders (assuming for such purpose that fiduciary duties are owed only to shareholders), as they would exist in the absence of any limitations in this Agreement;"

     14. Section 7.1(e)(iii) of the Merger Agreement is hereby amended to delete the word "Transaction" and to insert the word "Proposal" in its place.

     15. Section 3.2 of the Disclosure Schedule of the Merger Agreement is hereby amended to delete the following clause from the end of the sentence referring to the Incentive Stock Option to purchase 112,000 shares granted to R. Gassner:

    ", and providing for accelerated vesting in the event the fair market value of the common stock exceeds $20 for ten consecutive trading days, subject to certain limitations"

     16. The Company's grant of an option on February 2, 1999 to each of Henry Boreen, Edward Esber and John Pickitt, the Company's three non-employee directors, to purchase 8,000 shares of the Company's Common Stock at a per share price of $18.375 pursuant to the non-discretionary annual grant provision of the Company's 1997 Equity Compensation Plan shall be deemed to be included on the appropriate Optionee Statements attached to
  Section 3.2 of the Disclosure Schedule of the Merger Agreement effective as of the date of the Merger Agreement.

     17. Section 3.13 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger Agreement:

     "Any resignation by any person who was an Executive Officer of the Company as of January 19, 1999, and is no longer an Executive Officer of the Company as of February 16, 1999.

     18. Section 5.1 of the Disclosure Schedule of the Merger Agreement is hereby amended to include the following effective as of the date of the Merger Agreement:

    "4. The Company's 1997 Equity Compensation Plan provides for the non-discretionary annual grant of an option on February 2, 1999 to each of the Company's three Independent Directors to purchase 8,000 shares of the Company's Common Stock at the Fair Market Value on the date of the grant."

     19. ICS agrees that it will cause item (ix) of Exhibit C to the Senior Secured Credit Facilities and Mezzanine Facility Loan Commitment Letter dated January 18, 1999 from Credit Suisse First Boston ("Loan Commitment Letter") to be amended to read in its entirety as follows:

    "(ix) the Closing Date shall occur on or before June 30, 1999."

     20. ICS further agrees that it will cause item (ii) of Exhibit C to the Loan Commitment Letter to be amended by inserting at the end of that section the following:

    "; provided, however, that the failure of the Merger and related transactions to be eligible for recapitalization accounting shall not be considered a failure to satisfy any of the conditions to the commitments of CSFB stated herein;"

     21. This Amendment is limited as specified and shall not constitute a modification, acceptance or waiver of any other provision of the Merger Agreement.

     22. This Amendment may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts when executed and delivered shall be an original, but all of which shall together constitute one and the same instrument.

     23. This Amendment and the rights and obligations of the parties hereunder shall be construed in accordance with and governed by the laws of the Commonwealth of Pennsylvania.

     24. From and after the date hereof, except as the context otherwise requires, all references in the Merger Agreement to the Merger Agreement shall be deemed to be references to the Merger Agreement as modified hereby.

   IN WITNESS WHEREOF, each of the parties hereto has caused this Amendment No. 1 to be duly executed and delivered as of the date first above written.

                                          INTEGRATED CIRCUIT SYSTEMS, INC.

                                               /s/ Hock E. Tan
                                          By: _________________________________
                                            Name:  Hock E. Tan
                                            Title: Senior Vice President,
                                                   Chief Operating Officer and
                                                   Chief Financial Officer

                                          ICS MERGER CORP.

                                               /s/ Michael A. Krupka
                                          By: _________________________________
                                            Name:  Michael A. Krupka
                                            Title: Managing Director

                                                                      APPENDIX B
                  [Letterhead of Pennsylvania Merchant Group]
January 19, 1999

The Special Committee of the Board of Directors and
The Board of Directors
Integrated Circuit Systems, Inc.
2435 Boulevard of the Generals
P.O. Box 968
Valley Forge, PA 19482-0968

Gentlemen:

We understand that Integrated Circuit Systems, Inc. ("ICS" or the "Company") is considering entering into a transaction with Bain Capital, Inc., Bear Stearns & Co. and current members of management (collectively, the "Buyout Group") pursuant to which ICS would merge with an entity formed by the Buyout Group and, as part of the merger, each outstanding share of common stock of ICS, other than certain shares held by members of management (the "Rollover Series"), will be exchanged for $21.25 in cash (the "Proposed Transaction"). The holders of shares which are not Rollover Shares are referred to herein as "Unaffiliated Shareholders".

We have been requested by the Special Committee of the Board of Directors of the Company to render our opinion with respect to the fairness, from a financial point of view, to the Company's Unaffiliated Shareholders of the consideration to be offered to such Unaffiliated Shareholders in the Proposed Transaction. We have not been requested to opine as to, and our opinion does not in any manner address, the Company's underlying business decision of whether or not to proceed with or effect the Proposed Transaction.

In conducting our analysis and arriving at our opinion as expressed herein, we have reviewed a draft of the Agreement and Plan of Merger between ICS and the Buyout Group dated January 19, 1999. Additionally, we have held discussions with certain senior officers of ICS concerning the business, operations and prospects of ICS. We have also reviewed and analyzed all publicly available business and financial information relating to ICS that we believe to be relevant to our inquiry, as well as certain financial forecasts and other data for ICS which were provided to or otherwise discussed with us by the management of ICS. We also reviewed, among other things, current and historical market prices and trading volumes of the Common Stock. Based upon the projected financial performance, we have made certain estimates as to the future cash flows and terminal values, and, after applying a range of appropriate discount rates, the present value of such cash flows and terminal value, which analysis is defined as a "Discounted Cash Flow Analysis". We also analyzed certain financial, stock market and other publicly available information relating to the business of other companies whose operations we considered relevant in evaluating those of ICS. Furthermore, we examined the terms of certain business combinations which we believe to be relevant and compared the terms to the Proposed Transaction. In addition to the foregoing, we conducted such other analyses and examinations and considered such other financial, economic and market criteria as we deemed appropriate in arriving at our valuation.

In rendering our opinion, we have assumed and relied, without independent verification, upon the accuracy and completeness of all financial and other information and data publicly available or furnished to or otherwise reviewed by or discussed with us and have further relied upon the assurances of the management of ICS that they are not aware of any facts that would make such information inaccurate or misleading. With respect to financial forecasts and other information and data provided to or otherwise reviewed by or discussed with us, we have been advised by the management of ICS that such forecasts and other information and data were reasonably prepared on bases reflecting the best currently available estimates and judgments of the management of ICS as to the future financial performance of ICS. We have not made or been provided with an independent evaluation or appraisal of the assets, liabilities (contingent or otherwise) or reserves of ICS nor have we made any physical inspection of the properties or assets of ICS. Our opinion is necessarily based upon information available to us, and financial, stock market and other conditions and circumstances existing and disclosed to us, as of the date hereof.

Based upon and subject to the foregoing, we are of the opinion as of the date hereof that, from a financial point of view, the consideration to be offered to the Unaffiliated Shareholders of the Company in the Proposed Transaction is, as of the date of this letter, fair to such Unaffiliated Shareholders. This opinion is for the use and benefit of the Special Committee of the Board of Directors of the Company and the Board of Directors of the Company and is rendered to the Special Committee of the Board of Directors and the Board of Directors in connection with its consideration of the Proposed Transaction.

We have acted as financial advisor to the Special Committee of the Board of Directors in connection with its evaluation of the Proposed Transaction and will receive a fee for our services, a portion of which is contingent upon the closing of the Proposed Transaction or a similar transaction with a person or entity other than the Buyout Group. In addition, the Company has agreed to indemnify us for certain liabilities that may arise out of the rendering of this opinion. We also have performed various investment banking services for the Company in the past (including acting as sole manager of the Company's initial public offering and as co-manager of a secondary offering) and have received customary fees for such services. In the ordinary course of our business, we and our affiliates may actively trade or hold the securities of ICS for our own account or for the account of our customers and, accordingly, may at any time hold a long or short position in such securities.

Very truly yours,

/s/ Pennsylvania Merchant Group
PENNSYLVANIA MERCHANT GROUP

                                                                      APPENDIX C

             PURDON'S PENNSYLVANIA CONSOLIDATED STATUTES ANNOTATED
             TITLE 15. CORPORATIONS AND UNINCORPORATED ASSOCIATIONS
                             PART II. CORPORATIONS
                        SUBPART B. BUSINESS CORPORATIONS
              ARTICLE B. DOMESTIC BUSINESS CORPORATIONS GENERALLY
              CHAPTER 15. CORPORATE POWERS, DUTIES AND SAFEGUARDS
                        SUBCHAPTER D. DISSENTERS RIGHTS

                          Current through Act 1998-48.

   (S) 1571. APPLICATION AND EFFECT OF SUBCHAPTER.--

   (a) General rule.--Except as otherwise provided in subsection (b), any shareholder of a business corporation shall have the right to dissent from, and to obtain payment of the fair value of his shares in the event of, any corporate action, or to otherwise obtain fair value for his shares, where this part expressly provides that a shareholder shall have the rights and remedies provided in this subchapter. See:

     Section 1906(c) (relating to dissenters rights upon special treatment).

     Section 1930 (relating to dissenters rights).

     Section 1931(d) (relating to dissenters rights in share exchanges).

     Section 1932(c) (relating to dissenters rights in asset transfers).

     Section 1952(d) (relating to dissenters rights in division).

     Section 1962(c) (relating to dissenters rights in conversion).

     Section 2104(b) (relating to procedure).

     Section 2324 (relating to corporation option where a restriction on transfer of a security is held invalid).

     Section 2325(b) (relating to minimum vote requirement).

     Section 2704(c) (relating to dissenters rights upon election).

     Section 2705(d) (relating to dissenters rights upon renewal of election).

     Section 2907(a) (relating to proceedings to terminate breach of qualifying conditions).

     Section 7104(b)(3) (relating to procedure).

   (b) Exceptions.--

   (1) Except as otherwise provided in paragraph (2), the holders of the shares of any class or series of shares that, at the record date fixed to determine the shareholders entitled to notice of and to vote at the meeting at which a plan specified in any of section 1930, 1931(d), 1932(c) or 1952(d) is to be voted on, are either:

      (i) listed on a national securities exchange; or

       (ii) held of record by more than 2,000 shareholders;

     shall not have the right to obtain payment of the fair value of any such shares under this subchapter.

   (2) Paragraph (1) shall not apply to and dissenters rights shall be available without regard to the exception provided in that paragraph in the case of:

      (i) Shares converted by a plan if the shares are not converted solely into shares of the acquiring, surviving, new or other corporation or solely into such shares and money in lieu of fractional shares.

       (ii) Shares of any preferred or special class unless the articles, the plan or the terms of the transaction entitle all shareholders of the class to vote thereon and require for the adoption of the plan or the effectuation of the transaction the affirmative vote of a majority of the votes cast by all shareholders of the class.

        (iii) Shares entitled to dissenters rights under section 1906(c) (relating to dissenters rights upon special treatment).

   (3) The shareholders of a corporation that acquires by purchase, lease, exchange or other disposition all or substantially all of the shares, property or assets of another corporation by the issuance of shares, obligations or otherwise, with or without assuming the liabilities of the other corporation and with or without the intervention of another corporation or other person, shall not be entitled to the rights and remedies of dissenting shareholders provided in this subchapter regardless of the fact, if it be the case, that the acquisition was accomplished by the issuance of voting shares of the corporation to be outstanding immediately after the acquisition sufficient to elect a majority or more of the directors of the corporation.

   (c) Grant of optional dissenters rights.--The bylaws or a resolution of the board of directors may direct that all or a part of the shareholders shall have dissenters rights in connection with any corporate action or other transaction that would otherwise not entitle such shareholders to dissenters rights.

   (d) Notice of dissenters rights.--Unless otherwise provided by statute, if a proposed corporate action that would give rise to dissenters rights under this subpart is submitted to a vote at a meeting of shareholders, there shall be included in or enclosed with the notice of meeting:

      (1) A statement of the proposed action and a statement that the shareholders have a right to dissent and obtain payment of the fair value of their shares by complying with the terms of this subchapter; and

      (2) A copy of this subchapter.

   (e) Other statutes.--The procedures of this subchapter shall also be applicable to any transaction described in any statute other than this part that makes reference to this subchapter for the purpose of granting dissenters rights.

   (f) Certain provisions of articles ineffective.--This subchapter may not be relaxed by any provision of the articles.

   (g) Cross references.--See sections 1105 (relating to restriction on equitable relief), 1904 (relating to de facto transaction doctrine abolished) and 2512 (relating to dissenters rights procedure).

   (S) 1572. DEFINITIONS

   The following words and phrases when used in this subchapter shall have the meanings given to them in this section unless the context clearly indicates otherwise:

   "Corporation." The issuer of the shares held or owned by the dissenter before the corporate action or the successor by merger, consolidation, division, conversion or otherwise of that issuer. A plan of division may designate which of the resulting corporations is the successor corporation for the purposes of this subchapter. The successor corporation in a division shall have sole responsibility for payments to dissenters and other liabilities under this subchapter except as otherwise provided in the plan of division.

   "Dissenter." A shareholder or beneficial owner who is entitled to and does assert dissenters rights under this subchapter and who has performed every act required up to the time involved for the assertion of those rights.

   "Fair value." The fair value of shares immediately before the effectuation of the corporate action to which the dissenter objects, taking into account all relevant factors, but excluding any appreciation or depreciation in anticipation of the corporate action.

   "Interest." Interest from the effective date of the corporate action until the date of payment at such rate as is fair and equitable under all the circumstances, taking into account all relevant factors, including the average rate currently paid by the corporation on its principal bank loans.

   (S) 1573. RECORD AND BENEFICIAL HOLDERS AND OWNERS.--

   (a) Record holders of shares.--A record holder of shares of a business corporation may assert dissenters rights as to fewer than all of the shares registered in his name only if he dissents with respect to all the shares of the same class or series beneficially owned by any one person and discloses the name and address of the person or persons on whose behalf he dissents. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (b) Beneficial owners of shares.--A beneficial owner of shares of a business corporation who is not the record holder may assert dissenters rights with respect to shares held on his behalf and shall be treated as a dissenting shareholder under the terms of this subchapter if he submits to the corporation not later than the time of the assertion of dissenters rights a written consent of the record holder. A beneficial owner may not dissent with respect to some but less than all shares of the same class or series owned by the owner, whether or not the shares so owned by him are registered in his name.

   (S) 1574. NOTICE OF INTENTION TO DISSENT.--

   If the proposed corporate action is submitted to a vote at a meeting of shareholders of a business corporation, any person who wishes to dissent and obtain payment of the fair value of his shares must file with the corporation, prior to the vote, a written notice of intention to demand that he be paid the fair value for his shares if the proposed action is effectuated, must effect no change in the beneficial ownership of his shares from the date of such filing continuously through the effective date of the proposed action and must refrain from voting his shares in approval of such action. A dissenter who fails in any respect shall not acquire any right to payment of the fair value of his shares under this subchapter. Neither a proxy nor a vote against the proposed corporate action shall constitute the written notice required by this section.

   (S) 1575. NOTICE TO DEMAND PAYMENT.--

   (a) General rule.--If the proposed corporate action is approved by the required vote at a meeting of shareholders of a business corporation, the corporation shall mail a further notice to all dissenters who gave due notice of intention to demand payment of the fair value of their shares and who refrained from voting in favor of the proposed action. If the proposed corporate action is to be taken without a vote of shareholders, the corporation shall send to all shareholders who are entitled to dissent and demand payment of the fair value of their shares a notice of the adoption of the plan or other corporate action. In either case, the notice shall:

      (1) State where and when a demand for payment must be sent and certificates for certificated shares must be deposited in order to obtain payment.

      (2) Inform holders of uncertificated shares to what extent transfer of shares will be restricted from the time that demand for payment is received.

      (3) Supply a form for demanding payment that includes a request for certification of the date on which the shareholder, or the person on whose behalf the shareholder dissents, acquired beneficial ownership of the shares.

      (4) Be accompanied by a copy of this subchapter.

   (b) Time for receipt of demand for payment.--The time set for receipt of the demand and deposit of certificated shares shall be not less than 30 days from the mailing of the notice.

   (S) 1576. FAILURE TO COMPLY WITH NOTICE TO DEMAND PAYMENT, ETC.--

   (a) Effect of failure of shareholder to act.--A shareholder who fails to timely demand payment, or fails (in the case of certificated shares) to timely deposit certificates, as required by a notice pursuant to section 1575 (relating to notice to demand payment) shall not have any right under this subchapter to receive payment of the fair value of his shares.

   (b) Restriction on uncertificated shares.--If the shares are not represented by certificates, the business corporation may restrict their transfer from the time of receipt of demand for payment until effectuation of the proposed corporate action or the release of restrictions under the terms of section 1577(a) (relating to failure to effectuate corporate action).

   (c) Rights retained by shareholder.--The dissenter shall retain all other rights of a shareholder until those rights are modified by effectuation of the proposed corporate action.

   (S) 1577. RELEASE OF RESTRICTIONS OR PAYMENT FOR SHARES.--

   (a) Failure to effectuate corporate action.--Within 60 days after the date set for demanding payment and depositing certificates, if the business corporation has not effectuated the proposed corporate action, it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment.

   (b) Renewal of notice to demand payment.--When uncertificated shares have been released from transfer restrictions and deposited certificates have been returned, the corporation may at any later time send a new notice conforming to the requirements of section 1575 (relating to notice to demand payment), with like effect.

   (c) Payment of fair value of shares.--Promptly after effectuation of the proposed corporate action, or upon timely receipt of demand for payment if the corporate action has already been effectuated, the corporation shall either remit to dissenters who have made demand and (if their shares are certificated) have deposited their certificates the amount that the corporation estimates to be the fair value of the shares, or give written notice that no remittance under this section will be made. The remittance or notice shall be accompanied by:

      (1) The closing balance sheet and statement of income of the issuer of the shares held or owned by the dissenter for a fiscal year ending not more than 16 months before the date of remittance or notice together with the latest available interim financial statements.

      (2) A statement of the corporation's estimate of the fair value of the shares.

      (3) A notice of the right of the dissenter to demand payment or supplemental payment, as the case may be, accompanied by a copy of this subchapter.

   (d) Failure to make payment.--If the corporation does not remit the amount of its estimate of the fair value of the shares as provided by subsection (c), it shall return any certificates that have been deposited and release uncertificated shares from any transfer restrictions imposed by reason of the demand for payment. The corporation may make a notation on any such certificate or on the records of the corporation relating to any such uncertificated shares that such demand has been made. If shares with respect to which notation has been so made shall be transferred, each new certificate issued therefor or the records relating to any transferred uncertificated shares shall bear a similar notation, together with the name of the original dissenting holder or owner of such shares. A transferee of such shares shall not acquire by such transfer any rights in the corporation other than those that the original dissenter had after making demand for payment of their fair value.

   (S) 1578. ESTIMATE BY DISSENTER OF FAIR VALUE OF SHARES.--

   (a) General rule.--If the business corporation gives notice of its estimate of the fair value of the shares, without remitting such amount, or remits payment of its estimate of the fair value of a dissenter's shares as permitted by section 1577(c) (relating to payment of fair value of shares) and the dissenter believes that the amount stated or remitted is less than the fair value of his shares, he may send to the corporation his own estimate of the fair value of the shares, which shall be deemed a demand for payment of the amount or the deficiency.

   (b) Effect of failure to file estimate.--Where the dissenter does not file his own estimate under subsection (a) within 30 days after the mailing by the corporation of its remittance or notice, the dissenter shall be entitled to no more than the amount stated in the notice or remitted to him by the corporation.

   (S) 1579. VALUATION PROCEEDINGS GENERALLY.--

   (a) General rule.--Within 60 days after the latest of:

      (1) Effectuation of the proposed corporate action;

      (2) Timely receipt of any demands for payment under section 1575 (relating to notice to demand payment); or

      (3) Timely receipt of any estimates pursuant to section 1578 (relating to estimate by dissenter of fair value of shares);

   If any demands for payment remain unsettled, the business corporation may file in court an application for relief requesting that the fair value of the shares be determined by the court.

   (b) Mandatory joinder of dissenters.--All dissenters, wherever residing, whose demands have not been settled shall be made parties to the proceeding as in an action against their shares. A copy of the application shall be served on each such dissenter. If a dissenter is a nonresident, the copy may be served on him in the manner provided or prescribed by or pursuant to 42 Pa.C.S. Ch. 53 (relating to bases of jurisdiction and interstate and international procedure).

   (c) Jurisdiction of the court.--The jurisdiction of the court shall be plenary and exclusive. The court may appoint an appraiser to receive evidence and recommend a decision on the issue of fair value. The appraiser shall have such power and authority as may be specified in the order of appointment or in any amendment thereof.

   (d) Measure of recovery.--Each dissenter who is made a party shall be entitled to recover the amount by which the fair value of his shares is found to exceed the amount, if any, previously remitted, plus interest.

   (e) Effect of corporation's failure to file application.--If the corporation fails to file an application as provided in subsection (a), any dissenter who made a demand and who has not already settled his claim against the corporation may do so in the name of the corporation at any time within 30 days after the expiration of the 60-day period. If a dissenter does not file an application within the 30-day period, each dissenter entitled to file an application shall be paid the corporation's estimate of the fair value of the shares and no more, and may bring an action to recover any amount not previously remitted.

   (S) 1580. COSTS AND EXPENSES OF VALUATION PROCEEDINGS.--

   (a) General rule.--The costs and expenses of any proceeding under section 1579 (relating to valuation proceedings generally), including the reasonable compensation and expenses of the appraiser appointed by the court, shall be determined by the court and assessed against the business corporation except that any part of the costs and expenses may be apportioned and assessed as the court deems appropriate against all or some of the dissenters who are parties and whose action in demanding supplemental payment under section 1578 (relating to estimate by dissenter of fair value of shares) the court finds to be dilatory, obdurate, arbitrary, vexatious or in bad faith.

   (b) Assessment of counsel fees and expert fees where lack of good faith appears.--Fees and expenses of counsel and of experts for the respective parties may be assessed as the court deems appropriate against the corporation and in favor of any or all dissenters if the corporation failed to comply substantially with the requirements of this subchapter and may be assessed against either the corporation or a dissenter, in favor of any other party, if the court finds that the party against whom the fees and expenses are assessed acted in bad faith or in a dilatory, obdurate, arbitrary or vexatious manner in respect to the rights provided by this subchapter.

   (c) Award of fees for benefits to other dissenters.--If the court finds that the services of counsel for any dissenter were of substantial benefit to other dissenters similarly situated and should not be assessed against the corporation, it may award to those counsel reasonable fees to be paid out of the amounts awarded to the dissenters who were benefited.

   (S) 1906. SPECIAL TREATMENT OF HOLDERS OF SHARES OF SAME CLASS OR SERIES.--

   (a) General rule.--Except as otherwise restricted in the articles, an amendment or plan may contain a provision classifying the holders of shares of a class or series into one or more separate groups by reference to any facts or circumstances that are not manifestly unreasonable and providing mandatory treatment for shares of the class or series held by particular shareholders or groups of shareholders that differs materially from the treatment accorded other shareholders or groups of shareholders holding shares of the same class or series (including a provision modifying or rescinding rights previously created under this section) if:

      (1) (i) such provision is specifically authorized by a majority of the votes cast by all shareholders entitled to vote on the amendment or plan, as well as by a majority of the votes cast by any class or series of shares any of the shares of which are so classified into groups, whether or not such class or series would otherwise be entitled to vote on the amendment or plan; and

       (ii) the provision voted on specifically enumerates the type and extent of the special treatment authorized; or

      (2) under all the facts and circumstances, a court of competent jurisdiction finds such special treatment is undertaken in good faith, after reasonable deliberation and is in the best interest of the corporation.

   (b) Statutory voting rights upon special treatment.--Except as provided in subsection (c), if an amendment or plan contains a provision for special treatment, each group of holders of any outstanding shares of a class or series who are to receive the same special treatment under the amendment or plan shall be entitled to vote as a special class in respect to the plan regardless of any limitations stated in the articles or bylaws on the voting rights of any class or series.

   (c) Dissenters rights upon special treatment.--If any amendment or plan contains a provision for special treatment without requiring for the adoption of the amendment or plan the statutory class vote required by subsection (b), the holder of any outstanding shares the statutory class voting rights of which are so denied, who objects to the amendment or plan and complies with Subchapter D of Chapter 15 (relating to dissenters rights), shall be entitled to the rights and remedies of dissenting shareholders provided in that subchapter.

   (d) Exceptions.--This section shall not apply to:

      (1) The creation or issuance of securities, contracts, warrants or other instruments evidencing any shares, option rights, securities having conversion or option rights or obligations authorized by section 2513 (relating to disparate treatment of certain persons).

      (2) A provision of an amendment or plan that offers to all holders of shares of a class or series the same option to elect certain treatment.

      (3) An amendment or plan that contains an express provision that this section shall not apply or that fails to contain an express provision that this section shall apply. The shareholders of a corporation that proposes an amendment or plan to which this section is not applicable by reason of this paragraph shall have the remedies contemplated by section 1105 (relating to restriction on equitable relief).

   (S) 1930. DISSENTERS RIGHTS.--

   (a) General rule.--If any shareholder of a domestic business corporation that is to be a party to a merger or consolidation pursuant to a plan of merger or consolidation objects to the plan of merger or consolidation and complies with the provisions of Subchapter D of Chapter 15 (relating to dissenters rights), the shareholder shall be entitled to the rights and remedies of dissenting shareholders therein provided, if any. See also section 1906(c) (relating to dissenters rights upon special treatment).

   (b) Plans adopted by directors only.--Except as otherwise provided pursuant to section 1571(c) (relating to grant of optional dissenters rights), Subchapter D of Chapter 15 shall not apply to any of the shares of a corporation that is a party to a merger or consolidation pursuant to section 1924(b)(1)(i) (relating to adoption by board of directors).

   (c) Cross references.--See sections 1571(b) (relating to exceptions) and 1904 (relating to de facto transaction doctrine abolished).

                       INTEGRATED CIRCUIT SYSTEMS, INC.
                        2435 BOULEVARD OF THE GENERALS
                        NORRISTOWN, PENNSYLVANIA 19403

              PROXY SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

     The undersigned hereby appoints Rudolf S. Gassner and Hock E. Tan, and either of them, proxies (each with full power of substitution) to vote, as indicated below and in their discretion upon such other matters as may properly come before the meeting, all shares which the undersigned would be entitled to vote at the Special Meeting of the Shareholders of the Company to
be held on          , 1999, at 10:00 a.m., local time, and at any adjournment
or postponement thereof, as indicated on the reverse side.

1. A proposal to approve and adopt the Merger Agreement as defined and described in the Proxy Statement

     [_] FOR      [_] AGAINST      [_] ABSTAIN

CONTINUED AND TO BE SIGNED ON THE REVERSE SIDE

     THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS. THIS PROXY ALSO DELEGATES DISCRETIONARY AUTHORITY WITH RESPECT TO ANY OTHER BUSINESS WHICH MAY PROPERLY COME BEFORE THE MEETING OR ANY ADJOURNMENT OR POSTPONEMENT THEREOF AND MATTERS INCIDENT TO THE CONDUCT OF THE SPECIAL MEETING.

     THE UNDERSIGNED HEREBY ACKNOWLEDGES RECEIPT OF THE NOTICE OF ANNUAL MEETING AND PROXY STATEMENT.

     PLEASE SIGN AND DATE THIS PROXY BELOW

  Date:                           , 1999
  __________________________________________

  __________________________________________

  PLEASE SIGN EXACTLY AS YOUR NAME APPEARS
  ON LEFT. WHEN SIGNING AS ATTORNEY,
  EXECUTOR, ADMINISTRATOR, GUARDIAN OR
  CORPORATE OFFICIAL, PLEASE GIVE FULL
  TITLE.